================================================================================

Prepared By and Recorded At The
Request Of:  Paul, Weiss, Rifkind,
Wharton & Garrison
1285 Avenue of the Americas
New York, New York  10019-6064
Attention: Steven Simkin, Esq.

When Recorded Return To:
Lionel Sawyer & Collins
1700 Bank of Americas Plaza
300 South Fourth Street
Las Vegas, Nevada 89101
Attention: David Whittemore, Esq.

                     AMENDED AND RESTATED RECIPROCAL
                  EASEMENT, USE AND OPERATING AGREEMENT

                                 between

                     INTERFACE GROUP - NEVADA, INC.,

                GRAND CANAL SHOPS MALL CONSTRUCTION, LLC

                                   and

                       VENETIAN CASINO RESORT, LLC

                      Dated as of November 14, 1997

                            TABLE OF CONTENTS

                                                                    Page

ARTICLE I      CONSTRUCTION OF THE VENETIAN...........................10

ARTICLE II     HVAC; ACCESS/UTILITY EASEMENTS; COMMON
               AREAS..................................................25

         A.    Central Utility Plants and New Electric Substation.....25
         B.    HVAC...................................................31
         C.    Other Reciprocal Easements.............................43
         D. Common Areas; Access Rights to Affect Maintenance and Repair; Parking Access; Emergency Access; Vertical and
               Lateral Support; Miscellaneous.........................49

ARTICLE III    COVENANTS REGARDING SECC LAND..........................60

ARTICLE IV     CONTINUOUS OPERATION OF PHASE I
               HOTEL/CASINO AND PHASE I MALL..........................68

ARTICLE V      COVENANTS REGARDING PHASE I LAND
               OPERATIONS.............................................68

ARTICLE VI     TAXES AND INSURANCE PREMIUMS...........................88

ARTICLE VII    PERMANENT PARKING......................................98

ARTICLE VIII   THE VENETIAN AND THE LIDO.............................103
         A.    Construction..........................................103
         B.    Venetian/Lido Inter-relationship and Cooperation......107
         C.    Other Covenants and Agreements........................109

ARTICLE IX     RESTRICTIVE COVENANTS.................................112

ARTICLE X      INSURANCE.............................................114

ARTICLE XI     DAMAGE OR DESTRUCTION BY FIRE OR OTHER
               CASUALTY..............................................136

ARTICLE XII    CONDEMNATION..........................................141

ARTICLE XIII   COMPLIANCE WITH LAWS..................................147

ARTICLE XIV    MISCELLANEOUS.........................................150

ARTICLE XV     ARBITRATION...........................................173

ARTICLE XVI    BILLBOARD SPACE.......................................176

Schedule I     Definitions

Schedule II    Hotel/Casino/Mall/SECC Common Area Charges

Schedule III   Parking Rules and Regulations

Exhibits

Exhibit A-1 -   The Phase I Land
Exhibit A-2 -   The Phase II Land
Exhibit B   -   The SECC Land
Exhibit C-1 -   The Mall I Airspace
Exhibit C-2 -   Retail Annex Land
Exhibit C-3 -   Additional Billboard Space
Exhibit D   -   Mall I Space
Exhibit E   -   Buffer Zone
Exhibit F   -   SECC Parking as of the Test Date
Exhibit G   -   Existing HVAC Plant
Exhibit H   -   New HVAC Plant
Exhibit I   -   The HVAC Space
Exhibit J   -   Existing Utility Equipment
Exhibit K   -   H/C Pass-through Areas, H/C-Mall Common Areas, Mall I Pass-
                through Areas, SECC Pass-through Areas, H/C Limited Common
                Areas, Mall I Limited Common Areas
Exhibit L   -   Intentionally Deleted
Exhibit M   -   Intentionally Deleted
Exhibit N   -   Intentionally Deleted
Exhibit O   -   Intentionally Deleted
Exhibit P   -   Intentionally Deleted
Exhibit Q   -   Parking Access Easements
Exhibit R   -   SECC Party Wall
Exhibit S   -   Preliminary Parking Plan
Exhibit T   -   Predevelopment Agreement
Exhibit U   -   Phase I Automobile Parking Area

                AMENDED AND RESTATED RECIPROCAL EASEMENT,
                       USE AND OPERATING AGREEMENT

            This AMENDED AND RESTATED RECIPROCAL EASEMENT, USE AND OPERATING AGREEMENT (this "Agreement") is dated as of this 14th day of November, 1997, by and among VENETIAN CASINO RESORT, LLC, a Nevada limited liability company having an address at 3355 Las Vegas Boulevard South, room 1C Las Vegas, Nevada 89109 ("Phase I LLC," in its capacity as "H/C I Owner" (as hereinafter defined) and the Owner of the Phase II Land), as successor-in-interest to Las Vegas Sands, Inc. ("LVSI"), GRAND CANAL SHOPS MALL CONSTRUCTION, LLC ("Interim Mall LLC," in its capacity as Mall I Owner), a Delaware limited liability company having an address at 3355 Las Vegas Boulevard South, room 1G, Las Vegas, Nevada 89109 and INTERFACE GROUP - NEVADA, INC., a Nevada corporation having an address at 3355 Las Vegas Boulevard South, room 1B, Las Vegas, Nevada 89109 ("Interface," in its capacity as "SECC Owner" (as hereinafter defined)).

                             R E C I T A L S

            A. WHEREAS, LVSI and Interface have entered into that certain Reciprocal Easement, Use and Operating Agreement, dated as of June 26, 1997 (the "Existing REA") which was recorded on July 3, 1997 as document number 01056 of Book 970703 and re-recorded on July 28, 1997 as document number 00576 in Book 970728 in the Recorder's Office; and

            B. WHEREAS, LVSI has transferred ownership of the Phase I Land and the Phase II Land to Phase I LLC and Phase I LLC is now the owner in fee simple of (a) that certain parcel of land located in the County of Clark, State of Nevada, as the same is more particularly described on Exhibit A-1 annexed hereto and made a part hereof (the "Phase I Land"), and (b) that certain parcel of land located in the County of Clark, State of Nevada, as the same is more particularly described in Exhibit A-2 annexed hereto and made a part hereof (the "Phase II Land"); and

            C. WHEREAS, Interface is the owner in fee simple of that certain parcel of land located in the County of Clark, State of Nevada, as the same is more particularly described on Exhibit B annexed hereto and made a part hereof (the "SECC Land"); and

            D. WHEREAS, Interface owns a certain building (i) that is used as, among other things, a convention, trade show and exposition center, (ii) that is presently commonly known as the "Sands Exposition and Convention Center" and
(iii) which is located on the SECC Land (such building, the "SECC"); and

            E. WHEREAS, LVSI, Phase I LLC and Interim Mall LLC (collectively as "Borrowers") and GMAC Commercial Mortgage Corporation ("GMAC"), The Bank of Nova Scotia as the Bank Agent, First Trust National Association as the Mortgage Notes Indenture Trustee, APJV and The Bank of Nova Scotia as the Disbursement Agent have entered into that certain Funding Agents' Disbursement and Administration Agreement, dated as of the date hereof (the "FADAA") pursuant to which Borrowers have agreed to construct, or cause to be constructed, a complex on the Phase I Land (such complex shall include, without limitation, the Phase I Hotel/Casino including, without limitation, the Congress

Facility, the New HVAC Plant, the New Electric Substation, the Phase I Automobile Parking Area and the Phase I Mall, and be referred to herein, collectively, as the "Venetian"); and

            F. WHEREAS, LVSI, Phase I LLC, the Bank Agent (as defined in the FADAA), Goldman Sachs Credit Partners L.P. and the Bank Lenders (as defined in the FADAA) have entered into a Bank Credit Agreement (the "Bank Credit Agreement"), dated as of November 14th, 1997 pursuant to which the Bank Lenders have agreed to provide certain loans to LVSI and Phase I LLC, jointly and severally, in an aggregate amount not to exceed $170,000,000 of which, subject to certain exceptions, $150,000,000 is intended to finance Project Costs (as defined in the FADAA); and

            G. WHEREAS, LVSI, Phase I LLC, Interim Mall LLC and GMAC have entered into the Credit Agreement (the "Interim Mall Credit Agreement"), dated as of November 14th, 1997, pursuant to which GMAC has agreed to provide certain loans to LVSI, Interim Mall LLC and Phase I LLC, jointly and severally, in an aggregate amount not to exceed $140,000,000 to finance Project Costs; and

            H. WHEREAS, LVSI, Phase I LLC, certain guarantors named therein and First Trust National Association, as the Initial Mortgage Notes Indenture Trustee, have entered into an Indenture, dated as of November 14th, 1997 pursuant to which LVSI and Phase I LLC will issue certain mortgage notes (the "Mortgage Notes") in an aggregate principal amount equal to $425,000,000 to finance Project Costs; and

            I. WHEREAS, LVSI, Phase I LLC, certain guarantors named therein and First Union National Bank as the Subordinated Notes Indenture Trustee have entered into a Subordinated Notes Indenture, dated as of November 14, 1997 pursuant to which LVSI and Phase I LLC will issue certain subordinated notes (the "Senior Subordinated Notes") in an aggregate principal amount equal to $97,500,000 to finance Project Costs; and

            J. WHEREAS, Goldman Sachs Mortgage Company ("GSMC"), as lender, Grand Canal Shops Mall, LLC, as borrower and Sheldon G. Adelson ("Adelson"), as guarantor have entered into the Tranche A Commitment Letter whereby GSMC has, subject to the terms, provisions and conditions thereof, agreed to make a loan in an aggregate principal amount of up to $105,000,000 to finance, in part, the acquisition of, among other things, the fee and/or leasehold estates in the Mall I Space, the Phase I Mall and the Additional Billboard Space together with any buildings and improvements constructed thereon pursuant to the Sale and Contribution Agreement; and

            K. WHEREAS, a wholly-owned subsidiary of Adelson as lender ("Junior Lender"), and Grand Canal Shops Mall, LLC have entered into a commitment letter (the "Tranche B Commitment"), whereby Junior Lender has agreed to make a loan in the aggregate principal amount of up to $35,000,000 to finance, in part, the acquisition of, among other things, the fee and/or leasehold estates in the Mall I Space, the Phase I Mall and the Additional Billboard Space together with any buildings and improvements constructed thereon pursuant to the Sale and Contribution Agreement; and

            L. WHEREAS, the Phase I Hotel/Casino will adjoin the SECC (the Phase I Land and the airspace above it, less and except the Mall I Space, sometimes being referred to herein as the "H/C I Space"; provided that after the consummation of the H/C I/ Mall I Lot Line Modifications in accordance with the terms of this Agreement, the term "H/C I Space" shall refer to the Revised H/C I Space and any area covered by any Permanent Buffer Zone Encroachment Easements granted to the H/C I Owner); and

            M. WHEREAS, in accordance with the FADAA, LVSI, Phase I LLC and Interim Mall LLC intend to do a commercial subdivision of the Venetian in order to cause a portion of the Venetian (consisting of (i) air rights with respect to, among other things, the second and mezzanine floors of the Base Building as more particularly described in Exhibit C-1 (the "Mall I Airspace"), and (ii) the portion (the "Retail Annex Land") of the Phase I Land upon which a retail annex will be constructed (as more particularly described in Exhibit C-2), to become legal parcels which are separate and distinct from the remainder of the Phase I Land and the Phase II Land capable of being conveyed in fee simple (the creation of such separate legal parcels referred to herein as the "Subdivision"); and

            N. WHEREAS, pursuant to a lease (the "Mall I Airspace/Ground Lease"), dated as of November 14, 1997, a memorandum of which was recorded prior to (but on the same day as) the recordation of this Agreement, (i) Phase I LLC, as landlord, has leased to Interim Mall LLC, as tenant (a) the Mall I Airspace and (b) the Retail Annex Land for a term of 99 years (or, if sooner, until the date on or about which the Subdivision has been effected, at which time the Mall I Airspace/ Ground Lease provides, among other things, that fee title in and to the Mall I Airspace and the Retail Annex Land shall be granted by Phase I LLC to Interim Mall

LLC), and (ii) H/C I Owner acknowledges that Mall I Owner owns the Phase I Mall during the term of such lease; and

            O. WHEREAS, (1) pursuant to that certain lease (as amended, assigned, modified, replaced or restated from time to time, the "Billboard Operating Lease") dated June 26, 1997 by and between Phase I LLC, as landlord, and B.L. International of Nevada, Inc. ("Billboard"), as tenant, Phase I LLC has leased to Billboard (i) a portion of the Mall I Airspace described in the Billboard Operating Lease and (ii) a portion of the Phase I Land described in Exhibit C-3 attached hereto and the Phase I Hotel/Casino (the property described in clause (ii) of this paragraph referred to herein as the "Additional Billboard Space") and (2) Phase I LLC, with the consent of Billboard, has assigned all of its right, title and interest under the Billboard Operating Lease to Interim Mall LLC; and

            P. WHEREAS, pursuant to a lease (the "Billboard Master Lease"), dated as of November 14th, 1997, a memorandum of which was recorded immediately prior to the recordation of this Agreement, Phase I LLC, as landlord, has leased to Interim Mall LLC, as tenant, the Additional Billboard Space for the term of the Billboard Operating Lease, as presently set forth in the Billboard Operating Lease. The Mall I Airspace/Ground Lease and the Billboard Master Lease are, collectively, the "Mall I Lease"; and

            Q. WHEREAS, for purposes of this Agreement, (a) the term "Mall I Space" shall mean, collectively, (i) the Mall I Airspace, (ii) the Retail Annex Land, and (iii) during the term of the Billboard Master Lease, the Additional Billboard Space (as any of the real property described in clauses (i)-(iii) may be adjusted in accordance with this Agreement in connection with the H/C I/Mall I Lot Line Modifications); and (iv) after the H/C I/Mall I Lot Line Modifications, any area covered by a Permanent Buffer Zone Encroachment Easement granted to the Mall I Owner; (b) the term "Phase I Mall" shall mean, collectively, any buildings or other improvements constructed in or on the Mall I Airspace from time to time and the Retail Annex Land together with any buildings or other improvements constructed thereon from time to time; and (c) the term "Mall I Owner" shall mean, at any given time, the person who then holds the right, title and interest in and to the leasehold interest under the Mall I Airspace/Ground Lease or, if the Subdivision has been effected and fee title transferred, fee title in and to the Mall I Airspace and the Retail Annex Land and for so long as the Billboard Master Lease shall be in effect, the leasehold estate in the Additional Billboard Space pursuant to the Billboard Master Lease; and

            R. WHEREAS, Phase I LLC and Interim Mall LLC intend for (i) the Mall I Airspace/Ground Lease as an encumbrance and charge upon the Mall I Airspace and the Retail Annex Land and (ii) the Billboard Master Lease as an encumbrance and charge upon the Additional Billboard Space to be subject and subordinate in all respects to the provisions of this Agreement, and Billboard further has agreed that its rights under the Billboard Operating Lease shall be subject and subordinate to the Mall I Lease; and

            S. WHEREAS, the Mall I Airspace/Ground Lease provides, and Phase I LLC and Interim Mall LLC have agreed, that at such time as the Subdivision has been effected and the tenant under the Mall I Airspace/Ground Lease shall become the fee owner of the Mall I Airspace and the Retail Annex Land, the Mall I Airspace/Ground Lease thereafter shall terminate as to the Mall I Airspace and the Retail Annex Land; and

            T. WHEREAS, the Billboard Operating Lease was subordinated to the Billboard Master Lease and the Mall I Airspace/Ground Lease; and

            U. WHEREAS, in accordance with the provisions of a Sale and Contribution Agreement (the "Sale and Contribution Agreement"), dated as of November 14th, 1997, among Phase I LLC and Interim Mall LLC, as Seller, and Grand Canal Shops Mall, LLC, as Purchaser, Interim Mall LLC has agreed to convey or assign, as the case may be (A) either (i) if the Subdivision shall have been implemented prior to the Mall Release Date, its fee interest in and to the Mall I Airspace, the Retail Annex Land and any buildings and improvements constructed therein and thereon or (ii) if the Subdivision shall not have been implemented prior to the Mall Release Date, all its right, title and interest in and to (x) the Mall I Airspace/ Ground Lease and (y) any buildings and improvements constructed in and on the Mall I Airspace and the Retail Annex Land, (B) all its right, title and interest in and to the Billboard Master Lease, and (C) all its right, title and interest in and to the Billboard Operating Lease and all other Leases affecting the Mall I Space to Grand Canal Shops Mall, LLC on the Mall Release Date; and

            V. WHEREAS, subject to any limitation set forth in the FADAA and to any rights of any Mortgagee under its loan documents, Phase I LLC may transfer the Phase II Land to an affiliate ("Phase II LLC") for the construction and operation of a complex (such complex shall include, without limitation, the hotel, casino and retail facility to be located on the Phase II Land and the Phase II Automobile Parking Area, collectively, the "Lido"); and

            W. WHEREAS, Phase II LLC may transfer, lease, or lease and subsequently transfer, any portion of the Lido to be used for retail and/or restaurant uses (the "Mall II Space") to Mall II LLC, an affiliate, for the construction and operation of a retail and/or restaurant facility located therein (the "Phase II Mall"); and

            X. WHEREAS, for purposes of this Agreement, the "H/C II Space" shall mean the Phase II Land and any buildings and improvements located thereon; and

            Y. WHEREAS, for purposes of this Agreement (a) the term "SECC Owner" shall mean, at any given time, the Person who then holds fee title to the SECC Land, (b) the term "H/C I Owner" shall mean, at any given time, the Person who then holds fee title to the H/C I Space, (c) the term "H/C II Owner" shall mean, at any given time, the Person who then holds fee title to the H/C II Space, and
(d) the term "Mall II Owner" shall mean, at any given time, the Person who then holds fee title to the Mall II Space; and

            Z. WHEREAS, Phase I LLC (in its respective capacities as owner of the Phase I Land and the Phase II Land), Interface (as owner of the SECC Land) and Interim Mall LLC (as Mall I Owner) desire to amend and restate the Existing REA and to grant to each other and their respective assignees (including, without limitation, Grand Canal Shops Mall, LLC, Phase II LLC and Mall II LLC) certain rights and easements in connection with the use and operation of the Phase I Land, the Phase II Land, the Mall I Space, the SECC Land, and any buildings and improvements constructed on or in any of the foregoing from time to time, and to make certain other covenants and agreements, all as hereinafter more particularly set forth.

                          W I T N E S S E T H :

            NOW THEREFORE, in consideration of the covenants and easements herein made and granted, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing REA is amended and restated in its entirety to read as follows:

                                ARTICLE I

                      CONSTRUCTION OF THE VENETIAN

            1.    Subdivision.

                  (a) H/C I Owner, H/C II Owner, Mall I Owner and Mall II Owner agree, for the benefit of the others to cooperate in good faith and do all things necessary in order to effect the Subdivision in accordance with Legal Requirements as soon as reasonably possible following the date of this Agreement (it being understood that this Agreement shall continue in full force and effect even if such Subdivision does not occur).

                  (b) SECC Owner agrees, for the benefit of H/C I Owner and Mall I Owner, that it shall cooperate with H/C I Owner and Mall I Owner to the extent expressly set forth herein (or otherwise reasonably requested by H/C I Owner or Mall I Owner) to effect the Subdivision; it being understood, however, that

(i) SECC Owner shall not be required to incur any expense (other than any de minimis expense or other reasonable expense with respect to which reimbursement arrangements satisfactory to SECC Owner will be agreed upon prior to such time as SECC Owner will be required to incur such expense) in connection with any such cooperative efforts and (ii) SECC Owner shall not be required to undertake any action which reasonably could be expected to interfere with the operation of its business at the SECC (other than to a de minimis extent).

            2.    Construction in accordance with FADAA.

                  (a) The FADAA provides for the construction in accordance with the provisions contained therein of the Venetian, including without limitation, the Base Building, the Limited Common Areas, all Pass-through Areas and H/C-Mall Common Areas necessary for the use and operation of the Phase I Mall in accordance with the provisions of this Agreement. Until such time as Final Completion has occurred in accordance with the provisions of the FADAA, in the event Final Completion has not been achieved as a consequence of a default by H/C I Owner under the FADAA, Mall I Owner shall have the right to enter the Phase I Land and any improvements constructed thereon and perform or cause to be performed H/C I Owner's obligations under the FADAA to construct the Venetian, including without limitation the Base Building, the Limited Common Areas, all Pass-through Areas and H/C-Mall Common Areas; provided, however, that Mall I Owner shall exercise its rights under this Section 2(a) in a manner which shall not interfere (other than to a de minimis extent) with the use or operation of the H/C I Space and/or any improvements located thereon to any greater extent than if such construction was accomplished by H/C I Owner.

                  (b) H/C I Owner agrees for the benefit of Mall I Owner that Mall I Owner shall have the right to enter the H/C I Space in order to complete and install the improvements contemplated by the FADAA to be constructed in the Mall I Space. These rights shall be exercised in accordance with the provisions of the FADAA in a manner which shall not interfere (except to a de minimis extent) with the use or operation of the H/C I Space and/or any improvements located thereon to any greater extent than if such construction were accomplished by H/C I Owner.

                  (c) Mall I Owner agrees for the benefit of H/C I Owner that H/C I Owner shall have the right to enter the Mall I Space and any improvements located therein in order to complete and install the improvements contemplated by the FADAA to be constructed in the H/C I Space and the Mall I Space. These rights shall be exercised in accordance with the provisions of the FADAA in a manner which shall not interfere (other than to a de minimis extent) with the use or operation of the Mall I Space and/or any improvements located therein.

                  (d) SECC Owner agrees for the benefit of H/C I Owner and Mall I Owner, that it shall cooperate with H/C I Owner and Mall I Owner to the extent expressly set forth herein (or otherwise reasonably requested by H/C I Owner or Mall I Owner) to effect the construction of the Venetian; it being understood, however, that (i) SECC Owner shall not be required to incur any expense (other than any de minimis expense or other reasonable expense with respect to which reimbursement arrangements satisfactory to SECC Owner will be agreed upon prior to such time as SECC Owner will be required to incur such expense) in connection with any such cooperative efforts and (ii) SECC Owner shall not be required to undertake any action which reasonably could be expected to interfere with the operation of its business at the SECC (other than to a de minimis extent).

                  (e) The obligations of the Parties set forth in this Section 2 shall expire upon Final Completion (as defined in the FADAA); provided, however, that the rights of any Party to reimbursement for costs incurred in exercising its rights under this Section 2 prior to Final Completion pursuant to Section 9(a) of Article XIV and to impose a lien on the defaulting Party's Lot to secure such costs pursuant to Section 9(b) of Article XIV shall survive the Final Completion Date.

                  (f) Upon the reasonable request of H/C I Owner, SECC Owner shall grant to H/C I Owner a temporary license to (a) use in connection with the construction of the Venetian any vacant portions of the SECC Land and (b) erect scaffolding at the SECC, in each case, provided that the exercise of such license shall not result in any interference with the use, operation or enjoyment of the SECC by SECC Owner (and the conduct by SECC Owner of its business at the SECC), the Temporary Parking Facilities, the Utility Equipment and the Existing HVAC Plant (other than to a de minimis extent).

            3. Construction Buffer Zone; Post Modification Encroachments. H/C I Owner and Mall I Owner further agree, for the benefit of the other, as follows:

                  (a) Notwithstanding the description of the Mall I Space set forth on Exhibit D, H/C I Owner and Mall I Owner acknowledge that in implementing the construction contemplated by the FADAA: (i) the Integral H/C I

Improvements may encroach to some extent (and subject to the limitations set forth in the FADAA) into that portion of the Mall I Space that is within the areas (the "Buffer Zone") depicted on Exhibit E (any such encroachment referred to herein as the "H/C I Improvements Buffer Zone Encroachment"); and (ii) the Integral Mall I Improvements may encroach to some extent (and subject to the limitations set forth in the FADAA) into that portion of the H/C I Space that is within the Buffer Zone (any such encroachment referred to herein as the "Mall I Improvements Buffer Zone Encroachment," and together with the H/C I Improvements Buffer Zone Encroachments, the "Buffer Zone Encroachments"). H/C I Owner and Mall I Owner agree and consent to the Buffer Zone Encroachments and grant to each other easements ("Buffer Zone Encroachment Easements") over those portions of the H/C I Space and the Mall I Space within the Buffer Zone for the purposes of same. H/C I Owner and Mall I Owner shall each use their best efforts to, and shall cooperate with each other to, effectuate, to the maximum extent permitted in compliance with all Legal Requirements, the modification of the lot lines of the H/C I Space and the Mall I Space, or, if the Subdivision shall not have been implemented at such time, the modification of the description of the leased premises under the Mall I Lease, so that, after giving effect to such modification (i) the boundaries of the Mall I Space shall include all of the Integral Mall I Improvements (the Mall I Space, as so modified, referred to herein as the "Revised Mall I Space"), (ii) the boundaries of the H/C I Space shall include all of the H/C I Integral Improvements (the H/C I Space, as so revised, referred to herein as the "Revised H/C I Space"), (iii) if the Subdivision shall have been implemented at such time, the Revised Mall I Space shall constitute one or more separate, legal parcels, which parcels shall also constitute one or more tax parcels which shall not include, or comprise a portion of, any other property, and (iv) if the Subdivision shall have been implemented at such time, the Revised H/C I Space shall constitute one or more separate, legal parcels, which parcels shall not include, or comprise a portion of, any other property (the "H/C I/ Mall I Lot Line Modifications").

                  (b) In order to accomplish the H/C I/Mall I Lot Line Modifications as aforesaid, the Parties hereto shall use the means (e.g., resubdivision, parcel map modification, lot line adjustment or, if the Subdivision shall not have been implemented at such time, modification of the description of the leased premises set forth in the Mall I Lease) that are reasonably expedient under the circumstances. The costs of the H/C I/Mall I Lot Line Modifications shall be equitably apportioned by the agreement of the Parties hereto. H/C I Owner and Mall I Owner shall endeavor in good faith to complete the H/C I/Mall I Lot Line Modifications prior to the Completion Date, it being understood, however, that if H/C I/Mall I Lot Line Modifications do not occur by such date, then the H/C I Owner and the Mall I Owner shall continue to pursue the H/C I/Mall I Lot Line Modifications to the extent reasonably requested by either such Owner or any Mortgagee of the Phase I Land or of the Mall I Space. Additionally, promptly after the consummation of the H/C I/ Mall I Lot Line Modifications, the Parties hereto shall execute and deliver to each other, and record in the Recorder's Office, an amendment to this Agreement reflecting the termination of the Buffer Zone Encroachment Easements, and the other rights, interests, agreements and obligations created or imposed by or under this Section 3, except as provided in subsection 3(c) below.

                  (c) Until the H/C I/Mall I Lot Line Modifications are effected, or if after the H/C I/Mall I Lot Line Modifications are effected portions of the H/C I Integral Improvements continue to encroach into the Mall I Space or portions of the Mall I Integral Improvements continue to encroach onto the H/C I Space, then the following provisions shall apply:

                      (i) Mall I Owner agrees that the Buffer Zone Encroachment Easements granted to the H/C I Owner shall continue to the extent of the continuing H/C I Improvements Buffer Zone Encroachment, and, for so long as such H/C I Improvements Buffer Zone Encroachment (or any replacement thereof) shall continue;

                     (ii) H/C I Owner agrees that the Buffer Zone Encroachment Easements granted to the Mall I Owner shall continue to the extent of the continuing Mall I Improvements Buffer Zone Encroachment, and for so long as such Mall I Improvements Buffer Zone Encroachment (or any replacement thereof) shall exist;

                    (iii) The Buffer Zone Encroachment Easements which continue to exist after implementation of the H/C I/Mall I Lot Line Modifications in accordance with this Section 3(c) shall be referred to herein as the "Permanent Buffer Zone Encroachment Easements";

                     (iv) H/C I Owner and Mall I Owner shall endeavor, as expeditiously as reasonably possible following the H/C I/Mall I Lot Line

      Modifications, to confirm the precise boundaries of said Permanent Buffer Zone Encroachment Easements and to memorialize the same by a recorded agreement executed by each such Owner;

                      (v (1) Mall I Owner hereby grants to H/C I Owner an
            easement to enter on or into those portions of the Phase I Mall and the Mall I Space burdened by the Buffer Zone Encroachment Easement in each instance to the extent reasonably necessary (i) to gain access to the H/C I Space and/or the Phase I Hotel/Casino and any and all fixtures, fittings, equipment and building systems from time to time located therein (including the New Electric Substation, the New HVAC Plant and any improvements related thereto) for the maintenance, repair or restoration of or to the same and (ii) to perform maintenance obligations imposed upon H/C I Owner under this Agreement, but for no other reason or purpose, except as otherwise provided in this Agreement. H/C I Owner, in exercising its rights under this Section 3(c), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of the Phase I Mall and Mall I Owner's business at the same. Before H/C I Owner undertakes any such maintenance, repairs or restoration that requires H/C I Owner to enter upon any material portion of the Mall I Space, H/C I Owner shall give reasonable prior notice to Mall I Owner, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable); provided that the failure to give any such notice shall not constitute a default hereunder.

                        (2) H/C I Owner hereby grants to Mall I Owner an
            easement to enter on or into those portions of the Phase I Hotel/Casino and the H/C I Space burdened by the Buffer Zone Encroachment Easement in each instance to the extent reasonably necessary (i) to gain access to the Mall I Space, the Phase I Mall and any and all fixtures, fittings, equipment and building systems from time to time located therein or thereon for the maintenance, repair or restoration of or to the same, and (ii) to perform any maintenance obligations imposed upon Mall I Owner under this Agreement, but for no other reason or purpose, except as otherwise provided in this Agreement. Mall I Owner, in exercising its rights under this Section 3(c), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of the H/C I Space and the H/C I Owner's business at the same. Before Mall I Owner undertakes any such maintenance, repairs or restoration that requires Mall I Owner to enter upon any material portion of the H/C I Space and/or the Phase I Hotel/Casino are effectuated, Mall I Owner shall give reasonable prior notice to H/C I Owner, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable); provided that failure to give any such notice shall not constitute a default hereunder.

                     (vi) Each Owner of property encumbered by a Buffer Zone Encroachment Easement under this Section 3 may relocate any such easement on its parcel at its sole cost and expense provided that such relocation:
      (1) does not cause any interruption in the utilization of the easement by the Owner of the dominant tenement for the affected easement (except de minimis interruptions, as to degree or time, which shall be scheduled by agreement with the Owner of the dominant tenement for the affected easement); (2) does not diminish the capacity or efficiency of such easement (excepting de minimis effects); and (3) will not interfere (except to a de minimis extent) with the maintenance, use or operation of the dominant tenement or the conduct of its Owner's business thereat.

                  (d) To the extent the H/C I/Mall I Lot Line Modifications shall affect space held in leasehold rather than fee, H/C I Owner and Mall I Owner shall enter into such lease amendments as are reasonable and necessary to implement the provisions of the foregoing Section 3(c).

                  (e) Prior to effecting the H/C I/Mall I Lot Line Modifications, H/C I Owner and Mall I Owner shall engage, at their shared expense, an Independent Expert who shall deliver a written statement to each of the Mortgagees of the Mall I Space and the H/C I Space certifying that (A) (i) the final boundaries of the Revised Mall I Space and the Revised H/C I Space,
(ii) the final boundaries of any Buffer Zone Encroachment Easements or Permanent Buffer Zone Encroachment Easements effected pursuant to this Section 3, and
(iii) any other changes to the Mall I Space and/or the H/C I Space effected pursuant to this Section 3 satisfy the requirements of this Section 3, and (B) the terms of any documents to be entered into to memorialize the H/C I/Mall I Lot Line Modifications or to terminate or memorialize any Buffer Zone Encroachment Easements or Permanent Buffer Zone Encroachment Easements are commercially reasonable and satisfy the requirements of this Section 3.

            4.    Temporary Parking.

                  (a) H/C I Owner hereby grants to SECC Owner an easement and right to use parking areas and related facilities and improvements in connection with the operation of the SECC and its business at the SECC at all times during the period from the Commencement Date through the date (the "Phase I Garage Opening Date") of completion, of construction of the Phase I Automobile Parking Area and of all roadways, walkways and other facilities and improvements to be constructed together with such Phase I Automobile Parking Area, in each case in accordance with the provisions of Article VII hereof, including, without limitation, the obtaining of all permits and approvals necessary in connection with the use of such Phase I Automobile Parking Area and such facilities and improvements. The parking areas and related facilities and improvements which the SECC Owner shall have the right to use during such period shall (i) provide SECC Owner the exclusive right to use, for the parking of motor vehicles, at least 800 parking spaces (the "Temporary Parking Spaces") on the Phase I Land; and (ii) be generally comparable (or more beneficial to SECC Owner), in location and all other material respects, to the parking serving the SECC on or about April 1, 1997 (the "Test Date") as depicted on Exhibit F. Without limiting the generality of the foregoing, all of the parking areas described in the immediately preceding sentence shall contain, or H/C I Owner shall otherwise make available to SECC Owner, and, in either case, H/C I Owner hereby grants to SECC Owner (or in the case of off-site parking spaces, shall cause to be granted to SECC Owner), a non-exclusive easement, lease or license and right to use, such paving, curbing, walkways, roadways, traffic control devices, barriers, signage, lighting and other facilities and improvements as are reasonably necessary or desirable in connection with the use of such parking areas in connection with the operation of SECC Owner's business at the SECC, including, without limitation, such of the foregoing as are reasonably necessary or desirable in order to provide pedestrian and vehicular access (i) between the parking areas and the SECC and (ii) between the parking areas and any streets or roads (public or private) adjoining, directly or indirectly, such parking areas. Notwithstanding anything herein to the contrary, if on the earlier to occur of
(i) June 26, 2000 and (ii) the first date on which H/C I Owner is no longer diligently pursuing the financing, design, planning or completion of the construction of the Phase I Automobile Parking Area, H/C I Owner shall supply to SECC Owner, located on the Phase I Land, parking spaces and ancillary improvements and facilities and rights which are necessary with respect thereto, that are sufficient, in all respects, to permit SECC Owner and the SECC to comply with all applicable Legal Requirements relating to parking or parking spaces. The Temporary Parking Spaces and other rights, easements, interests, improvements and facilities described in this Section 4(a) shall be collectively referred to as the "Temporary Parking Facilities."

                  (b) If, at any time, the provision of the Temporary Parking Facilities then being provided by H/C I Owner becomes impractical in light of the requirements of H/C I Owner's contractors or otherwise in connection with the construction or operation of or Alterations to the Venetian, the Lido and/or any improvements related thereto, then H/C I Owner shall be entitled to relocate and/or modify such Temporary Parking Facilities provided that (i) after giving effect to such relocation and/or modification, as applicable, H/C I Owner shall remain in compliance with its obligations under Sections 4(a) and 4(c) and (ii) such modification and/or relocation, as applicable, shall not cause any interruption or interference (other than a de minimis interruption or interference) with the operation of SECC Owner's business at the SECC.

                  (c) The Temporary Parking Facilities shall be provided and maintained at the sole cost and expense of H/C I Owner, without charge to the SECC, or SECC Owner; provided, however, that, during such period of time (the "Temporary Parking Facilities Term") that SECC Owner shall be entitled to use any such Temporary Parking Facilities, SECC Owner shall pay to H/C I Owner on or before the first (1st) day of each month a monthly fee of Twelve Thousand Five Hundred Dollars ($12,500.00) ("SECC Owner's Parking Expense Share") as reimbursement to H/C I Owner for the cost of the ordinary maintenance, security and repair of such Temporary Parking Facilities. Maintenance, security and repairs at the Temporary Parking Facilities shall be provided by H/C I Owner. Subject to the provisions of Section 3 of Article V hereof, during the Temporary Parking Facilities Term, H/C I Owner shall pay, prior to delinquency thereof, all Taxes relating to the

Temporary Parking Facilities and shall maintain the Temporary Parking Facilities in good condition and repair. During the Temporary Parking Facilities Term, SECC Owner shall be permitted, at its option, to charge its Permittees a fee or other charge for the use of the Temporary Parking Facilities and retain such fees and other charges for SECC Owner's own account and in no event shall H/C I Owner be entitled to any portion of any such fees or other charges.

            5. Third Party Warranties/Liquidated Damages; Recoveries on Adelson Completion Guaranty.

                  (a) The Owners acknowledge and agree that all Third Party Warranties shall, to the extent separately enforceable by a particular Owner with respect to improvements within its Lot, belong to such Owner and shall be enforceable by that Owner. To the extent that a particular Third Party Warranty pertains to improvements in more than one Lot, and cannot be separately assigned, the Owner possessing rights to enforce such Third Party Warranty (the "Third Party Warranty Owner") shall take such steps as any other Owner whose property is benefitted by such Third Party Warranty (a "Requesting Warranty Owner") from time to time reasonably may request in order to permit the Requesting Warranty Owner to receive the benefits thereof, so long as the Requesting Warranty Owner reimburses the Third Party Warranty Owner for all reasonable costs associated therewith (to the extent fairly allocable to the requests made by the Requesting Warranty Owner) and otherwise takes steps reasonably requested by the Third Party Warranty Owner to assure that the Third Party Warranty Owner shall not be exposed to unreimbursed liability as a consequence of taking the steps requested by the Requesting Warranty Owner.

                  (b) Notwithstanding the provisions of clause (a) above, until Final Completion, the Third Party Warranties shall be enforced, and Liquidated Damages shall be applied, in accordance with the terms of the FADAA.

                  (c) Following Final Completion, Liquidated Damages shall be collected by Trustee, who shall apply such amounts as follows:

                      (i) First, to pay the costs of repair, restoration or upgrade, as the case may be, of the affected portion of the Phase I Hotel/Casino and/or the Phase I Mall, as the case may be, which gave rise to the Liquidated Damages, to the extent not previously paid. Any payments pursuant to this clause (i) shall be subject to satisfaction of conditions substantially equivalent to those applicable to disbursements of insurance proceeds collected after Final Completion, as set forth in Section 12
      Article X.

                     (ii) Thereafter, any additional amounts shall be paid to the H/C I Owner until such time as any amounts owed on the Adelson Completion Guaranty Loan as of Final Completion have been paid in full (which amounts shall be applied in accordance with the terms of the FADAA); and

                    (iii) Thereafter, such funds shall be apportioned between the Owners in an equitable manner.

                  (d) If H/C I Owner and Mall I Owner shall be unable to agree on the equitable apportionment of such Liquidated Damages, then the Owners shall engage an Independent Expert to determine such apportionment pursuant to the provisions of Section 15 of Article XIV.

                  (e) Unless otherwise agreed in writing by each Mortgagee, all payments and other recoveries on the Adelson Completion Guaranty shall be handled in accordance with the FADAA.

                               ARTICLE II

              HVAC; ACCESS/UTILITY EASEMENTS; COMMON AREAS
      A.    Central Utility Plants and New Electric Substation.

            1.    Existing HVAC Plant.

                  (a) A central utility plant owned by SECC Owner (the "Existing HVAC Plant"), which currently provides heating, ventilation and air-conditioning to the SECC, is currently located on a portion of the Phase I Land, as depicted on Exhibit G.

                  (b) H/C I Owner hereby grants to SECC Owner such easements and rights as are reasonably necessary to permit the continued maintenance and existence, repair, removal, replacement, use and operation of the Existing HVAC Plant and the related ducts, conduits, pipes, cables, utility lines and other equipment (collectively, the "HVAC Easement"). H/C I Owner shall conduct its construction activities with respect to the Venetian and any other improvements on the Phase I Land and any use and operation of any of the foregoing after completion of construction of the same, in such a manner as not to interfere (other than to a de minimis extent) with such existence, repair, maintenance, removal, replacement, use or operation. Before any such maintenance, repair, replacement or removal of the Existing HVAC Plant is effectuated, SECC Owner shall give reasonable prior notice to H/C I Owner, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable), and SECC Owner shall, in performing any such work, use commercially reasonable efforts to minimize interference with the Phase I Land or any improvements constructed thereupon; provided that the failure to give any such notice shall not constitute a default hereunder or require SECC Owner to demolish or remove any portion of the Existing HVAC Plant. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall prohibit or restrict, or shall be deemed to prohibit or restrict, SECC Owner from using, maintaining and operating the Existing HVAC Plant as used, maintained and operated on or about the Test Date.

                  (c) H/C I Owner and SECC Owner agree that the easements and rights granted under this Part A Section 1 of this Article II shall terminate and be revoked on the later to occur (such later date, the "Existing HVAC Plant Termination Date") of (i) the completion of the construction of the New HVAC Plant to be constructed on a portion of the Phase I Land as depicted on Exhibit H and the related ducts, conduits, pipes, cables, utility lines and other equipment in accordance with Legal Requirements, the Initial ESA's and the FADAA (provided that, without SECC Owner's consent, no changes to the plans and specifications relating to the New HVAC Plant shall be made that would have an adverse impact (other than to a de minimis extent) on the heating, ventilating and air conditioning service to be provided to SECC Owner (or that would increase (other than to a de minimis extent) the cost thereof to SECC Owner)), (ii) the connection of the New HVAC Plant to the SECC, and (iii) the commencement of the operation of the same in accordance with the Initial ESA entered into between the SECC and APJV. On or after the Existing HVAC Plant Termination Date, the Existing HVAC Plant may be dismantled and demolished by H/C I Owner at its sole cost and expense; provided, however, that at the time such dismantling and demolition, H/C I Owner shall remove and dispose of any and all asbestos, whether friable or non-friable, and/or asbestos-containing material in accordance with all applicable Legal Requirements, including, without limitation, environmental laws.

                  (d) Notwithstanding anything to the contrary contained herein, H/C I Owner shall not be obligated to SECC Owner to construct the New HVAC Plant so long as (x) H/C I Owner continues to make the HVAC Easements available to SECC Owner for the use and operation of the Existing HVAC Plant as provided in this Agreement and (y) the provisions of Part A.1. of this Article II shall otherwise be in full force and effect.

            2.    New Electric Substation.

                  (a) The FADAA contemplates the construction on the Phase I Land of a new electric substation (the "New Electric Substation"), which plant would distribute electric service to the Venetian (including the Phase I Mall), the Lido (including the Phase II Mall) and the SECC (provided that without SECC Owner's Consent, no changes to the plans and specifications relating to the New Electric Substation shall be made that would have an adverse impact (other than to a de minimis extent) on the electric service to be provided to the SECC (or that would increase (other than to a de minimis extent) the cost thereof to the SECC Owner)).

                  (b) H/C I Owner hereby grants to SECC Owner and Mall I Owner such easements in, on, over, under, across and through the Phase I Land and the Phase II Land and any improvements constructed or to be constructed thereon as are necessary or commercially appropriate for the SECC and the Phase I Mall to receive electricity from the New Electric Substation and all of its related ducts, conduits, pipes, cables, utility lines and other equipment. In utilizing such easement rights, SECC Owner and Mall I Owner shall not interfere (other than to a de minimis extent) with the use and/or operation of the H/C I Space and any improvements constructed thereon or therein. H/C I Owner hereby grants to Mall I Owner and/or SECC Owner such easements in, on, over, under, across and through the Phase I Land and the Phase II Land and any improvements constructed or to be constructed thereon as shall be necessary or commercially appropriate from time to time to allow any public utility or any reasonably experienced and competent electricity provider to distribute electricity to such Owner.

                  (c) SECC Owner hereby grants to H/C I Owner and Mall I Owner such easements in, on, over, under, across and through the SECC Land and any improvements constructed or to be constructed thereon as are necessary or commercially appropriate to (i) in the case of H/C I Owner, construct and operate and (ii) in the case of Mall I Owner, to receive electricity from the New Electric Substation and all of its related ducts, conduits, pipes, cables, utility lines and other equipment. H/C I Owner and Mall I Owner shall utilize their easement rights in such a manner as not to interfere (other than to a de minimis extent) with the use and/or operation of the SECC Land and any improvements thereon.

                  (d) Mall I Owner hereby grants to H/C I Owner and SECC Owner such easements in, on, across and through the Mall I Space and any improvements constructed or to be constructed thereon as are necessary or commercially appropriate to (i) in the case of H/C I Owner, construct and operate and (ii) in the case of Mall I Owner, receive electricity from the New Electric Substation and all of its related ducts, conduits, pipes, cables, utility lines and other equipment. H/C I Owner and SECC Owner shall utilize their easement rights in such a manner as not to interfere (other than to a de minimis extent) with the use and/or operation of the Mall I Space and any improvements therein or thereon.

                  (e) H/C I Owner agrees for the benefit of Mall I Owner and SECC Owner to cause the maintenance, repair and restoration of the New Electric Substation; provided, however, that H/C I Owner can satisfy its obligations under this Section 2(e) by (i) engaging an appropriately experienced and competent third party operator to maintain, repair and restore the New Electric Substation and (ii) using commercially reasonable efforts to enforce such operator's obligations so to maintain, repair and restore (and replacing such operator with another appropriately experienced and competent third party operator if any such operator fails to perform its obligations) in which event H/C I Owner shall not be liable to Mall I Owner or to SECC Owner for consequential damages arising out of such third party's repair, maintenance and/or restoration of the New Electric Substation except to the extent such damages result from H/C I Owner's negligence or willful misconduct.

                  (f) The cost of maintaining, repairing and restoring the New Electric Substation shall be shared by each Owner in accordance with the provisions of Section 3 of Article V.

                  (g) H/C I Owner agrees for the benefit of Mall I Owner and SECC Owner that, if H/C I Owner shall fail to perform its obligations under the preceding Section 2(e), each of Mall I Owner and SECC Owner shall have the right to enter the Phase I Land and any improvements constructed thereon and perform or cause to be performed H/C I Owner's obligations under Section 2(e).

                  (h) Each Owner of a servient tenement may relocate any of the easements granted in the preceding subsections (b), (c) and (d) at its sole cost and expense; provided that such relocation: (1) does not cause any interruption in the utilization of the easement by the Owner of the dominant tenement for the affected easement (except de minimis interruptions, as to degree or time, which shall be scheduled by agreement with the Owner of the dominant tenement for the affected easement); (2) does not diminish the capacity or efficiency of such utility easement (excepting de minimis effects); and (3) will not make it more difficult or more expensive for the Owner of the dominant tenement with respect to the easement to use, maintain, repair, or replace the utility lines or equipment in question, unless, in the case of increased expense, the Owner of a servient tenement, at the time of such adverse relocation, agrees to bear any future additional costs arising from such relocation.

                  (i) The exact location of the easements granted in the preceding subsections (b), (c) and (d) shall be agreed upon by the Parties and the

Electricity Provider in good faith; provided that, in any event, each such easement shall be located in such a commercially appropriate location on the burdened property as to minimize, to the extent reasonably possible, interference with the construction, use and operation of such property and the buildings and other improvements from time to time located thereon. The Parties shall endeavor, as expeditiously as reasonably possible following the Completion Date, to confirm the precise boundaries of such easements and to memorialize the same by a recorded agreement executed by each such Owner of a burdened property and the Electricity Provider.

                  (j) Mall I Owner and SECC Owner agree for the benefit of H/C I Owner that H/C I Owner may grant easement rights to H/C II Owner and Mall II Owner comparable to those rights granted in the preceding subsection (b); provided, that no such grant shall adversely affect (except to a de minimis extent) the electricity service that is otherwise required to be provided to Mall I Owner or SECC Owner or increase (except to a de minimis extent) the cost of the same.

                  (k) H/C I Owner, Mall I Owner and SECC Owner each agree for the benefit of the other to (a) enter into commercially reasonable and appropriate agreements with and (b) grant necessary and appropriate easements to Electricity Provider in order to implement the provisions of this Section 2.

      B.    HVAC.

            1. HVAC Ground Lease. H/C I covenants to SECC Owner, Mall I Owner, H/C II Owner and Mall II Owner that it shall enter into a ground lease (the "HVAC Ground Lease") whereby H/C I Owner, as lessor shall lease to APJV as lessee the real property (the "HVAC Space") together with any buildings and improvements constructed thereon more particularly described on Exhibit I for the APJV Term to be used exclusively for the operation, maintenance and repair by APJV of the New HVAC Plant and the HVAC Facilities; provided however that:

                  (a) H/C I Owner shall have the right to relocate the New HVAC Plant, subject to the requirement that, without a Serviced Owner's consent, the relocation shall not interfere with or affect the heating, ventilating and air conditioning service required to be provided to such Serviced Owner pursuant to its ESA (except to a de minimis extent) or result in any additional cost or expense to such Serviced Owner; and

                  (b) During the APJV Term, APJV shall maintain, repair and restore the New HVAC Plant in accordance with the provisions of the Initial ESA's. From and after the expiration of the APJV Term, the Substitute HVAC Operator shall (i) maintain, repair and restore the New HVAC Plant and the HVAC Facilities, and (ii) to the extent not covered pursuant to the property damage insurance required to be carried in accordance with the provisions of Article X, shall procure replacement cost property damage insurance covering the New HVAC Plant and the HVAC Facilities and any other insurance equivalent to that which APJV was required to maintain under the initial ESA's

            2.    Admission of New Serviced Owners.

                 (a) Mall I Owner, SECC Owner, H/C I Owner, H/C II

Owner and Mall II Owner each agree that H/C I Owner shall have the right to admit the H/C II Owner and/or the Mall II Owner as a Serviced Owner upon the request of H/C II Owner and/or Mall II Owner, subject to the following conditions:

                      (i) The proposed new Serviced Owner shall have delivered
            to each then existing Serviced Owner the following:

                        (1) Evidence reasonably satisfactory to such existing
            Serviced Owner that the admission of H/C II Owner or Mall II Owner, as the case may be, as a Serviced Owner, and the provision of heating, ventilating and air conditioning services to the new Serviced Owner thereafter, shall not reduce or otherwise detrimentally affect the heating, ventilating and air conditioning service required to be provided to any existing Serviced Owner pursuant to the provisions of its Initial ESA in any material respect.

                        (2) A copy of a ESA executed by the proposed new
            Serviced Owner and the HVAC Operator, which shall provide in substance that:

                        (A) The existing Serviced Owners shall not be required to bear any costs associated with servicing the proposed new Serviced Owner in addition to the existing Serviced Owners (including without limitation the cost of improving or upgrading the HVAC Facilities);

                        (B) The ESA entered into by the proposed new Serviced Owner (each, a "New Serviced Owner ESA") shall have the same Scheduled Termination Date as that applying under the ESA's executed between the HVAC Operator and the then existing Serviced Owners.

                        (C) From and after admission of a Serviced Owner through the Scheduled Termination Date, the proposed new Serviced Owner shall bear:

                              (x) its "Proportionate Share" (as such term is defined in the Owner's Qualifying ESA); and

                              (y) 100% of any "Other Facilities Capacity
            Payment" (as such term is defined in the Owner's Qualifying ESA) attributable to any Other Facilities (as such term is defined in the Owner's Qualifying ESA) including any Metering Equipment installed for the benefit of the New Serviced Owner.

                        (D) The New Serviced Owner's ESA shall not have any terms which are materially different from those in the Qualifying ESA's between the HVAC Operator and the then existing Serviced Owners, if the same would interfere with or affect the heating, ventilating and air conditioning service required to be provided to the existing Serviced Owners pursuant to their ESA's (except to a de minimis extent) or result in any additional cost or expense to such Serviced Owners.

                     (ii) The rights of H/C II Owner and Mall II Owner to become Serviced Owners shall terminate on the fifth (5th) anniversary of the Final Completion Date if not duly exercised on or before such date.

                  (b) Each Serviced Owner agrees that should H/C II Owner or Mall II Owner elect to be admitted as a Serviced Owner as provided above, such

Serviced Owner shall permit the new Serviced Owner to lay utility lines connecting the improvements on its Lot to the New HVAC Plant; provided that:

                      (i) Such utility lines shall be located within easements to be granted in connection therewith and with the prior written approval of the burdened Owner; provided that such burdened Owner shall not unreasonably withhold, delay or condition any such approval to the extent that the desired location of the easement in question does not (1) interfere with the use or operation of the burdened lot and/or the improvements therein (other than to a de minimis extent), (2) adversely affect the value of such space and/or improvements (other than to a de minimis extent) and/or (3) impose any material obligation on the burdened Owner and/or the improvements located on the burdened lot, (other than the granting of the easement in question); in each case, assuming that the space and/or improvements, as applicable, in question are being used for any applicable Permitted Use.

                     (ii) The rights of the burdened Serviced Owners and the obligations of any new Serviced Owner in connection with the location, maintenance and repair of such new Serviced Owner's utility lines shall be as set forth in Section 6 of the following Part C of this Article II.

            3.    Extension/Termination of HVAC Operator.

                  (a) Extension/Termination on Scheduled Termination Date

Prior to Material Amortization Date. The Serviced Owners shall meet at least 180 days prior to any Scheduled Termination Date prior to the Material Amortization Date to discuss whether to extend the Qualifying ESA's with the then existing HVAC

Operator. Unless all of the Serviced Owners agree within the time period set forth in the Qualifying ESA's (a) to terminate the Qualifying ESA's in accordance with their terms and (b) to enter into new ESA's with a Substitute HVAC Operator approved by each of the Serviced Owners, then each Serviced Owner shall be deemed to have elected to extend its Qualifying ESA (and the Scheduled Termination Date applying thereunder) in accordance with Section 2.5 of the Qualifying ESA. Conversely, if all of the Serviced Owners timely elect prior to such Scheduled Termination Date to terminate the Qualifying ESA's as of such Scheduled Termination Date, and to enter into new ESA's with the new HVAC Operator, then:

                      (i) Each Qualifying ESA with the existing HVAC Operator shall terminate as of the Scheduled Termination Date set forth therein. Unless otherwise agreed by each of the Serviced Owners,

                        (1) each Serviced Owner shall be responsible for
            payment of any termination payments due to the existing HVAC Operator under such Owner's Qualifying ESA, and each Serviced Owner shall indemnify, protect, defend and hold harmless the other Serviced Owners against any losses, claims, actions, liabilities, costs or expenses (including attorneys' fees) arising out of any failure to make any such payments;

                        (2) H/C I Owner shall succeed to the ownership of all of
            the HVAC Facilities, except for (a) those HVAC Facilities already owned by another Serviced Owner and (b) any other HVAC Facilities installed for the benefit of a particular Serviced Owner alone, ownership of which shall be transferred to the particular Serviced Owner benefited.

                     (ii) Each Serviced Owner shall enter into a new ESA with the Substitute HVAC Operator selected pursuant to this Section 3(a). The new ESA shall be substantially in the form of the Qualifying ESA, which the Serviced Owner had with the prior HVAC Operator except that:

                        (1) The required periodic payments to be made by each
            Serviced Owner shall be calculated so as to cover only the incremental expense of procuring the energy services and otherwise shall be equitably allocated among the Serviced Owners taking into account, inter alia, each Serviced Owner's New HVAC Plant Percentage; and

                        (2) Each Owner shall grant appropriate access and other
            rights to the Substitute HVAC Operator so as to permit the Substitute HVAC Operator to utilize the utility easements granted pursuant to the further provisions of this Agreement and otherwise provide heating, ventilating and air conditioning service to the Serviced Owners in accordance with the provisions of their respective ESA's.

                    (iii) H/C I Owner shall provide appropriate and commercially reasonable possessory and use rights to permit the Substitute HVAC Operator to use and occupy the HVAC Space together with any buildings and improvements constructed thereon.

                  (b) Termination in the Event of "Major Default". As more particularly set forth in the Qualifying ESA's, each Owner has the right to terminate its Qualifying ESA in the event of a material HVAC Operator Default. In the event of any such termination, the terminating Serviced Owner shall provide prior written notice of such termination to each of the other Serviced Owners. The Owners further agree as follows with respect to any such termination:

                      (i) Within fifteen (15) days after H/C I Owner's receipt of any such termination notice (or, if the termination is contested by the HVAC Operator, from the date that H/C I Owner receives confirmation that any such contest has been resolved and that the termination shall be effective as of a date stated (the "Material Default Termination Date"), the Serviced Owners shall confer in good faith to agree on a Substitute HVAC Operator reasonably acceptable to each of the Serviced Owners. If the Serviced Owners shall be unable to agree on a Substitute HVAC Operator within thirty (30) days, the Serviced Owners shall vote (with each vote counted in proportion to each Serviced Owner's New HVAC Plant Percentage) to select an Independent Expert who shall, within thirty (30) days after conferring with each Serviced Owner regarding its economic and heating, ventilating and air conditioning service objectives, select a Substitute HVAC Operator who shall provide heating, ventilating and air conditioning service that is comparable in all material respects to the service required to be provided by the existing HVAC Operator under the existing ESA's. Any increase in the cost of providing such level of service in excess of the cost of providing such level of service by the existing HVAC Operator shall be borne by the Serviced Owner(s) electing to terminate the existing HVAC Operator pro rata based upon their respective Serviced Owner's New HVAC Plant Percentages.

                     (ii) Effective upon the Material Default Termination Date, each of the Qualifying ESA's shall terminate. Each Serviced Owner shall be responsible for payment of any termination payments due to the terminated HVAC Operator under its ESA, and each Serviced Owner shall indemnify, protect, defend and hold harmless the other Serviced Owners against any losses, claims, actions, liabilities, costs or expenses (including attorneys' fees) arising out of any failure to make any such payments.

                    (iii) Effective upon the Material Default Termination Date, each of the Serviced Owners shall enter into a new ESA with the Substitute HVAC Operator selected in accordance with this Section 3(b) substantially in the form of its Qualifying ESA with the prior HVAC Operator, except that:

                        (1) The required periodic payments to be made by each
            Serviced Owner shall be calculated so as to cover only the incremental expense of procuring the energy services and otherwise shall be equitably allocated among the Serviced Owners taking into account, inter alia, each Serviced Owner's New HVAC Plant Percentage; and

                        (2) Each Owner shall grant appropriate access and other
            rights to the Substitute HVAC Operator so as to permit the Substitute HVAC Operator to utilize the utility easements granted pursuant to the further provisions of this Agreement and otherwise provide heating, ventilating and air conditioning service to the Serviced Owners in accordance with the provisions of their respective ESA's.

                     (iv) If the ESA with APJV or any Substitute HVAC Operator is terminated and the Serviced Owners enter into new ESA's with a Substitute HVAC Operator in accordance with the terms of this Section 3, then H/C I Owner shall provide appropriate and commercially reasonable possessory and use rights to permit the Substitute HVAC Operator to use and occupy the HVAC Space together with any buildings and improvements constructed thereon so long as such Substitute HVAC Operator (a) enters into agreements reasonably satisfactory to H/C I Owner indemnifying H/C I Owner against all losses, claims, actions, liabilities, costs or expenses (including attorney's fees) arising out of the actions or inactions of such Substitute HVAC Operator, and (b) obtains insurance coverage substantially similar to that required to be obtained by APJV under the Initial ESA's.

            4. Extension/Termination on or after the Material Amortization Date. On or before the date which shall be eighteen (18) months prior to the Material Amortization Date, the Serviced Owners shall confer in good faith to agree on a plan (a "Replacement HVAC Plant Plan") for the refurbishment or replacement of the New HVAC Plant reasonably acceptable to the Serviced Owners, which plan shall provide for the furnishing of heating, ventilating and air conditioning services for a commercially reasonable time period from and after the Material Amortization Date which are at least equivalent in all material respects (including, without limitation, quantity and quality) to those services required to be provided by APJV or any Substitute HVAC Operator, as applicable, immediately prior to such date on financing and payment terms reasonably acceptable to the Serviced Owners, the cost of which each Serviced Owner shall share in proportion to its New HVAC Plant Percentage. If the Serviced Owners shall be unable to agree on such a Replacement HVAC Plant Plan within thirty (30) days, the Serviced Owners shall vote (with each vote counted in proportion to each Serviced Owner's New HVAC Plant Percentage) to select an Independent Expert who shall, within sixty (60) days after conferring with each Serviced Owner regarding its economic and heating, ventilating and air conditioning service objectives, develop a commercially reasonable Replacement HVAC Plant Plan consistent therewith. The Serviced Owners shall commence the implementation of such Replacement HVAC Plant Plan within thirty (30) days thereafter, unless any Serviced Owner shall have delivered during such thirty (30) day period a written notice to each of the other Serviced Owners and the Independent Expert asserting that the implementation of the proposed Replacement HVAC Plant Plan will not permit such Serviced Owner to operate its business for its Permitted Use or would unfairly burden such Owner as compared to the other Owners or unfairly benefit any other Owner, in which case the dispute shall be submitted to arbitration in accordance with the terms hereof.

      5. Termination Other than by an Owner. If the Qualifying ESA's shall terminate for any reason other than those described in Sections B3 or B4 of this
Article II, as expeditiously as possible after the termination of the Qualifying ESA's, the Serviced Owners shall confer and use good faith efforts to agree on a

Replacement HVAC Plant Plan. If the Serviced Owners shall be unable to agree on such a Replacement HVAC Plant Plan within fifteen (15) days, the Serviced Owners shall vote (with each vote counted in proportion to each Serviced Owner's New HVAC Plant Percentage) to select an Independent Expert who shall, as soon as possible but in no event later than sixty (60) days after conferring with each Serviced Owner regarding its economic and heating, ventilating and air conditioning service objectives, develop a commercially reasonable Replacement HVAC Plant Plan consistent therewith. The Serviced Owners shall commence the implementation of such Replacement HVAC Plant Plan as soon as possible but in no event later than thirty (30) days thereafter, unless any Serviced Owner shall have delivered a written notice during such thirty (30) day period to each of the other Serviced Owners and the Independent Expert asserting that the implementation of the proposed Replacement HVAC Plant Plan will not permit such Serviced Owner to operate its business for its Permitted Use or would unfairly burden such Owner as compared to the other Owners or unfairly benefit any other Owner, in which case the dispute shall be submitted to arbitration in accordance with the terms hereof.

            6. Termination of HVAC Ground Lease. H/C I Owner agrees for the benefit of each of the other Serviced Owners that it shall not terminate the HVAC Ground Lease or any other possessory interest granted to the HVAC Operator in accordance with the provisions of this Part B of Article II other than in connection with an election to terminate all of the qualifying ESA's in accordance with the provisions hereof.

            7. Amendment of ESA's. No Serviced Owner shall enter into any amendment, modification, restatement, substitution or replacement (each, a "ESA Amendment") of its ESA with the HVAC Operator which ESA Amendment could reasonably be expected to have a material adverse effect on the rights and/or obligations of any other Serviced Owner unless each other Serviced Owner shall enter into an equivalent ESA Amendment.

            8. Obligations of Substitute HVAC Operator. The Substitute HVAC Operator shall cause the maintenance, repair and restoration of the New HVAC Plant; provided, however, that any such Substitute HVAC Operator that is an Owner can satisfy its obligations under this Section 8 by (i) engaging an appropriately experienced and competent third party operator to maintain, repair and restore the New HVAC Plant and (ii) using commercially reasonable efforts to enforce such operator's obligations so to maintain, repair and restore (and replacing such operator with another appropriately experienced and competent third party operator if any such operator fails to perform its obligations) in which event such Substitute HVAC Operator shall not be liable to any Owner for consequential damages arising out of such third party's repair, maintenance and/or restoration of the New HVAC Plant except to the extent such damages result from such Substitute HVAC Operator's negligence or willful misconduct.

      C.    Other Reciprocal Easements.

            1. Utility Equipment. The Parties acknowledge that there will be utilities installed during the construction of (a) the Venetian on the Phase I Land in accordance with the provisions of the FADAA, and (b) the Lido on the Phase II Land.

            2. Grant of H/C I Owner.

                  (a) In addition to the easements granted above but subject to the other terms and conditions of this Article II, H/C I Owner hereby grants to Mall I Owner and SECC Owner a non-exclusive easement in the H/C I Space and the Phase I Hotel/Casino for the installation, operation, flow and passage, use, maintenance, repair, replacement, relocation and removal (collectively, "Utility Activity") of any of the following which lie, or, in accordance with the provisions of this Article II, shall, in the future, lie, in, on, over, through, upon, across or under the H/C I Space and/or the Phase I Hotel/Casino: sewers (including, without limitation, storm and sanitary sewer systems), domestic water systems, natural gas systems, electrical systems, telephone systems, fire protection water systems, cable television systems, if any, and all other utility systems and facilities now or in the future reasonably necessary for the service of the Venetian (including without limitation the Phase I Mall) and/or the SECC (collectively, "Utility Equipment", or to the extent that such Utility Equipment currently exists in, on, over, through, upon or across the Phase I Land, the Mall I Space, the Phase II Land or the SECC Land and/ or the improvements located thereon as depicted on Exhibit J, as applicable, the "Existing Utility Equipment"). Notwithstanding anything to the contrary in the preceding sentence, Utility Equipment shall not include the New Electric Substation.

                  (b) The location (and relocation) of all easements for Utility Equipment that is to be installed in the H/C I Space and the Phase I Hotel/Casino after the date hereof (and the relocation of all easements for Existing Utility Equipment) shall be subject to the prior written approval of H/C I Owner; provided that H/C I Owner shall not unreasonably withhold, delay or condition any such approval to the extent that the desired location or relocation of the easement in question does not (1) interfere with the use or operation of the H/C I Space and the Phase I Hotel/Casino (other than to a de minimis extent), (2) adversely affect the value of such land and/or improvements (other than to a de minimis extent) and/or (3) impose any material obligation on H/C I Owner and/or the Phase I Hotel/Casino (other than the granting of the easement in question); in each case, assuming that the space and/or improvements, as applicable, in question are being used by H/C I Owner for their Permitted Use.

            3.    Grant of Mall I Owner.

                  (a) In addition to the easements granted above but subject to the other terms and conditions of this Article II, Mall I Owner hereby grants to H/C I Owner and SECC Owner a non-exclusive easement in the Mall I Space for Utility Activity in connection with any Utility Equipment which lies, or, in accordance with the provisions of this Article II, shall, in the future, lie, in, on, through, upon or across the Mall I Space.

                  (b) The location (and relocation) of all easements for Utility Equipment that is to be installed in the Mall I Space after the date hereof (and the relocation of all easements for Existing Utility Equipment) shall be subject to the prior written approval of Mall I Owner; provided that Mall I Owner shall not unreasonably withhold, delay or condition any such approval to the extent that the desired location or relocation of the easement in question does not (1) interfere with the use or operation of the Mall I Space and/or the improvements therein (other than to a de minimis extent), (2) adversely affect the value of such space and/or improvements (other than to a de minimis extent) and/or (3) impose any material obligation on Mall I Owner and/or the improvements located in the Mall I Space (other than the granting of the easement in question); in each case, assuming that the space and/or improvements, as applicable, in question are being used by Mall I Owner for their Permitted Use.

            4. Grant of H/C II Owner.

                  (a) In addition to the easements granted above but subject to the other terms and conditions of this Article II, H/C II Owner hereby grants to Mall I Owner, H/C I Owner and SECC Owner a non-exclusive easement in the Phase II Land for Utility Activity in connection with any Utility Equipment which lie, or, in accordance with the provisions of this Article II, shall, in the future, lie, in, on, over, through, upon, across or under the Phase II Land.

                  (b) The location (and relocation) of all easements for Utility Equipment that is to be installed on the Phase II Land after the date hereof (and the relocation of all easements for Existing Utility Equipment) shall be subject to the prior written approval of H/C II Owner; provided that H/C II Owner shall not unreasonably withhold, delay or condition any such approval to the extent that the desired location or relocation of the easement in question does not (1) interfere with the use or operation of the Phase II Land and/or the improvements therein (other than to a de minimis extent), (2) adversely affect the value of such space and/or improvements (other than to a de minimis extent) and/or (3) impose any material obligation on H/C II Owner and/or the improvements located on the Phase II Land, or on such land and/or improvements (other than the granting of the easement in question); in each case, assuming that the land and/or improvements, as applicable, in question are being used by H/C II Owner for their Permitted Use.

            5. Grant of SECC Owner.

                  (a) In addition to the easements granted above but subject to the other terms and conditions of this Article II, SECC Owner hereby grants to H/C I Owner and Mall I Owner a non-exclusive easement in the SECC Land for Utility Activity in connection with any Utility Equipment which lie, or, in accordance with the provisions of this Article II, shall, in the future, lie, in, on, over, through, upon, across or under the SECC Land.

                  (b) The location (and relocation) of all easements for Utility Equipment that is to be installed on the SECC Land after the date hereof (and the relocation of all easements for Existing Utility Equipment) shall be subject to the prior written approval of SECC Owner; provided that SECC Owner shall not unreasonably withhold, delay or condition any such approval to the extent that the desired location or relocation of the easement in question does not (1) interfere with the use or operation of the SECC Land and/or the improvements therein (other than to a de minimis extent), (2) adversely affect the value of such space and/or improvements (other than to a de minimis extent) and/or (3) impose any material obligation on SECC Owner and/or the improvements located on the SECC Land (other than the granting of the easement in question); in each case, assuming that the land and/or improvements, as applicable, in question are being used by SECC Owner for their Permitted Use.

            6.    Rights of Burdened Parties; Obligations of Benefitted Parties.
                  (a) Each Owner of a servient tenement may relocate any utility easement on its parcel at its sole cost and expense provided that such relocation: (1) does not cause any interruption in the utilization of the utility easement by the Owner of the dominant tenement for the affected easement (except de minimis interruptions, as to degree or time, which shall be scheduled by agreement with the Owner of the dominant tenement for the affected easement);
(2) does not diminish the capacity or efficiency of such utility easement (excepting de minimis effects); and (3) will not make it more difficult or more expensive for the Owner of the dominant tenement with respect to the utility easement to use, maintain, repair, or replace the utility lines, unless, in the case of increased expense, the Owner of a servient tenement, at the time of such adverse relocation, agrees to bear any future additional costs arising from such relocation.

                  (b) The cost and expense of Utility Activity in connection with Utility Equipment (to the extent not borne by a public or private utility company) shall be borne entirely by the Party whose parcel benefits thereby or, if more than one Party's parcel benefits thereby, such cost and expense shall be allocated between the Parties so benefited in such manner as at the time shall be equitable in the circumstances. Any costs borne by the burdened Party with respect to any Utility Activity shall be reimbursed by the benefited Party. Before any such Utility Activity (other than Utility Activity which is operation, flow, passage or use) in connection with any Utility Equipment is effectuated, the Party conducting the same shall give reasonable prior notice to the other affected Parties, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable), and the Party conducting the same shall have received the consent of such affected Parties (except in any case where the giving of reasonable prior notice was not practicable under the circumstances (but consent shall nevertheless be confirmed as soon as practicable)). The Party conducting the same shall, in performing any such work, use commercially reasonable efforts to minimize interference with the Utility Equipment of the other Parties and the use, enjoyment and operations of such other Parties' land and the improvement thereon; provided that the failure to give any such notice or receive any such consent shall not constitute a default hereunder or require the aforesaid Party to demolish or remove any portion of its Utility Equipment.

                  (c) The Party whose parcel is benefited by a utility easement shall maintain, repair, restore and replace all Utility Equipment related to the easement that is located on the burdened Party's parcel.

                  (d) In the event a Party whose parcel is benefited by a utility easement shall fail to maintain, repair, restore or replace any utility lines located on a burdened Party's parcel in accordance with the provisions of this Part C, Section 6 of Article II, such burdened Party may, after reasonable notice to the defaulting benefited Party, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable), cure such default at the defaulting Party's expense, in which event the provisions of Sections 9(a) and 9(b) of Article XIV shall apply.

                  (e) The Parties shall cooperate with each other with respect to all Utility Activity in connection with Utility Equipment including, without limitation, the granting of easements in their respective parcels to public or private utilities in order to permit such utilities to bring their services to such parcels.

      D. Common Areas; Access Rights to Affect Maintenance and Repair; Parking Access; Emergency Access; Vertical and Lateral Support; Miscellaneous.

            1.    Easements for Pass-through Areas and Common Areas.
                  (a) As part of the construction of the Venetian, H/C I Owner and Mall I Owner intend to construct certain H/C Pass-through Areas and Common Areas, which areas will be made available for use by SECC Owner, H/C I Owner and Mall I Owner as set forth in this Section II D.

                  (b) H/C I Owner hereby grants to each other Party a non-exclusive right to use and easement in, on, over, upon, above, under, through and across the H/C Pass-through Areas and the H/C-Mall Common Areas for passage, ingress and egress and otherwise for the intended use thereof and for access to and from its respective Destination Areas and public sidewalks and public rights of ways. Such use of the H/C Pass-through Areas and the H/C-Mall Common Areas shall be subject to reasonable rules and regulations established by H/C I Owner from time to time; provided that no such rules or regulations shall adversely affect (except to a de minimis extent) the conduct of any Owner's business in accordance with its Permitted Use. Without limiting the generality of the foregoing, each Party may use the H/C

Pass-through Areas for the purposes for which they were intended, and each of H/C I Owner and Mall I Owner shall have the right to use the H/C-Mall Common Areas and the Building Shell and Core for the purposes for which they were intended.

                  (c) Mall I Owner hereby grants to each other Party a non-exclusive right to use and easement in, on, over, upon, through and across the Mall I Pass-through Areas for passage, ingress and egress and otherwise for the intended use thereof and for access to and from its respective Destination Areas and public sidewalks and public rights of ways. Such use of the Mall I Pass-through Areas shall be subject to reasonable rules and regulations established by Mall I Owner from time to time; provided that no such rules or regulations shall adversely affect (except to a de minimis extent) the conduct of any Owner's business in accordance with its Permitted Use. Without limiting the generality of the foregoing, each Party may use the Mall I Pass-through Areas for the purposes for which they were intended, and each of H/C I Owner and Mall I Owner shall have the right to use the Building Shell and Core for the purposes for which they were intended.

                  (d) SECC Owner hereby grants to each other Party a non-exclusive right to use and easement in, on, over, upon, above, under, through and across the SECC Pass-through Areas for passage, ingress and egress and otherwise for the intended use thereof and for access to and from its respective Destination Areas and public sidewalks and public rights of ways. Such use of the SECC Pass-through Areas shall be subject to reasonable rules and regulations established by SECC Owner from time to time; provided that no such rules or regulations shall adversely affect (except to a de minimis extent) the conduct of any Owner's business in accordance with its Permitted Use. Without limiting the generality of the foregoing, each Party may use the SECC Pass-through Areas for the purposes for which they were intended.

                  (e) H/C I Owner hereby grants to Mall I Owner for its use and the use of its Tenants and their respective employees, agents, contractors and subcontractors of Mall I Owner and its Tenants only, and not for the use of the general public, a non-exclusive right to use and easement over, upon, above, under through and across all H/C Limited Common Areas for, among other things, pedestrian passage, ingress and egress and other necessary or desirable uses in connection with the business and operations of Mall I Owner. Such use of the H/C Limited Common Areas shall be subject to rules and regulations established by H/C I Owner from time to time; provided that no such rule or regulation shall adversely affect (except to a de minimis extent) the conduct of Mall I Owner's business in accordance with its Permitted Use.

                  (f) Mall I Owner hereby grants to H/C I Owner for its use and the use of its Tenants and their respective employees, agents, contractors and subcontractors of H/C I Owner and its Tenants only, and not for the use of the general public, a non-exclusive right to use and easement over, upon, above, under through and across all Mall I Limited Common Areas for, among other things, pedestrian passage, ingress and egress and other necessary or desirable uses in connection with the business and operations of H/C I Owner. Such use of the Mall I Limited Common Areas shall be subject to rules and regulations established by Mall I Owner from time to time; provided that no such rule or regulation shall adversely affect (except to a de minimis extent) the conduct of H/C I Owner's business in accordance with its Permitted Use.

            2. Right to Relocate, Increase or Decrease Pass-through Areas, Limited Common Areas and H/C-Mall Common Areas; Owner Cooperation re:
Expansion of Pass-through Areas.

                  (a) H/C I Owner may relocate, increase or decrease all or any part of the H/C Pass-through Areas and/or the H/C Limited Common Areas at its sole cost and expense; provided that such relocation, increase or decrease does not adversely affect (other than to a de minimis extent) any Party's reasonable access to its Destination Areas.

                  (b) Mall I Owner may relocate, increase or decrease all or any part of the Mall I Pass-through Areas and/or the Mall I Limited Common Areas at its sole cost and expense; provided that such relocation, increase or decrease does not adversely affect (other than to a de minimis extent) any Party's reasonable access to its Destination Areas.

                  (c) H/C I Owner and/or Mall I Owner, subject to the other's reasonable consent may relocate, increase or decrease (or, in the case of Mall I Owner, cause H/C I Owner to relocate, increase or decrease) all or any part of the H/C-Mall Common Areas which expense shall be borne by the Party requesting such relocation, or, if both Parties desire such relocation, such expense shall be shared equally; provided that such relocation, increase or decrease: (1) does not cause any interruption in the utilization of the easement to use the H/C-Mall Common Areas by the Owner of the dominant tenement for the affected easement (except de minimis interruptions, as to degree or time, which shall be scheduled by agreement with the Owner of the dominant tenement for the affected easement); (2) does not diminish the capacity or efficiency of such easement (excepting de minimis effects); (3) will not make it more difficult or more expensive for the Owner of the dominant tenement to use the H/C-Mall Common Areas, unless, in the case of greater expense, the Owner requesting such relocation, increase or decrease, at the time of such adverse relocation, increase or decrease, agrees to bear any future additional costs arising from such relocation, increase or decrease; and
(4) will not interfere with or adversely affect the maintenance, use or operation of the dominant tenement or the conduct of its Owner's business thereat in accordance with its Permitted Use.

                  (d) SECC Owner may relocate, increase or decrease all or any part of the SECC Pass-through Areas at its sole cost and expense; provided that such relocation, increase or decrease does not adversely affect (other than to a de minimis extent) any Party's reasonable access to its Destination Areas.

                  (e) H/C I Owner and Mall I Owner shall cooperate in good faith as reasonably requested by the other from time to time to effect changes to the Common Areas and other Owner's Pass-through Areas.

            3.    Access Rights to Effect Maintenance and Repair.
                  (a) SECC Owner and H/C I Owner each hereby grant to Mall I Owner an easement to enter on or into as applicable (i) the SECC and the SECC Land and (ii) the Phase I Hotel/Casino and the H/C I Space in each instance to the extent reasonably necessary (A) to gain access to the Mall I Space, the Phase I Mall and any and all fixtures, fittings, equipment and building systems from time to time located therein for the maintenance, repair or restoration of or to the same or to any other fixtures, fittings, equipment or building systems that serve the Phase I Mall, and (B) to perform any maintenance, repair, restoration or other obligations imposed upon Mall I Owner under this Agreement or which Mall I Owner shall otherwise desire to perform in the Mall I Space in accordance with this Agreement, but for no other reason or purpose, except as otherwise provided in this Agreement. Mall I Owner, in exercising its rights under this
Section 3(a), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (x) the SECC and SECC Owner's business at the same and (y) the H/C I Space and the H/C I Owner's business at the same. Before any maintenance, repairs or restoration contemplated by this
Section 3(a) that requires Mall I Owner to enter upon any material portion of
(aa) the SECC Land and/or the SECC and/or (bb) the H/C I Space and/or the Phase I Hotel/Casino are effectuated, Mall I Owner shall give reasonable prior notice to SECC Owner and/or H/C I Owner, as the case may be, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable); provided that failure to give any such notice shall not constitute a default hereunder.

                  (b) SECC Owner and Mall I Owner each hereby grant to H/C I Owner an easement to enter on or into as applicable (i) the SECC and the SECC Land and (ii) Phase I Mall and the Mall I Space in each instance to the extent reasonably necessary (A) to gain access to the H/C I Space and/or the Phase I Hotel/ Casino and any and all fixtures, fittings, equipment and building systems from time to time located therein or to any other fixtures, fittings, equipment or building systems that serve the Phase I Hotel/Casino (including the New Electric Substation and any improvements related thereto) for the maintenance, repair or restoration of or to the same and (B) to perform maintenance, repair, restoration or other obligations imposed upon H/C I Owner under this Agreement or which H/C I Owner shall otherwise desire to perform in the H/C I Space or on the Phase I Land as applicable in accordance with this Agreement, but for no other reason or purpose, except as otherwise provided in this Agreement. H/C I Owner, in exercising its rights under this Section 3(b), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (x) the SECC and SECC Owner's business at the same and (y) the Phase I Mall and Mall I Owner's business at the same. Before any maintenance, repairs or restoration contemplated by this Section 3(b) that requires H/C I Owner to enter upon any material portion of (aa) the SECC Land and/ or the SECC and/or (bb) the Mall I Space are effectuated, H/C I Owner shall give reasonable prior notice to SECC Owner and/or Mall I Owner, as the case may be, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable); provided that the failure to give any such notice shall not constitute a default hereunder.

                  (c) Mall I Owner and H/C I Owner each hereby grant to SECC Owner an easement to enter on or into as applicable (i) the Phase I Mall and the Mall I Space and (ii) the Phase I Hotel/Casino and the H/C I Space in each instance to the extent reasonably necessary (A) to gain access to the SECC Land, the SECC and any and all fixtures, fittings, equipment and building systems from time to time located therein or thereon or to any other fixtures, fittings, equipment or building systems that serve the SECC for the maintenance, repair or restoration of or to the same, and (B) to perform any maintenance, repair, restoration or other obligations imposed upon SECC Owner under this Agreement or which SECC Owner shall otherwise desire to perform on the SECC Land in accordance with this Agreement, but for no other reason or purpose, except as otherwise provided in this Agreement. SECC Owner, in exercising its rights under this Section 3(c), shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (x) the Phase I Mall and Mall I Owner's business at the same and (y) the H/C I Space and the H/C I Owner's business at the same. Before any maintenance, repairs or restoration contemplated by this
Section 3(c) that requires SECC Owner to enter upon any material portion of (aa) the Mall I Space and/or the Phase I Mall and/or (bb) the H/C I Space and/or the Phase I Hotel/Casino are effectuated, SECC Owner shall give reasonable prior notice to Mall I Owner and/or H/C I Owner, as the case may be, except in any case where the giving of reasonable prior notice is not practicable under the circumstances (but notice shall nevertheless be given as soon as practicable); provided that failure to give any such notice shall not constitute a default hereunder.

            4.    Parking Access Easements.

                  (a) Each of SECC Owner and H/C I Owner hereby grants to each other and to Mall I Owner a non-exclusive easement (each, a "Parking Access Easement") and right to use from and after the Phase I Garage Opening Date, for vehicular and pedestrian access to (and from) the Phase I Automobile Parking Area, the roadways and walkways leading thereto, including, without limitation, the road designated as the Koval Access Road and the sidewalks adjacent thereto, if any, all as depicted on Exhibit Q annexed hereto and made a part hereof. Effective automatic ally upon the Phase I Garage Opening Date, H/C I Owner shall grant to SECC Owner and to Mall I Owner a non-exclusive easement and right to use, for pedestrian ingress and egress and access to (and from) the Phase I Automobile Parking Area from (and to) such other Owner's Lot and the public areas of the Venetian.

                  (b) Notwithstanding any provision herein to the contrary, each of H/C I Owner and SECC Owner, as applicable, shall have the right to relocate each of the Parking Access Easement Areas located on their respective Lots; provided that, other than temporary reasonable interference during relocation, such relocation does not impair other Owners' rights to utilize Parking Access Easements (other than to a de minimis extent), or interfere (other than to a de minimis extent) with any other Owner's business at its Lot, or impose additional obligations on any other Owner under this Agreement.

            5. Emergency Access Rights. Each of H/C I Owner, Mall I Owner and SECC Owner hereby grants to the other such easements in, on, across and through
(i) the H/C I Space and/or any improvements constructed upon the H/C I Space,
(ii) the Mall I Space and/or any improvements constructed in the Mall I Space, or (iii) the SECC Land and/or any improvements constructed upon the SECC Land, as each of them may reasonably require, and in such location as the grantor thereof shall approve (which approval shall not be unreasonably withheld), in order to provide access to emergency fire exit or service corridors or stairs (to the extent required in order to comply with applicable building codes and in accordance with applicable Legal Requirements); provided that the Party exercising its rights under this Section C.5 shall reimburse the Party burdened by such exercise for all reasonable costs and expenses incurred by such burdened Party in connection therewith.

            The Parties shall endeavor, as expeditiously as reasonably possible following the Completion Date, to confirm the precise boundaries of such easements and to memorialize the same by a recorded agreement executed by the Owner of the burdened property and the Owner of the benefitted Property.

            6. Easement for Vertical and Lateral Support. H/C I Owner and Mall I Owner hereby grant to the other a right and easement for vertical and lateral support of the Phase I Mall and the Phase I Hotel/Casino and an easement in and to all structural members, footings, caissons, foundations, columns and beams and any other supporting components located within or constituting a part of the Phase I Hotel/Casino or the H/C I Space for the support of the Phase I Mall and the Mall I Space and all Facilities located therein or thereon.

            7.    Miscellaneous.

                  (a) Except as otherwise expressly provided in this Article II, each grantor of an easement under this Article II may relocate any easement on its parcel at its sole cost and expense provided that such relocation: (1) does not cause any interruption in the utilization of the easement by the Owner of the dominant tenement for the affected easement (except de minimis interruptions, as to degree or time, which shall be scheduled by agreement with the Owner of the dominant tenement for the affected easement); (2) does not diminish the capacity or efficiency of such easement (excepting de minimis effects); (3) will not make it more difficult or more expensive for the Owner of the dominant tenement with respect to any utility easement to use, maintain, repair, or replace the utility lines, unless, in the case of increased expense, the relocating grantor, at the time of such adverse relocation, agrees to bear any future additional costs arising from such relocation; and (4) will not interfere with or adversely affect (other than to a de minimis extent) the maintenance, use or operation of the dominant tenement or the conduct of its Owner's business thereat.

                  (b) Except as otherwise provided herein with respect to Limited Common Areas, each benefitted Owner of an easement hereunder may allow its Tenants and Permittees from time to time to use such easement; provided that the use by such Tenants and Permittees shall be consistent with the use rights granted under this Article II.

                               ARTICLE III

                      COVENANTS REGARDING SECC LAND

            1. SECC Operation and Maintenance. SECC Owner hereby covenants in favor of H/C I Owner as follows:

                  (a) Operating Covenant. SECC Owner shall continuously operate and exclusively use the SECC as a convention, trade show and exposition center and ancillary uses in a manner and at a level that shall be no less than the standards as of the date hereof of First-class convention, trade show and exposition centers. The Parties acknowledge that SECC Owner's use and operation on the date hereof satisfies such standards.

                  (b) SECC Maintenance and Repair. From and after the Commencement Date, SECC Owner shall maintain, repair and restore the SECC (or any buildings or other improvements constructed in replacement thereof) including, without limitation, the SECC Pass-through Areas in a manner consistent with First-class convention, trade show and exposition centers and in accordance with the provisions of this Agreement. SECC Owner may place a temporary construction, barricade, fence or other obstruction in SECC Pass-through Areas if such are reasonably required by SECC Owner to perform work and maintain the SECC Pass-through Areas in accordance with the terms hereof and such barricades, fences or other obstructions do not interfere with the permitted access of another Owner through such SECC Pass-through Areas.

                  (c) SECC Alterations. SECC Owner may make structural and non-structural alterations, modifications and repairs ("SECC Alterations") to the SECC and to any other buildings and improvements from time to time located on the SECC Land; provided that all SECC Alterations shall be made with commercially reasonable diligence and dispatch in a First-class manner with First-class materials and workmanship, architecturally consistent in style with the existing improvements comprising the SECC. All repairs and any restorations or replacements required in connection herewith shall be of a quality and class equal to the original work or installation and shall be done in a good and workmanlike manner. In affecting such repairs, restorations or replacements, SECC Owner shall use commercially reasonable efforts to minimize interference with the use, enjoyment and occupancy of, and the conduct by H/C I Owner and Mall I Owner, respectively, of such Owner's business at the H/C I Space and Phase I Hotel/Casino and/or the Mall I Space and the Phase I Mall, as the case may be. SECC Owner's obligations under this
Article III are subject to Force Majeure Events.

            2. Congress Facility; Construction of the Venetian. H/C I Owner and SECC Owner each covenant in favor of the other as follows:

                  (a) It is the intention of the Parties hereto that a portion of the Venetian (hereinafter referred to as the "Congress Facility") and the SECC will share a building wall (the "SECC Party Wall"), which SECC Party Wall is currently an exterior wall of the SECC and which H/C I Owner intends to use as a wall for the Congress Facility. The Congress Facility and the approximate location of the SECC Party Wall are depicted on Exhibit R.

                  (b) H/C I Owner and SECC Owner shall each have the right to use its side of the SECC Party Wall without any restriction on such use, except that such use shall not interfere with the use by the other Party of the SECC Party Wall in any material respect or deprive the other Party of any structural or other support now or in the future intended to be provided by the SECC Party Wall. Notwithstanding anything to the contrary contained herein, nothing contained in this Section 2(b) shall prohibit or restrict, or shall be deemed to prohibit or restrict, SECC Owner from using, maintaining and operating the SECC (and SECC Owner's business at the SECC) as used, maintained and operated on or about the Test Date.

                  (c) SECC Owner shall maintain, keep in good repair (including structural repairs) and restore, at its sole expense, the SECC Party Wall. H/C I Owner, promptly upon demand therefor, will reimburse SECC Owner for its equitable share of the cost thereof. If SECC Owner shall fail to perform its obligations under this Section 2(c), H/C I Owner shall be entitled to the self-help, reimbursement and lien rights set forth in Sections 9(a) and 9(b) of
Article XIV.

                  (d) H/C I Owner covenants and agrees that in performing the construction of the Congress Facility and the rest of the Venetian as contemplated under the FADAA (including, without limitation, the Phase I Mall, the New HVAC Plant, the New Electric Substation and the Phase I Automobile Parking Area), and any other buildings or other improvements to be located upon the Phase I Land (and in performing any ancillary activities), H/C I Owner shall
(i) use commercially reasonable efforts to minimize interference with the use, enjoyment and occupancy of, and the conduct by SECC Owner of SECC Owner's business at, the SECC, the Temporary Parking Facilities, the Utility Equipment and the Existing HVAC Plant, (ii) terminate, as soon as reasonably practicable in accordance with reasonably prudent construction practices, any such interference and (iii) give SECC Owner a reasonably detailed schedule of all construction contemplated under the FADAA (or related activities) and thereafter from time to time, all material modifications and supplements thereto prior to the commencement of any such construction (or related activities). If in connection with any such interference, any Mortgagee of SECC Owner shall require that SECC Owner post a letter of credit, bond or other security, then H/C I Owner, upon demand therefore by SECC Owner, shall pay all reasonable costs of obtaining the same. SECC Owner shall have the right to approve the plans and specifications relating to any openings in the SECC Party Wall, interconnecting doors or other openings affecting the Congress Facility, or any other portion of the Venetian (including, without limitation, the Phase I Mall) that may directly connect with or adjoin the SECC (but only to the extent such portion directly connects or adjoins the SECC and to the extent such portion affects the structural integrity of, or is visible from the interior of, the
SECC), which approval shall not be unreasonably withheld, delayed or conditioned. In the event that construction of the Congress Facility or such other portion of the Venetian is permanently abandoned or such construction ceases, in all material respects, for a period of twelve consecutive months, then SECC Owner shall have the right after thirty (30) days' notice to H/C I Owner and its Mortgagees to close off any openings in the SECC and take any other action reasonably necessary to protect the integrity of the SECC as a single, self-contained, economically viable facility, and H/C I Owner shall, within ten (10) days of demand therefor, reimburse SECC Owner for the reasonable costs and expenses incurred by SECC Owner in taking such actions, together with interest thereon, at the Interest Rate, for the period commencing on such tenth
(10th) day and ending on the date upon which H/C I Owner so reimburses SECC
Owner.

            3. Cooperative Marketing; Limitation on Secured Debt. H/C I Owner and SECC Owner each covenant in favor of the other as follows:

                  (a) Marketing by H/C I Owner. H/C I Owner shall use commercially reasonable efforts to promote the use and occupancy of the SECC for trade shows and convention events by guests and customers of the Phase I Hotel/

Casino, including cooperating with the marketing staff of the SECC to arrange bookings of the SECC by guests and customers of the Phase I Hotel/Casino and to develop promotional literature and other material regarding the SECC intended for guests and customers of the Phase I Hotel/Casino.

                  (b) Marketing by SECC Owner. Prior to entering into any license agreement with any person (a "User") for the use by such User of the SECC for a trade show or convention event, SECC Owner shall consult with H/C I Owner regarding the availability or projected availability of guest rooms at the Phase I Hotel/ Casino for participants at such trade show or convention event. If, following such consultation, H/C I Owner elects (a "Headquarters Election"), by notice to SECC Owner within fifteen (15) days following such initial consultation, to have the Phase I Hotel/Casino designated as the headquarters hotel for such show or event (the "Headquarters Hotel"), SECC Owner will use commercially reasonable efforts to cause the Phase I Hotel/Casino to be designated as the Headquarters Hotel. Without limiting the foregoing, SECC Owner agrees to use commercially reasonable efforts to include in SECC Owner's license agreement for the use of the SECC by such User a provision designating the Phase I Hotel/Casino as the Headquarters Hotel for such show or event if so requested by H/C I Owner. Notwithstanding the foregoing, if, after using commercially reasonable efforts, SECC Owner is unable to obtain the agreement of the User to designate the Phase I Hotel/Casino as the Headquarters Hotel or to include in the license agreement such designation, SECC Owner may enter into such license agreement without such designation, without any further obligation or liability of SECC Owner to H/C I Owner with respect thereto. SECC

Owner will not enter into any other agreement with any casino, hotel or resort to the effect set forth in the first three sentences of this subsection (b), including, without limitation, any casino, hotel or resort located on the Phase II Land (the "Phase II Resort") provided, however, that SECC Owner shall have the right to enter into such an agreement with another casino, hotel or resort if (i) H/C I Owner does not timely make a Headquarters Election or (ii) notwithstanding the commercially reasonable efforts of SECC Owner, the trade show in question declines to permit the Phase I Hotel/Casino to be designated as its Headquarters Hotel. In the event SECC Owner can, pursuant to the foregoing proviso, enter into such an agreement with another casino, hotel or resort, SECC Owner will first use commercially reasonable efforts for a period of ten (10) days to enter into such an agreement with a Phase II Resort prior to entering into such an agreement with any other casino, hotel or resort.

                  (c) Limitation on Secured Debt. In order to induce the H/C I Owner to enter into this Agreement, SECC Owner agrees that, until such time as the indebtedness evidenced by the Mortgage Notes and the Senior Subordinated Notes has been repaid, it shall not incur additional Secured Debt if such additional Secured Debt will cause the aggregate Secured Debt to exceed the greater of (i) eighty-five percent (85%) of the then fair market value of the SECC and (ii) to the extent such additional Secured Debt may be incurred in accordance with the provisions of each of the Senior Loan Agreement and the Junior Loan Agreement, $140,000,000 plus any additional amounts permitted to be advanced thereunder for equipment leases or equipment financings. For purposes hereof, "Secured Debt" means all obligations with respect to indebtedness for borrowed money of SECC

Owner (as principal, guarantor or otherwise) to any Person to the extent such indebtedness is secured by the SECC or any personal property owned or leased by SECC Owner and used in connection with the SECC, which indebtedness is hereafter created, owing or arising and however evidenced, created or incurred, direct, contingent, fixed or otherwise including, without limitation, the amount of all liabilities in respect of all capital leases that would at such time be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles, but shall not include interest on any such indebtedness that is payable solely in securities.

                  (d) Change of Control. SECC Owner will not permit any Transfer of any interest in the SECC Land or in any stock, membership interests or other ownership interests in SECC Owner, except (i) such that constitute a Permitted Transfer, or (ii) a Transfer of all such stock, membership interests or other ownership interests in SECC Owner to a Person who contemporaneously acquires all of the stock, membership interests or other ownership interests of the Owner of the H/C I Space and at least eighty percent (80%) of the stock, membership interests or other ownership interests of the Owner of the Mall I Space, or all or substantially all of the assets comprising the H/C I Space and the Mall I Space; provided that nothing in this Section 3(d) shall be deemed to limit any term, condition, covenant, agreement or provision of any Mortgagee's loan documents (including, without limitation, any provision, term, condition, covenant or agreement requiring any payment to such Mortgagee as a consequence of any such Transfer). The terms "Transfer" and

"Permitted Transfer" as used herein have the meanings ascribed thereto in the Senior Loan Agreement as in effect on the date hereof.

                  (e) Fees and Expenses. Each of SECC Owner and H/C I Owner will pay all expenses incurred by it in connection with the effectuation and administration of this Section 3 and the transactions contemplated hereby (the "Expenses"); provided, that, from time to time H/C I Owner and SECC Owner will agree on a reallocation of Expenses if such a reallocation is necessary to preserve an equitable distribution of such Expenses.

                  (f) Term. The provisions of this Section 3 shall survive until December 31, 2010.

                               ARTICLE IV

                         CONTINUOUS OPERATION OF
                  PHASE I HOTEL/CASINO AND PHASE I MALL

            1. Operating Covenants. H/C I Owner and Mall I Owner agree for the benefit of each other as follows:

                  (a) From and after the earlier to occur of (i) the Opening Date or (ii) the Mall Release Date, H/C I Owner shall continuously operate and exclusively use the Phase I Hotel/Casino as a hotel and casino and ancillary uses in a manner and at a level that shall be no less than the standards of First-class Las Vegas Boulevard-style hotel/casinos, as such standards exist as of the earlier of (i) the Opening Date and (ii) the Mall Release Date.

                  (b) From and after the earlier to occur of (i) the Opening Date or (ii) the Mall Release Date, Mall I Owner shall continuously operate and exclusively use (or cause to be used) the Phase I Mall as a retail and restaurant complex and ancillary uses in a manner and at a level that shall be no less than the standards of First-class retail and restaurant complexes, as such standards exist as of the earlier of (i) the Opening Date and (ii) the Mall Release Date.

                                ARTICLE V

               COVENANTS REGARDING PHASE I LAND OPERATIONS

            H/C I Owner and SECC Owner and Mall I Owner agree for the benefit of each other from and after the Completion Date as follows:

            1. H/C-Mall Common Areas; H/C Pass-through Areas; H/C Limited Common Areas; Building Shell and Core.

                  (a) At all times from and after the earlier of (i) the Opening Date and (ii) the Mall Release Date, H/C I Owner agrees, in accordance with the standards that obtain in First-class hotel/casinos as provided in this Agreement, to maintain, repair and restore (including any necessary replacement and capital improvement work required in connection therewith), and to keep in operation, open to the public (except for portions thereof, such as service areas, not generally open to the public) and available for the Permitted Uses, except as may be required to maintain in the required condition, order and repair (i) all H/C Pass-through Areas and the H/C Limited Common Areas at H/C I Owner's sole cost and expense other than costs and expenses with respect to the Phase I Automobile Parking Area which shall be shared in accordance with Section 3, and (ii) all H/C-Mall Common Areas, subject to the cost sharing provisions of
Section 3. The aforesaid maintenance of the

H/C-Mall Common Areas, H/C Pass-through Areas and the H/C Limited Common Areas shall include, without limitation, except to the extent provided hereinabove,
(i) patrolling with suitable and adequate uniformed and/or non-uniformed security personnel in accordance with prevailing practice at properties of like usage in Clark County, Nevada; (ii) maintaining suitable and adequate lighting (including the expenses of power and of light bulb installation and replacement) in all H/C-Mall Common Areas, H/C Pass-through Areas and the H/C Limited Common Areas and keeping same lit during such times as First-class Las Vegas Boulevard-style hotel/ casinos and/or First-class restaurant and retail complexes are open to the public (or for the purpose of taking inventory or maintenance or restoration or any other purpose not prohibited hereunder (collectively, "Permitted Maintenance")), equivalent to not less than 10-foot candles in portions generally open to the public when required to be lit to service the opening of any building comprising the Venetian to the public, and otherwise to the extent of such lesser standard as may be reasonably adequate under the circumstances to service the opening of any building comprising the Venetian for the purpose of Permitted Maintenance; (iii) cleaning, window-washing (exclusive of any windows forming part of a separate space tenant's premises), planting, replanting, landscaping, ventilating, heating and air-cooling of the H/C-Mall Common Areas, the H/C Pass-through Areas and the H/C Limited Common Areas; and (iv) cleaning and keeping in good order and repair, and replacing when necessary, all fixtures and other installations in the H/C-Mall Common Areas, the H/C Pass-through Areas and the H/C Limited Common Areas including, but not limited to, pools, fountains, telephone booths, vending machines, gaming machines and equipment, benches and the like.

The H/C-Mall Common Areas and the H/C Pass-through Areas shall be open to the general public and operated, and all public entrances thereto shall be open to the general public and operated during such normal operating times as any portion of either the SECC or the Phase I Mall are open for business to the public, and in addition during such times as First-class Las Vegas Boulevard-style hotel/casinos and/ or First-class restaurant and retail complexes are open. If either the SECC or the Phase I Mall is not open to the public but is in the process of Permitted Maintenance therein, and the other of the SECC or the Mall I Space is not open for business to the public, then H/C I Owner need not during such Permitted Maintenance keep the public entrances to the H/C-Mall Common Areas or the H/C Pass-through Areas open to the general public, but must keep such public entrances open to the employees, agents, contractors and subcontractors of the Owner performing such Permitted Maintenance. In addition to the foregoing, whenever any connecting level of the SECC or the Phase I Mall is open for business, the doors connecting such level of the SECC or the Phase I Mall, as the case may be, with the H/C I Space shall be open and if either the SECC or Phase I Mall is in the process of Permitted Maintenance the doors connecting such level of the SECC or the Phase I Mall, as the case may be, with the H/C I Space, shall at the election of SECC Owner or Mall I Owner, as the case may be, be open to SECC Owner or Mall I Owner, respectively.

                  (b) Subject to Section 3 of this Article V, H/C I Owner shall, except to the extent the same is located within the Mall I Space, at all times from and after the earlier of (i) the Opening Date and (ii) the Mall Release Date during the Term operate, maintain, restore, repair and replace and keep and maintain in good order, condition, and repair, and in a neat and attractive condition, consistent with the standards that obtain in First-class Las Vegas Boulevard-style hotel/casinos and First-class retail and restaurant complexes as provided in this Agreement the building systems, Facilities, foundation, floor slabs, and other structural components of the Base Building (including, without limitation, all components providing structural support for the Mall I Space and the Phase I Mall), including, without limitation, the roof, exterior walls, exterior wall systems, exterior wall fenestrations, interior and exterior bearing walls, columns, slabs and members, plumbing, and sprinkler systems (or other fire suppression systems, if any), heating, ventilating and air conditioning systems, stairwells, elevators, escalators (if any) and any other similar mechanical conveyancing devices or systems, electrical switchgear, transformers and all other electrical systems (collectively, the "Building Shell and Core"). All of said maintenance and repairs and any restorations or replacements required in connection therewith shall be of First-class quality and shall be done in a good and workmanlike manner. Mall I Owner shall give H/C I Owner notice of any damage to the Phase I Mall or the Building Shell and Core (whether or not caused by Mall I Owner) or of any defects in the Building Shell and Core or any portion thereof or any fixtures or equipment therein promptly after Mall I Owner first learns thereof.

                  (c) H/C I Owner's obligations under this Article V are subject to Force Majeure Events and to the provisions of Article XI.

            2.    No Obstructions; No Dedication of Pass-through Areas.
                  (a) Except to the extent that temporary construction barricades are reasonably required by H/C I Owner to perform work in and maintain the H/C Pass-through Areas, the H/C-Mall Common Areas and the H/C Limited Common Areas in accordance with the terms hereof and such barricades do not interfere with the use of the H/C Pass-through Areas, H/C-Mall Common Areas and the H/C Limited Common Areas or the Phase I Mall or the SECC except to the minimal extent necessary to permit H/C I Owner to perform its obligations with respect to such space, no fence, barricade or other obstruction shall be placed, kept, permitted or maintained on the H/C Pass-through Areas, the H/C-Mall Common Areas or the H/C Limited Common Areas which will interfere with the intended uses thereof. H/C I Owner, in exercising its rights under this Section 2, shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (i) the SECC and SECC Owner's business at the same and (ii) the Phase I Mall and Mall I Owner's business at the same.

                  (b) No part of the H/C Pass-through Areas, the Common Areas or the Mall I Pass-through Areas shall be dedicated to any governmental authority or for any other public use without the prior consent of all of the Parties. The affected Owners shall, to the extent required in order to avoid such dedication or prevent the acquisition of any easement or other similar special rights, from time to time close any or all portions of the H/C I Space and the Mall I Space, erect private boundary marks or take such further actions as may be reasonably appropriate for that purpose, but without unnecessary interference with the use of all or any portion of the Venetian or the SECC.

            3.    Cost Sharing.

                  (a) Subject to adjustment as set forth below, each of Mall I Owner and SECC Owner shall pay to H/C I Owner its respective percentages and other charges (collectively, "Mall I Owner's Share" or "SECC Owner's Share," as applicable) to be set forth on Schedule II of the Hotel/Casino/Mall/SECC Common Area Charges more particularly described on Schedule II as a contribution to the cost of operating the Phase I Automobile Parking Area, the H/C-Mall Common Areas and, in the case of Mall I Owner, for payment of other incidental costs agreed to be shared as set forth on Schedule II from and after the Opening Date for each year during the Term. On or before sixty (60) days before the Opening Date, H/C I Owner, SECC Owner and Mall I Owner and their Mortgagees shall agree on an Independent Expert reasonably acceptable to all of them who shall deliver a certificate to each of Mall I Owner, SECC Owner and each of their, and H/C I Owner's, respective Mortgagees setting forth the Independent Expert's determination of (a) the actual categories of expenses; (b) the actual percentages of cost categories attributable to each of H/C I Owner, Mall I Owner and SECC Owner; and (c) any other charges attributable to H/C I Owner, Mall I Owner and SECC Owner, all of which shall comprise each of H/C I Owner's Share, Mall I Owner's Share and SECC Owner's Share to be set forth on Schedule II, and certifying that (a), (b) and (c) would be agreed to by a Commercially Reasonable Owner with respect to each Owner and its Lot and will not cause a Material Adverse Effect with respect to each Owner and its Lot. Each of Mall I Owner's Share and SECC Owner's Share and the categories of expenses set forth on
Schedule II shall be subject to further adjustment from time to time during the Term to the extent equitable by agreement of H/C I Owner, Mall I Owner and SECC Owner after consultation with the Mortgagees of H/C I Owner, Mall I Owner and SECC Owner; provided, that if any such Mortgagee shall believe that such adjustment would (i) not be agreed to by a Commercially Reasonable Owner or
(ii) will cause a Material Adverse Effect, then such Owners and Mortgagees will negotiate in good faith until they agree on adjustments acceptable to all such parties; if the parties shall not agree within thirty (30) days, such Owners and Mortgagees shall agree to an Independent Expert reasonably acceptable to all such Owners and Mortgagees who shall deliver to SECC Owner, Mall I Owner and each of their respective Mortgagees (as well as H/C I Owner's Mortgagee) a written statement describing and certifying to an adjustment to Schedule II that
(i) would be agreed to by a Commercially Reasonable Owner, (ii) will not cause a Material Adverse Effect and (iii) has appropriately allocated costs to reflect relative benefits.

                  (b) Hotel/Casino/Mall/SECC Common Area Charges shall be payable as follows: the first monthly installment thereof, reduced on a pro rata basis to reflect the actual number of days during the calendar month in which the Opening Date or Commencement Date, as applicable, shall occur, to be applied to the period from the Opening Date or Commencement Date, as applicable, up to and including the last day of such calendar month, and thereafter in monthly installments on the first day of each month during the balance of the Term, the last installment of which shall be reduced on a pro rata basis to reflect the actual number of days in said month included within the Term.

                  (c) Not less than thirty (30) days prior to the commencement of each calendar year, H/C I Owner shall submit to each of SECC Owner and Mall I Owner a statement setting forth (i) H/C I Owner's good faith estimate of the amount of Hotel/Casino/Mall/SECC Common Area Charges for such calendar year,
(ii) Mall I Owner's Share thereof (the amount of such Mall I Owner's Share being hereinafter referred to as "Mall I Owner's Common Area Charge Obligations") and
(iii) SECC Owner's Share thereof (the amount of such SECC Owner's Share being hereinafter referred to as ("SECC Owner's Common Area Charge Obligations").

                  (d) Within ninety (90) days following the end of each calendar year, H/C I Owner shall furnish to each of SECC Owner and Mall I Owner and each of their Mortgagees a written statement (the "Operating Expense Statement") certified by a nationally or regionally prominent accounting firm, who shall be otherwise reasonably acceptable to Mall I Owner and SECC Owner, showing in reasonable detail by categories (i) the total Hotel/Casino/Mall/SECC Common Area Charges for such calendar year, (ii) Mall I Owner's Common Area Charge Obligations for such calendar year and payments, if any, made by Mall I Owner with respect thereto and (iii) SECC Owner's Common Area Charge Obligations for such calendar year and payments, if any, made by SECC Owner with respect thereto together, in each case, with copies of supporting invoices, receipts and such other data necessary for SECC Owner and Mall I Owner to verify such charges (collectively, "Supporting Documentation"). If SECC Owner's or Mall I Owner's aggregate actual payments on account of Hotel/Casino/Mall/SECC Common Area Charges for any calendar year shall be less than SECC Owner's or Mall I Owner's, as the case may be, actual Common Area Charge Obligations for such calendar year, SECC Owner or Mall I Owner, as the case may be, shall pay such deficiency within ten (10) days of receipt by such Party of the Operating Expense Statement and Supporting Documentation from H/C I Owner. If SECC Owner's or Mall I Owner's aggregate actual payments on account of Hotel/Casino/Mall/SECC Common Area Charges for any calendar year exceed SECC Owner's actual Common Area Charge Obligations or Mall I Owner's actual Common Area Charge Obligations, as the case may be, as indicated by the Operating Expense Statement for such calendar year, then H/C I Owner shall, within ten (10) days of receipt by H/C I Owner of the Operating Expense Statement from H/C I Owner's accountant, refund the amount of such excess payment to SECC Owner or Mall I Owner, as the case may be, in cash. H/C I Owner shall keep complete and accurate books and records, in accordance with generally accepted accounting principles consistently applied, of the Hotel/Casino/ Mall/SECC Common Area Charges and shall retain those books and records at its corporate offices. For a period of three (3) years after the end of each calendar year, and for so long thereafter as any dispute exists with respect thereto, H/C I Owner shall preserve all such books and records, including any payroll and time records, vouchers, receipts, correspondence and memos pertaining to the Hotel/Casino/Mall/ SECC Common Area Charges for such calendar year. Each of SECC Owner or Mall I Owner may, within three (3) years after the delivery of any Operating Expense Statement and Supporting Documentation, examine, at such Owner's expense (unless otherwise provided herein), H/C I Owner's books and records relating to the charges set forth on such Operating Expense Statement. Such examination shall be conducted during ordinary business hours upon not less than five (5) Business Days' Notice, in a manner so as to reasonably minimize any interference with H/C I Owner's business. If such examination discloses that H/C I Owner has overstated Mall I Owner's actual Common Area Charge Obligations or SECC Owner's actual Common Area Charge Obligations, as the case may be, then H/C I Owner shall promptly refund the overpayment to Mall I Owner or SECC Owner, as the case may be, and if the overpayment is more than three percent (3%) of the amount such Owner should have paid, H/C I Owner shall also pay the reasonable, out-of-pocket costs of such Owner's examination and interest on the overpayment at the Interest Rate from the date such Owner overpaid H/C I Owner until such Owner receives such refund.

                  (e) With respect to Hotel/Casino/Mall/SECC Common Area Charges, any dispute between H/C I Owner and SECC Owner or Mall I Owner shall be resolved by determination of the Independent Expert in accordance with Section 15 of Article XIV, which shall be the exclusive and binding method for the resolution of any such dispute. H/C I Owner, SECC Owner and Mall I Owner each agree to execute and deliver, or cause to be executed and delivered, to the other any instruments that may be required to effectuate or facilitate the provisions of this Agreement relating to the matters set forth in this Section 3(e).

            4.    H/C I Space, Phase I Hotel/Casino Maintenance and Repair.

                  (a) From and after the earlier of (i) the Opening Date and
(ii) the Mall Release Date throughout the Term, H/C I Owner, at its sole cost and expense, shall, consistent with First-class Las Vegas Boulevard-style hotel/casinos and First-class retail and restaurant complexes as provided in this Agreement (a) clean and maintain the H/C I Space, the Phase I Hotel/Casino and all parts thereof and facilities therein, including, without limitation all portions of the interior walls and floors and all improvements therein, (b) keep and maintain the same in good order, condition and repair and in a neat, attractive and rentable condition, and (c) make all necessary repairs and restorations thereto and/or replacements of portions thereof, interior and exterior, structural and non-structural, ordinary and extraordinary, including, without limitation, all repairs and replacements necessitated by H/C I Owner's or any of H/C I Owner's Tenant's moving property in or out of the H/C I Space or installation or removal of furniture, fixtures or other property or by the performance by H/C I Owner or any Tenant of any Alterations, or when necessitated by the negligence or willful misconduct or improper conduct of H/C I Owner or H/C I Owner or the Permittees of either of them. All of said repairs and any restorations or replacements required in connection therewith shall be of a quality and class equal to the original work or installation and shall be done in a good and workmanlike manner. All work undertaken by H/C I Owner pursuant to this Section 4 shall be performed in accordance with Sections 7 through 10.

                  (b) H/C I Owner's obligations under this Article V are subject to Force Majeure Events and the provisions of Article XI.

            5. Mall I Pass-through Areas, Mall I Space and Phase I Mall Maintenance and Repair.

                  (a) Mall I Owner agrees in accordance with the standards that obtain in First-class retail and restaurant complexes as provided in this Agreement, to maintain and repair (including any necessary replacement and capital improvement work required in connection therewith) at all times from and after the earlier of (i) the Opening Date and (ii) the Mall Release Date, and to keep in operation, open to the public (except for portions thereof, such as service areas, not generally open to the public) and available for the Permitted Uses, except as may be required to maintain in the required condition, order and repair, at Mall I Owner's sole cost and expense, all Mall I Pass-through Areas and Mall I Limited Common Areas. The aforesaid maintenance of the Mall I Pass-through Areas and Mall I Limited Common Areas shall include, without limitation, except to the extent provided hereinabove, (i) patrolling with suitable and adequate uniformed and/or non-uniformed security personnel in accordance with prevailing practice at properties of like usage in Clark County, Nevada; (ii) maintaining suitable and adequate lighting (including the expenses of power and of light bulb installation and replacement) in all Mall I Pass-through Areas and Mall I Limited Common Areas and keeping same lit during such times as First-class retail and restaurant complexes are open (to the public or for Permitted Maintenance or restoration or any other purpose not prohibited hereunder), equivalent to not less than 10-foot candles in portions generally open to the public when required to be lit to service the opening of any building comprising the Venetian to the public, and otherwise to the extent of such lesser standard as may be reasonably adequate under the circumstances to service the opening of any building comprising the Venetian for Permitted Maintenance; (iii) cleaning, window-washing (exclusive of any windows forming part of a separate space tenant's premises), planting, replanting, landscaping, ventilating, heating and air-cooling of the Mall I Pass-through Areas and Mall I Limited Common Areas; and (iv) cleaning and keeping in good order and repair, and replacing when necessary, all fixtures and other installations in the Mall I Pass-through Areas and the Mall I Limited Common Areas including, but not limited to, pools, fountains, telephone booths, vending machines, benches and the like. The Mall I Pass-through Areas shall be open to the general public and operated and all public entrances thereto shall be open to the general public and operated during such times as First-class retail and restaurant complexes are open. If either the SECC or the H/C I Space is not open to the public but is in the process of having Permitted Maintenance therein, and the other of the SECC or the Mall I Space is not open for business to the public, then Mall I Owner need not during such Permitted Maintenance, keep the public entrances to the Mall I Pass-through Areas open to the general public. In addition to the foregoing, whenever any connecting level of the SECC or the H/C I Space is open for business, the doors connecting such level of the SECC or the H/C I Space, as the case may be, with the Mall I Space, shall be open and if either the SECC or H/C I Space is in the process of having Permitted Maintenance performed, the doors connecting such level of the SECC or the H/C I Space, as the case may be, with the Mall I Space, shall at the election of SECC Owner or H/C I Owner, as the case may be, be open to SECC Owner or H/C I Owner, respectively.

                  (b) Except to the extent H/C I Owner is specifically responsible therefor under this Agreement, throughout the Term, Mall I Owner, at its sole cost and expense, shall (a) clean and maintain the Mall I Space and the Phase I Mall and all parts thereof and facilities therein, including, without limitation all portions of the interior walls and floors and all improvements therein, (b) keep and maintain the same in good order, condition and repair and in a neat, attractive and rentable condition, consistent with First-class retail and restaurant complexes as provided in this Agreement, and (c) make all necessary repairs thereto and/or replacements of portions thereof, ordinary and extraordinary, including, without limitation, all repairs and replacements necessitated by Mall I Owner's or any Tenant's moving property in or out of the Mall I Space or installation or removal of furniture, fixtures or other property or by the performance by Mall I Owner or any Tenant of any Alterations, or when necessitated by the negligence or willful misconduct or improper conduct of Mall I Owner or any Tenant or the agents, employees, contractors or invitees of either of them. All of said repairs and any restorations or replacements required in connection therewith shall be of a quality and class equal to the original work or installation and shall be done in a good and workmanlike manner. All work undertaken by Mall I Owner pursuant to this Section 5, shall be performed in accordance with Sections 7 through 10.

                  (c) Mall I Owner's obligations under this Article V are subject to Force Majeure Events and the provisions of Article XI.

            6. No Obstructions to Mall I Pass-through Areas. Except to the extent that temporary construction barricades are reasonably required by Mall I Owner to perform work in and maintain the Mall I Pass-through Areas and the Mall I Limited Common Areas in accordance with the terms hereof and such barricades do not interfere with the use of the H/C Pass-through Areas or the Phase I Hotel/Casino or the SECC except to the minimal extent necessary to permit Mall I Owner to perform its obligations with respect to such space, no fence, barricade or other obstruction shall be placed, kept, permitted or maintained on the Mall I Pass-through Areas and the Mall I Limited Common Areas which will interfere with the intended uses thereof. Mall I Owner, in exercising its rights under this
Section 6, shall use commercially reasonable efforts to minimize interference with the maintenance, use and operation of (i) the SECC and SECC Owner's business at the same and (ii) the Phase I Hotel/Casino and H/C I Owner's business at the same.

            7. Alterations. H/C I Owner and Mall I Owner each agree for the benefit of the other (except as otherwise expressly set forth herein) that from and after the Completion Date:

                  (a) H/C I Owner and Mall I Owner may each make (or allow any Tenant to make) Alterations to the improvements from time to time located within or on their respective Lots in accordance with the further provisions of this
Article V from time to time during the Term.

                  (b) H/C I Owner may from time to time as it deems appropriate in its absolute discretion, subject to the provisions of Section 8 and to the other provisions of this Section 7, make Alterations to all portions of the Phase I Hotel/Casino.

                  (c) Mall I Owner may from time to time as it deems appropriate in its absolute discretion, subject to the provisions of Section 8 and to the other provisions of this Section 7, make Alterations to all portions of the Mall I Space and the Phase I Mall.

                  (d) Neither H/C I Owner nor Mall I Owner may make (or allow any Person to make) any Alteration or restoration which affects in a material respect (i) the Building Shell and Core, (ii) the H/C-Mall Common Areas, (iii) the H/C Limited Common Areas, (iv) the Mall I Limited Common Areas, (v) the New Electric Substation, (vi) the New HVAC Plant or (vii) the Phase I Automobile Parking Area (any such Alteration or restoration, a "Material Alteration"), without in each instance obtaining the prior written consent thereto of (a) the other Owner, (b) the Mortgagee of each of the H/C I Owner and the Mall I Owner, and (c) with respect to a Material Alteration affecting the New Electric Substation and/or the New HVAC Plant, SECC Owner and its Mortgagees, all of which consents (other than the consent of the Mortgagee on whose Lot the Alteration or restoration is being made) shall not be unreasonably withheld, conditioned or delayed if a Commercially Reasonable Owner would grant its consent and the same is not likely to have a Material Adverse Effect. Either Owner may make (or allow any Tenant to make) any Alteration which singularly or together with related work is not a Material Alteration without the other Owner's or any Mortgagee's consent in accordance with the further provisions of this Article V. Together with each request for approval of a Material Alteration, the requesting Owner shall present to the non-requesting Owner and the Mortgagee of each of H/C I Owner and Mall I Owner (and the Mortgagee of SECC Owner with respect to a Material Alteration affecting the New Electric Substation and/or the New HVAC Plant) for its approval plans and specifications for such work prepared by an Architect. An Owner's or any Mortgagee's approval of any Material Alteration shall not constitute any assumption of any responsibility or liability by such Owner or Mortgagee for the accuracy or sufficiency of the applicable plans and specifications and the requesting Owner shall be solely responsible for such items and shall be liable for any damage resulting therefrom. The requesting Owner shall reimburse its Mortgagees, the non-requesting Owner and its Mortgagee upon receipt of invoices for the non-requesting Owner's and its Mortgagee's actual out-of-pocket costs incurred in connection with any review of any plans and specifications in accordance with this Section 7(d), including architect's and engineer's fees and costs. Upon reasonable prior notice and during mutually convenient hours, the non-requesting Owner and/or the Mortgagee of each of the H/C I Owner and the Mall I Owner (and the Mortgagee of SECC Owner with respect to a Material Alteration affecting the New Electric Substation and/or the New HVAC Plant) may inspect Material Alterations from time to time in order to assure itself that such work is being carried on in accordance with the requirements of this Agreement, provided that such inspection does not unreasonably interfere with the continuance and completion of the Material Alterations, and provided further that the failure of an Owner or any Mortgagee to inspect such work (or, if such work is inspected, the results or findings of such inspection) shall not in and of itself be considered a waiver of any right accruing to such Owner or Mortgagee upon any failure of the requesting Owner to perform such work in accordance with this Agreement. In undertaking any activities described in, and performing its obligations under, this Article V, each Owner shall use all commercially reasonable efforts to minimize interference (including, without limitation, interference due to closure) with the maintenance, use and operation of the Phase I Mall, the Phase I Hotel/Casino, and the SECC.

            8. Alteration Requirements. H/C I Owner and Mall I Owner each covenants and agrees for the benefit of the other that no Alterations to their respective

Lots and/or any buildings or improvements located thereon or therein will be made except in compliance with this Article V, and hereby covenants that it will comply with each and all of the following provisions:

                  (a) All Alterations shall be made with commercially reasonable diligence and dispatch in a First-class manner with First-class materials and workmanship, architecturally consistent in style with the existing improvements and in such a manner as will not interfere (other than to a de minimis extent) with the use, occupancy, maintenance or operation of the Base Building, the Phase I Hotel/ Casino or the Phase I Mall or any of the businesses conducted thereat.

                  (b) Before any Alterations are begun, the Owner performing or causing such Alteration to be performed shall obtain, at its own sole cost and expense, all licenses, permits, approvals and authorizations in connection with any such Alterations required by any Governmental Authorities and shall, on demand, deliver photocopies thereof to the other Owner. Upon any Owner's request, the other Owner shall join in the application for such licenses, permits, approvals and authorizations whenever such action is necessary, and the requesting Owner covenants that the non-requesting Owner will not suffer, sustain or incur any cost, expense or liability by reason thereof. All Material Alterations shall be made under the supervision of an Architect.

                  (c) All Alterations shall be made in compliance and conformity with all applicable Legal Requirements.

                  (d) In making any Alteration, the Owner performing or causing such Alteration to be performed shall not violate (a) the terms or conditions of any insurance policy affecting or relating to the Venetian (including, without limitation, any insurance policy in respect of the entire Base Building), or (b) the terms of any covenants, restrictions or easements affecting the Venetian.

                  (e) No Alterations shall create any encroachment upon any street or upon any other portion of the Venetian.

                  (f) H/C I Owner and Mall I Owner shall cooperate in good faith to effect any Alteration necessary or desirable to the other.

                  (g) No Alteration will be made that will affect the structural integrity and support of the Mall I Space or the Phase I Mall.

            9. Contractor Insurance. The Owner performing or causing a Material Alteration to be performed shall cause each of its general contractors to obtain, prior to commencing any Material Alteration, and to keep in force, for the benefit of Mall I Owner, H/C I Owner and each of their Mortgagees until the applicable Material Alteration is completed:

                  (a) Commercial general liability insurance for the project on an "occurrence" basis, including coverage for premises/operations, products/ completed operations, broad form property damage, blanket contractual liability, independent contractor's and personal injury, with no exclusions for explosion, collapse and underground perils, with primary coverage limits of no less than $1,000,000 for injuries or death to one or more persons or damage to property resulting from any one occurrence and a $2,000,000 aggregate limit. The commercial general liability policy shall also include a severability of interest clause;

                  (b) Automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no-fault insurance provisions or other endorsements in accordance with state legal requirements, with limits of no less than $1,000,000 per accident with respect to bodily injury, property damage or death;

                  (c) Workers compensation insurance and employer's liability or stop gap liability, with a limit of not less than $1,000,000, and such other forms of insurance which are required by law, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of the employees of such Owner;

                  (d) Umbrella Excess Liability Insurance of not less than $10,000,000 per occurrence and in the aggregate; and

                  (e) All such insurance shall be written by companies reasonably approved by H/C I Owner, Mall I Owner and each of their Mortgagees and shall be on terms reasonably satisfactory to H/C I Owner and Mall I Owner. Certificates for such insurance shall be delivered to H/C I Owner and Mall I Owner at least three (3) Business Days before any work on such Material Alteration begins at the Venetian. H/C I Owner or Mall I Owner, as the case may be, shall also maintain such additional insurance as the other shall reasonably request from time to time, provided such insurance coverage is maintained by tenants or owners of facilities or portions of facilities similar to the Venetian.

            10. Payment of Other Owner's Expenses. In connection with the making of any Material Alterations, the Owner performing such Material Alterations shall pay the other Owner's reasonable actual out-of-pocket costs and expenses incurred in connection therewith.

            11. Trade Fixtures and Personal Property. Notwithstanding anything to the contrary set forth in this Article V, H/C I Owner and Mall I Owner and its Tenants may, without the other Owner's consent, install in their respective Lots trade fixtures and personal property, provided that no such installation shall interfere with or damage the Building Shell and Core; provided that any such installations located in any Pass-through Area or in the H/C-Mall Common Areas or on any wall fronting on any Pass-through Area or any H/C-Mall Common Area must comply with the requirements for Alterations set forth in this Article
V. Such trade fixtures and personal property may be removed from time to time so long as any damage caused to any part of the Venetian caused by such removal shall be promptly restored at the removing Owner's sole cost and expense.

            12. Negative Covenants With Respect to Floor Loads. Neither Mall I Owner nor H/C I Owner shall suffer or permit any part of the Venetian to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept in any part of the Venetian, which would in any way place weight on any floor area in excess of its maximum floor load.

                               ARTICLE VI

                      TAXES AND INSURANCE PREMIUMS

            1. H/C I Owner and Mall I Owner each agree for the benefit of the other as follows:

                  (a) H/C I Owner Taxes. Until the Assessment Date, on the first Business Day of each December, March, June and September, H/C I Owner shall deposit into an escrow account (the "Tax Escrow Account") to be held and maintained by the Trustee for the benefit of each of the Mortgagees of the H/C I Space and the Mall I Space, H/C I Owner's Tax and Insurance Share (as defined below) of one-quarter of the following amounts during the following periods:

                      (i) from and after the Commencement Date until the day before the first anniversary thereof, $600,000;

                     (ii) from and after the first anniversary of the Commencement Date until the day before the second anniversary thereof, $1,400,000; and

                    (iii) from and after the second anniversary of the Commencement Date, and thereafter until the Subdivision Date, one hundred five percent (105%) of the aggregate amount of Taxes that were payable with respect to the Venetian and the Phase I Land during the immediately preceding Tax Year (or such greater amount as shall be payable during the following three (3) month period as reflected on a Tax Bill).

                  (b) Mall I Owner Taxes. Until the Assessment Date, on the first day of each December 1st, March 1st, June 1st and September 1st Mall I Owner shall deposit into the Tax Escrow Account Mall I Owner's Tax and Insurance Share (as defined below) one-quarter of the following amounts during the following periods:

                      (i) from and after the Commencement Date until the day before the first anniversary thereof, $600,000;

                     (ii) from and after the first anniversary of the Commencement Date until the day before the second anniversary thereof, $1,400,000; and

                    (iii) from and after the second anniversary of the Commencement Date, and thereafter until the Subdivision Date, one hundred five percent (105%) of the aggregate amount of Taxes that were payable with respect to the Venetian and the Phase I Land during the immediately preceding Tax Year (or such greater amount as shall be payable during the following three (3) month period as reflected on a Tax Bill).

                  (c) Tax and Insurance Share. H/C I Owner's Tax and Insurance Share shall be 85%, and Mall I Owner's Tax and Insurance Share shall be 15%. Each such Share shall be subject to adjustment to the extent equitable no less frequently than one (1) time during any three (3) year period based on a then current appraisal of an Independent real estate appraiser, prepared at the request of either H/C I Owner or Mall I Owner or any of their Mortgagees, the cost of which shall be shared by each Owner (proportionate to each Owner's Tax and Insurance Share). Copies of all Tax Bills shall be delivered to the Trustee, H/C I Owner and its Mortgagee and Mall I Owner and its Mortgagee by a tax reporting service engaged by and paid for by H/C I Owner. If any Owner shall receive a Tax Bill that it does not receive from such tax reporting service it shall promptly send a copy thereof to all other Owners and the Trustee. Within ninety (90) days after the end of each Tax Year, Trustee shall submit to each of H/C I Owner and Mall I Owner a statement ("Final Tax Statement") indicating whether and by how much each Owner has overpaid or underpaid its share of the actual amount of Taxes. If any Final Tax Statement indicates that any amount is due to an Owner, such refund shall accompany such Final Tax Statement. Within fifteen (15) days after receipt of any Final Tax Statement, the applicable Owner shall pay to Trustee the amount of any deficiency shown on such Final Tax Statement.

                  (d) H/C I Owner Insurance. On the first day of each calendar month, from and after the Commencement Date, H/C I Owner shall deposit into an escrow account (the "Insurance Escrow Account") to be held and maintained by Trustee for the benefit of the Mortgagees of the H/C I Space and the Mall I Space H/C I Owner's Tax and Insurance Share of one-twelfth of one hundred and five percent (105%) of the premiums actually payable during the preceding twelve
(12) month period with respect to the insurance policies required to be maintained pursuant to Article X (but in no event less than the amount that the Trustee, in good faith, determines shall be necessary in order to accumulate in the Insurance Escrow Account sufficient funds to pay all such insurance premiums at least fifteen (15) Business Days prior to the expiration of such insurance policies).

                  (e) Mall I Owner Insurance. On the first day of each calendar month from and after the Commencement Date, Mall I Owner shall deposit into the Insurance Escrow Account Mall I Owner's Tax and Insurance Share of one-twelfth of one hundred and five percent (105%) of the premiums actually payable during the preceding twelve (12) month period with respect to the insurance policies required to be maintained pursuant to Article X (but in no event less than the amount that the Trustee, in good faith, determines shall be necessary in order to accumulate in the Insurance Escrow Account sufficient funds to pay all such insurance premiums at least fifteen (15) Business Days prior to the expiration of such property insurance policies). If at the end of any twelve (12) month period, H/C I Owner's and/or Mall I Owner's aggregate actual payments on account of insurance premiums for such period shall exceed the amount of H/C I Owner's and/or Mall I Owner's actual insurance premium obligations for such period, then Trustee shall promptly refund the amount of such excess payment to H/C I Owner and/or Mall I Owner, as the case may be, in cash. Copies of all Bills with respect to property insurance premiums shall be delivered to the Trustee and the other Owner by H/C I Owner and/or Mall I Owner promptly after receipt thereof.

                  (f) Trustee. "Trustee" shall mean any of the following: a savings bank, savings and loan association, commercial bank, trust company (whether acting individually or in a fiduciary capacity) or insurance company (whether acting individually or in a fiduciary capacity) that has a combined capital and surplus of $500,000,000 or above, reasonably acceptable to Mall I Owner and H/C I Owner, and, in each case, reasonably acceptable to each of their Mortgagees and who is not affiliated with any of the Borrower or Adelson (or any Affiliate of either). The initial Trustee shall be The Bank of Nova Scotia. H/C I Owner shall pay the annual fee of the Trustee which payment shall be subject to the cost sharing provisions of Section 3 of Article V with respect to Mall I Owner's share of such fee. To the extent SECC Owner shall elect to obtain insurance coverage for the SECC under a blanket policy with H/C I Owner and Mall I Owner in accordance with the provisions of Article X, SECC Owner shall pay its proportionate share of applicable insurance premiums pursuant to the cost sharing provisions of Section 3 of Article V. Either H/C I Owner or Mall I Owner can replace the existing Trustee at any time and from time to time; provided that any replacement Trustee shall be selected in accordance with the foregoing provisions of this subsection (f). If H/C I Owner or Mall I Owner or SECC Owner (if SECC Owner shall have elected to maintain insurance coverage under a blanket policy with H/C I Owner and Mall I Owner) shall fail to make any payment required to be made in accordance with the provisions of this
Article VI, the Trustee shall promptly give notice to the non-defaulting Owners and to each Mortgagee, and any non-defaulting Owner and/or any Mortgagee may (but shall not be required to) pay all or any portion of such payment to the Trustee and the non-paying Owner shall reimburse the paying non-defaulting Owner or Mortgagee, as applicable on demand therefor by the paying Owner or Mortgagee, for the sums so expended with interest thereon for the period from such demand to such reimbursement, at the Interest Rate. The Trustee shall have no responsibility to any Owner as a consequence of performance by the Trustee hereunder except for any bad faith, fraud, gross negligence or willful misconduct of the Trustee. The Trustee shall have no duties or obligations hereunder except as expressly set forth herein or in that certain Trustee Disbursement and Administration Agreement, dated as of November 14th, 1997, by and among VCR, Mall I Owner, The Bank of Nova Scotia and the Existing Mortgagees, shall be responsible only for the performance of such duties and obligations and shall not be required to take any action otherwise than in accordance with the terms hereof or thereof.

                  (g) Owners to Pay Taxes. SECC Owner, H/C I Owner and Mall I Owner each agree for the benefit of the other that (i) all taxes, assessments and other charges (including, without limitation, real property taxes and assessments), and all interest and penalties with respect thereto (all of the foregoing, collectively, "Taxes") levied or assessed, or which (if unpaid) may result in the imposition of a lien, against all or any portion of the SECC Land and all buildings and other improvements from time to time located on the SECC Land (or against SECC Owner, H/C I Owner or Mall I Owner with respect to the same) shall be paid, prior to delinquency thereof, by SECC Owner, (ii) all Taxes levied or assessed, or which (if unpaid) may result in the imposition of a lien, against all or any portion of the Phase I Land (excluding the Mall I Space from and after the Subdivision Date) and all buildings and other improvements from time to time located on the Phase I Land (excluding the Mall I Space from and after the Subdivision Date) (or against H/C I Owner, Mall I Owner or SECC Owner with respect to the same) shall be paid, prior to delinquency thereof, by H/C I Owner, and (iii) all Taxes levied or assessed, or which (if unpaid) may result in the imposition of a lien, against all or any portion of the Mall I Space and all improvements from time to time located thereon (or against H/C I Owner, Mall I Owner or SECC Owner with respect to the same) shall be paid, prior to delinquency thereof, by Mall I Owner.

                  (h) Right to Contest. Each Party shall have the right to contest, in good faith and at its own cost and expense, the validity or amount of any Taxes that, in the absence of such contest, it would be required to pay hereunder; provided, however, that if at any time payment of the whole or any part thereof shall be necessary in order to prevent the sale, under applicable law, of any property with respect to which any easement, right or interest has been granted pursuant to this Agreement, then the contesting party shall pay or cause same to be paid in time to prevent such sale. Any such payment may be made under protest. Prior to the Subdivision Date, H/C I Owner and Mall I Owner shall consult in good faith with respect to any proposed contest of the validity or amount of any Taxes regarding all or any part of each such Owner's Lot and/or the buildings or other improvements located thereon or therein and neither Party shall prosecute, defend, settle or compromise any such contest without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

                  (i) Bills. In the event that any Party shall receive a bill, invoice or similar writing (each of the foregoing, a "Bill") in respect of any Taxes that any other Party is required to pay hereunder, then the Party in receipt of such bill shall (i) pay, prior to delinquency, the portion, if any, of the Taxes referenced in such Bill for which such Party is responsible and
(ii) promptly deliver the same to the other Party, whereupon such other Party shall pay, prior to delinquency, the portion of the Taxes referenced in such Bill for which such other Party is responsible. Additionally, if any Party hereto shall receive a notice or other official writing relating to any Taxes that the other Party hereto is required to pay under this Agreement (other than a Bill), then such receiving Party shall promptly furnish a copy of the same to the other Party hereto. Each Party shall, promptly upon the request of any other Party, exhibit to such other Party for examination, receipts for the Taxes required to be paid by such Party pursuant to this Article VI.

                  (j) Failure to Pay Taxes. In the event any Party shall fail to pay any Taxes that it is required to pay hereunder, any other Party or its Mortgagee may (but shall not be required to) pay all or any portion of such Taxes and the non-paying Party shall reimburse the paying Party or its Mortgagee, as applicable, on demand therefor by the paying Party or its Mortgagee, for the sums so expended, with interest thereon, for the period from such demand to such reimbursement, at an annual rate equal to four (4%) percent per annum in excess of the rate announced from time to time by LaSalle National Bank, or any successor thereto, as its prime rate at its main office in Chicago, IL (the "Interest Rate"); provided, however, that with respect to a Mortgagee, "Interest Rate" shall mean the rate which is the greater of (i) the Interest Rate (as defined above) and (ii) the default interest rate applicable to similar defaults as set forth in such Mortgagee's loan documents. The provisions of Sections 9(a) and (b) of Article XIV shall apply to this Section 1(j).

                  (k) Trustee to Pay Taxes and Insurance Premiums. Provided H/C I Owner and Mall I Owner shall have made the payments to Trustee required under this Article VI, (i) from and after the Commencement Date until the Assessment Date, Trustee shall pay all Taxes with respect to the Venetian and the Phase I Land prior to delinquency thereof based on Tax Bills presented to Trustee, (ii) from and after the Commencement Date, Trustee shall pay all insurance premiums with respect to the insurance policies required to be maintained under Article X prior to the expiration thereof based on bills with respect to insurance premiums presented to Trustee, and (iii) to the extent there shall not be sufficient monies in the Tax Escrow Account and/or in the Insurance Escrow Account, as the case may be, to enable Trustee to make the payments described in the preceding (i) and (ii), H/C I Owner and Mall I Owner shall pay Trustee the amount of any such deficiency promptly after demand therefor based on their respective Tax and Insurance Shares.

                  (l) Pledge of Collateral. All amounts held by the Trustee shall be held by the Trustee in accounts for the benefit of the Mortgagees of the Lots affected. The Trustee shall establish separate accounts for the proceeds allocable to each respective Lot. At the request of the Owner of a particular Lot, the account established with respect to that Lot will permit the investment of the funds therein in investments identified by said Owner subject to the reasonable approval of the Mortgagee of the affected Lot. Notwithstanding the foregoing:

                      (i) the account established for a particular Lot and all funds and investments therein and all proceeds thereof are hereby pledged, assigned, transferred and delivered by the respective Owners to the Trustee for the benefit of the Mortgagees of said Lot, and the Owners hereby grant to the Trustee for the benefit of said Mortgagees a continuing lien on and security interest in all of the foregoing as collateral security for the obligations under their respective loan documents, in the same priorities as apply to the liens which they hold with respect to the Lots; and

                     (ii) said Owners shall take all steps reasonably requested by the Trustee or said Mortgagees in order to perfect said security interests.

                               ARTICLE VII

                            PERMANENT PARKING

            1. Automobile Parking Areas. As part of the construction of the Venetian, H/C I Owner intends to construct the Phase I Automobile Parking Area, which structure shall be constructed at H/C I Owner's sole cost and expense and will be made available for use by H/C I Owner, SECC Owner and Mall I Owner in accordance with the provisions of this Article VII. H/C I Owner shall, however, notwithstanding anything to the contrary contained in this Article VII, have no obligation to SECC Owner to construct the Automobile Parking Areas, so long as the Temporary Parking Facilities described in Section 4 of Article I continue to be provided in accordance, and H/C I Owner otherwise complies, with the terms of
Section 4 of Article I.

            2. Preliminary Parking Plan. The Parties hereby agree that the Phase I Automobile Parking Area and the roadways, walkways and related facilities and improvements described below shall be constructed generally in accordance with the conceptual plans and drawings attached hereto and made a part hereof as Exhibit S (the "Preliminary Parking Plan") and applicable Legal Requirements. No material changes in or refinements to the location, capacity or design of the Phase I Automobile Parking Area, or the roadways, walkways, and related facilities and improvements associated with the same, all as shown on the Preliminary Parking Plan, shall be made without each Owner's prior written consent thereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided that, with respect to the design of the Phase I Automobile Parking Area, each Owner's right of approval shall be limited to those aspects of the design that affect the Phase I Automobile Parking Area's structural integrity, its utility to such Owner and its compliance with applicable Legal Requirements affecting each Owner. In addition, H/C I Owner shall keep the other Owners informed on a current basis of all proposed material changes to the plans and specifications for the Phase I Automobile Parking Area and the general status of the construction of the Phase I Automobile Parking Area, and each Owner shall have the right (either itself or through an authorized representative) to inspect the Phase I Automobile Parking Area and discuss the construction of the same with the architect and construction manager retained by H/C I Owner.

            3.    Parking Spaces.

                  (a) Effective automatically upon the Phase I Garage Opening Date, H/C I Owner grants to each other Owner the non-exclusive right to use all the Parking Spaces in the Phase I Automobile Parking Area on a "first come, first served" basis, subject to the provisions of this Agreement; provided that such Owner is using its Lot for its Permitted Use. In no event shall any Owner's rights and easements relating to parking comprise less than the minimum number of Parking Spaces which shall be in such a location as shall be necessary for such Owner (i) to be in compliance with all applicable Legal Requirements with respect to Parking Spaces and (ii) to conduct its business on or in its Lot in accordance with its Permitted Use (collectively, the "Minimum Parking Standards"); provided, however, that H/C I Owner shall have no obligation to alter or expand the Phase I Automobile Parking Area in order to accommodate increased parking needs imposed upon any other Owner as a consequence of a change in the applicable Legal Requirements applicable to such Owner or a change in the intended use of such Owner's Lot after the Commencement Date;

                  (b) If H/C II Owner shall construct a new and separate parking structure (the "Phase II Automobile Parking Area") on the Phase II Land for the use by H/C II Owner, Mall II Owner, H/C I Owner, Mall I Owner and SECC Owner, of all the parking spaces in the Phase II Automobile Parking Area on a non-exclusive "first come, first served" basis, then H/C I Owner shall grant to H/C II Owner the non-exclusive right to use all the Parking Spaces in the Phase I Automobile Parking Area on a "first come, first served" basis, from and after the date the Phase II Automobile Parking Area shall be made available for such use to all Owners; provided that (i) such use of the Phase I Automobile Parking Area and of the Phase II Automobile Parking Area shall satisfy the Minimum Parking Standards with respect to each of H/C I Owner, Mall I Owner and SECC Owner, and (ii) a Commercially Reasonable Owner of each of the Phase I Hotel/Casino, the Phase I Mall and the SECC would consent to such use by H/C II Owner and the same is not likely to have a Material Adverse Effect as determined with respect to each such Owner, its property and its Mortgagee. If H/C II Owner shall construct the Phase II Automobile Parking Area to be used in accordance with the provisions of this subsection (b), (i) H/C I Owner and H/C II Owner shall agree on a commercially reasonable plan to share the costs of operating and maintaining the Automobile Parking Areas which, in the case of each of SECC Owner and Mall I Owner and their respective properties and Mortgagees, a Commercially Reasonable Owner would agree to and which is not likely to have a Material Adverse Effect, and (ii) H/C II Owner shall commence and continue to maintain the Phase II Automobile Parking Area in a First-class manner.

            4. Construction. The Phase I Automobile Parking Area shall be constructed by H/C I Owner at its sole cost and expense. The manner in which the Phase I Automobile Parking Area shall be operated and maintained shall be as set forth in this Article VII.

            5. Capital Improvements/Maintenance. H/C I Owner shall have the right to make capital improvements and the obligation to perform Maintenance on the Parking Access Easement Area located on the Phase I Land, which rights shall be exercised at its sole cost and expense, subject to the cost sharing provisions of Section 3 of Article V. SECC Owner shall have the right to make capital improvements and the obligation to perform Maintenance on the Parking Access Easement Area located on the SECC Land, which right and obligation shall be exercised at its sole cost and expense.

            6. Rights of Others to Use Parking Spaces. Nothing herein shall be construed as precluding H/C I Owner from granting from time to time to other Persons (including without limitation other Owners) rights to use Parking Spaces. Such grants may be on terms determined by H/C I Owner in its sole discretion. Notwithstanding the foregoing, a particular grant shall not be permitted if usage of the rights granted will either (i) result in any Owner not being afforded its Minimum Parking Standards or (ii) otherwise adversely affect the conduct of another Owner's business in accordance with the terms hereof (except to a de minimis extent), unless such Owner first consents to such grant.

            7.    Parking Rules and Regulations.
                  (a)   Only H/C I Owner with respect to the Phase I
Automobile Parking Area shall have the right to establish, revise and replace, from time to time, reasonable rules and regulations ("Parking Rules and Regulations") for use of the Phase I Automobile Parking Area subject to the approval of each other Owner, which approval shall not be unreasonably withheld, delayed or conditioned; provided that no such rules or regulations or revisions thereto shall (i) deprive any Owner of its Minimum Parking Standards, (ii) adversely affect the conduct of any Owner's business in accordance with the terms of this Agreement (except to a de minimis extent) or (iii) be enforced in a manner which discriminates against an Owner or its Permittees. A copy of the Parking Rules and Regulations shall be provided to each Owner. Each Owner shall comply with the Parking Rules and Regulations. The power to enforce the Parking Rules and Regulations shall be vested exclusively in H/C I Owner. In this regard, the Parties acknowledge and agree that the Parking Rules and Regulations to be adopted from time to time by H/C I Owner are intended to facilitate the orderly administration of the Phase I Automobile Parking Area and the use of the rights therein granted, and no Owner shall have any claim against H/C I Owner with respect to the Phase I Automobile Parking Area for failure to enforce the Parking Rules and Regulations against any other Owner, person or entity so long as such rules and regulations do not deprive any Owner of its Minimum Parking Standards or adversely affect the conduct of any Owner's business in accordance with the terms of this Agreement or are enforced in a discriminatory manner. Rules and regulations initially applicable to the use of the Automobile

Parking Areas pursuant to this Agreement are set forth in Schedule III attached hereto.

                  (b) In the event of any dispute between the Owners regarding the establishment, revision or enforcement of Parking Rules and Regulations pursuant to this Section 7, the affected Owners shall submit the matter for determination by the Independent Expert pursuant to the provisions of Section 15 of Article XIV.

            8. Parking Fees; Maintenance Charges. H/C I Owner shall have the right, subject to the approval of each other Owner, which approval shall not be unreasonably withheld, delayed or conditioned, to require the payment of parking fees for the benefit of the Owners. Such fees shall be equitably apportioned among the Owners as the Owners shall agree (and, absent such agreement, as an Independent Expert shall decide).

            9. Additional Parking to Comply With Legal Requirements. If, at any time, the parking rights, easements and interests granted to Mall I Owner, H/C I Owner and/or SECC Owner under this REA shall not be sufficient in order for the Phase I Mall, Mall I Space, SECC, SECC Land, Phase I Hotel/Casino and/or the H/C I Space to comply with all applicable Legal Requirements pertaining to parking, then H/C II Owner shall immediately provide and make available to Mall I Owner, H/C I Owner and/or SECC Owner, as applicable, and H/C I Owner (on behalf of itself and H/C II Owner) hereby grants, such easements, rights and interests in, to and under such additional parking spaces and facilities on the Phase II Land as are necessary in order for the Phase I Mall, the Mall I Space, the SECC, the SECC

Land, the Phase I Hotel/Casino and the H/C I Space to comply with all Legal Requirements pertaining to parking. Additionally, as a condition precedent to any development activity upon the Phase II Land, the H/C II Owner shall deliver to the H/C I Owner, the Mall I Owner, the SECC Owner and their respective Mortgagees an opinion of counsel or a certificate from an appropriate official of the applicable Governmental Authority, in either case, in form and substance (and, in the case of a legal opinion, from counsel reasonably satisfactory) reasonably satisfactory to said Mortgagees to the effect that the Phase I Mall, Mall I Space, SECC, SECC Land, Phase I Hotel/Casino and the H/C I Space will continue, after and during such proposed development activity, to comply with all applicable Legal Requirements pertaining to parking.

                              ARTICLE VIII

                        THE VENETIAN AND THE LIDO

      A. Construction. Until such time as all obligations under the Mortgage Notes and the Mortgage Notes Indenture have been paid in full, H/C II Owner agrees, for the benefit of H/C I Owner, that no new construction shall be undertaken on the Phase II Land unless such construction is permitted by the terms of the indenture pertaining to the Mortgage Notes or otherwise approved by the Mortgage Notes Indenture Trustee. H/C I Owner, H/C II Owner, Mall I Owner, Mall II Owner and SECC Owner each further agree for the benefit of the others as follows:

            1. In connection with the construction of the Lido, the Parties shall cooperate and continuously consult in good faith with each other in connection with such simultaneous construction, such cooperation to include, without limitation,
(a) diligent efforts by each to minimize interference with the construction activities of the others; (b) the termination by each, as soon as reasonably practicable in accordance with reasonably prudent construction practices, of any such interference; (c) the giving by each to the others of a reasonably detailed schedule of all construction-related activities, such schedule to be updated not less frequently than monthly; (d) H/C I Owner endeavoring to provide to H/C II Owner the benefit of any construction, interior finish, FF&E, insurance and other discounts obtained by H/C I Owner (but at no direct or indirect expense to H/C I Owner); (e) appropriate joint use, on an equitable, arm's-length basis, of architects, construction managers, trade contractors, and consultants (with payments to such third parties to be equitably allocated between H/C I Owner and H/C II Owner at no direct or indirect expense to H/C I Owner, Mall I Owner or SECC Owner) and, when appropriate, joint actions with respect thereto; and (f) appropriate sharing of construction staff, on an equitable arm's-length basis (with the wages, salaries and other benefits of such staff to be equitably allocated between H/C I Owner and H/C II Owner at no direct or indirect expense to H/C I Owner, Mall I Owner or SECC Owner). Notwithstanding the foregoing, if, in the good faith judgment of H/C I Owner or Mall I Owner, any construction-related activity in connection with the Lido is reasonably likely to cause H/C I Owner or Mall I Owner to breach any covenant or agreement either has made to or with any of its Mortgagees (including, without limitation, any covenant relating to when construction of the Venetian will be completed), H/C II Owner or Mall II Owner will, promptly upon the request of H/C I Owner, stop such activity, in which event H/C I Owner or Mall I Owner shall notify H/C II Owner when such activity can be resumed.

            2. H/C II Owner and Mall II Owner covenant and agree that in performing the construction of the Lido (including, without limitation, the Phase II Mall and the Phase II Automobile Parking Area) and any other buildings or other improvements to be located upon the Phase II Land (and in performing any ancillary activities) while the SECC and/or the Venetian or any portion thereof is open to the general public, H/C II Owner shall (a) use commercially reasonable efforts to minimize interference with the use, enjoyment and occupancy of, and the conduct by SECC Owner (including, without limitation, SECC Owner's parking rights, access to and from the SECC, rights to Existing Utility Equipment and the Existing HVAC Plant and the New HVAC Plant under this Agreement), H/C I Owner and Mall I Owner of their businesses at the Venetian and the SECC, (b) terminate, as soon as reasonably practicable in accordance with reasonably prudent construction practices, any such interference and (c) give H/C I Owner, Mall I Owner and SECC Owner a reasonably detailed schedule of any such construction-related activities prior to the commencement of any such construction-related activities, such schedule to be updated not less frequently than monthly. If in connection with any such interference, any Mortgagee of H/C I Owner, Mall I Owner or SECC Owner shall require that any such Party post a letter of credit, bond or other security, then H/C II Owner, upon demand therefor by such Party, shall pay all reasonable costs of obtaining the same.

            3. H/C I Owner shall have the right to approve the plans and specifications for the casino portion of the Lido and any other portions of the Lido that may directly connect with or adjoin the Venetian, which approval shall not be unreasonably withheld, delayed or conditioned. All actions taken by or on behalf of H/C II Owner during the construction of the Lido in connection with the contemplated replacement, with temporary "construction walls," of the Temporary Walls (as defined below), and then the permanent removal of such temporary "construction walls," are subject to the prior written approval of H/C I Owner and Mall I Owner, which approval shall not be unreasonably withheld, delayed or conditioned. As used herein, "Temporary Walls" shall mean the temporary walls that are to be installed by H/C I Owner during the construction of the Venetian at the points where the Phase I Mall and the Phase II Mall are to connect and the Phase I casino and the Phase II casino are to connect.

            4. Notwithstanding anything to the contrary set forth in the preceding Section 3, the rights of Mall I Owner to allow any retail and/or restaurant complex or facility, mall or shopping center to be located on the Phase II Land (or the air rights above it) to be connected to the Phase I Mall shall be subject to the terms of (i) the Credit Agreement, dated November 14, 1997 between GMAC, as lender and Phase I LLC, LVSI and Interim Mall LLC, as borrower and of any documents executed in connection therewith, and (ii) the commitment letter (the "Tranche A Commitment Letter") , dated November 14, 1997, among Goldman Sachs Mortgage Company, as lender, Grand Canal Shops Mall, LLC, as borrower, and Sheldon G. Adelson, as guarantor and of any documents executed in connection therewith.

            5. In the event that construction of the Lido is commenced and is subsequently permanently abandoned or such construction ceases, in all material respects, for a period of twelve (12) consecutive months, then H/C I Owner and/or Mall I Owner shall have the right after thirty (30) days' notice to H/C II Owner, Mall II LLC and their respective Mortgagees to close off any openings in the Venetian and take any other action reasonably necessary to protect the integrity of the Venetian (and/or the Phase I Mall) as a single, self-contained, economically viable facility, and H/C II Owner shall, within ten (10) days of demand therefor, reimburse H/C I Owner or Mall I Owner, as the case may be, for the reasonable costs and expenses incurred by H/C I Owner or Mall I Owner, as the case may be, in taking such actions, together with interest thereon, at the Interest Rate, for the period commencing on such tenth (10th) day and ending on the date upon which H/C II Owner so reimburses H/C I Owner or Mall I Owner, as the case may be.

      B.    Venetian/Lido Inter-relationship
            and Cooperation.

            1. (a) As part of the construction of the Venetian, H/C I Owner is including in the Venetian certain facilities (collectively, the "Shared Facilities") that are intended to be shared with H/C II Owner during and upon completion of the construction of the Lido; the Shared Facilities may be shared with H/C II Owner provided that (i) a Commercially Reasonable Owner of each of the Phase I Hotel/ Casino, the Phase I Mall and the SECC would agree to such shared use of the Shared Facilities and the same is not likely to have a Material Adverse Effect with reference to each of the Phase I Hotel/Casino, the Phase I Mall and the SECC and (ii) no such use of the Shared Facilities by H/C II Owner shall adversely affect the conduct of any Owner's business on its Lot in accordance with its Permitted Use. The Shared Facilities will include without limitation: utility distribution systems and sub-stations (including, without limitation, the New Electric Substation), loading docks, storage space, warehouses, casino surveillance systems, a casino counting room, certain offices, certain theaters and a health club.

                  (b) Notwithstanding anything to the contrary in this Section B.1, no less than fifteen (15) days prior to the commencement of any shared use by H/C II Owner of any casino surveillance systems and/or casino counting room, H/C I Owner shall deliver to its Mortgagee a written plan (the "Shared Casino Facilities Plan") describing such shared use together with a written statement from an Independent Expert certifying that the Shared Casino Facilities Plan (A) satisfies the requirements of this Section B.1, (B) appropriately allocates costs to reflect the relative benefits derived from such shared use and (C) complies with all applicable Legal Requirements. Additionally, the Independent Expert shall certify that the terms of any documents to be entered into to memorialize the Shared Casino Facilities Plan are commercially reasonable and satisfy the requirements of this Section B.1. The Mortgagee of the H/C I Space may confer with H/C I Owner regarding the Shared Casino Facilities Plan prior to its implementation.

            2. (a) Prior to commencement of construction of the Lido, H/C I Owner and H/C II Owner shall agree in good faith, and upon commercially reasonable terms, on the following aspects of the Phase I Hotel/Casino and the Phase II Hotel/Casino operations: (i) appropriate mutual operating covenants,

(ii) joint marketing and advertising, (iii) certain shared casino operations,
(iv) the sharing of customer information, (v) the joint purchasing of insurance,
(vi) shared security operations, and (vii) any other matters that would be of mutual benefit in owning and operating the Phase I Hotel/Casino and the Phase II Hotel/Casino (collectively, "Shared Operations").

                  (b) Notwithstanding anything to the contrary in this Section B.2, no less than fifteen (15) days prior to the commencement of any Shared Operations by H/C II Owner and H/C I Owner, H/C I Owner shall deliver to its Mortgagee a written plan (the "Shared Operations Plan") describing such Shared Operations together with a written statement from an Independent Expert certifying that the Shared Operations Plan (A) satisfies the requirements of this Section B.2, (B) appropriately allocates costs to reflect the relative benefits derived from such Shared Operations and (C) complies with all applicable Legal Requirements. Additionally, the Independent Expert shall certify that the terms of any documents to be entered into to memorialize the Shared Operations Plan are commercially reasonable and satisfy the requirements of this Section B.2. The Mortgagee of the H/C I Space may confer with H/C I Owner regarding the Shared Operations Plan prior to its implementation.

      C.    Other Covenants and Agreements.

            1. H/C I Owner shall not take any action under that certain Sands Resort Hotel & Casino Agreement dated as of February 18, 1997 by and between the County of Clark and Las Vegas Sands, Inc., which agreement is commonly referred to as the "Predevelopment Agreement," a copy of which is attached hereto and made a part hereof as Exhibit T, that could have a material adverse effect on any of the easements, rights or interests granted to SECC Owner or Mall I Owner hereunder and/or on the use, operation or enjoyment by SECC Owner of the SECC (or SECC Owner's business at the same) or Mall I Owner of the Phase I Mall (or Mall I Owner's business at the same).

            2. (a) In the event any mechanic's, materialmen's or similar lien is filed against the H/C I Space or the Mall I Space, or any buildings or other improvements from time to time located on or in the H/C I Space or the Mall I Space and owned by H/C I Owner or Mall I Owner, as the case may be, which lien relates to work claimed to have been done for, or materials claimed to have been furnished to or for the benefit of SECC Owner, the SECC Land, the SECC and/or any other improvements owned by SECC Owner, then SECC Owner shall take any and all actions necessary to cancel, discharge or bond over such lien within thirty
(30) days after notice to SECC Owner that such lien has been filed, and SECC Owner shall indemnify and hold H/C I Owner or Mall I Owner, as the case may be, harmless from and against any and all costs, expenses, claims, losses or damages (including, without limitation, reasonable attorneys' fees and expenses) resulting therefrom by reason thereof. In the event any mechanic's, materialmen's or similar lien is filed against the SECC Land, the SECC, any other buildings or other improvements from time to time located on the SECC Land, which lien relates to work claimed to have been done for, or materials claimed to have been furnished to, or for the benefit of, H/C I Owner and/or Mall I Owner, the H/C I Space and/or the Mall I Space and/or any buildings or other improvements owned by H/C I Owner and/or Mall I Owner, then H/C I Owner and/or Mall I Owner, as the case may be, shall take any and all actions necessary to cancel or discharge (by bonding or insuring over) such lien within thirty (30) days after notice to H/C I Owner and/or Mall I Owner, as the case may be, that such lien has been filed, and H/C I Owner and/or Mall I Owner, as the case may be, shall indemnify and hold SECC Owner harmless from and against any and all costs, expenses, claims, losses or damages (including, without limitation, reasonable attorneys' fees and expenses) resulting therefrom by reason thereof. In the event any mechanic's, materialmen's or similar lien is filed against the H/C I Space, or any buildings or other improvements from time to time located on or in the H/C I Space and owned by H/C I Owner, which lien relates to work claimed to have been done for, or materials claimed to have been furnished to or for the benefit of Mall I Owner, the Mall I Space, the Phase I Mall and/or any other improvements owned by Mall I Owner, then Mall I Owner shall take any and all actions necessary to cancel or discharge (by bonding or insuring over) such lien within thirty (30) days after notice to Mall I Owner that such lien has been filed, and Mall I Owner shall indemnify and hold H/C I Owner harmless from and against any and all costs, expenses, claims, losses or damages (including, without limitation, reasonable attorneys' fees and expenses) resulting therefrom by reason thereof. In the event any mechanic's, materialmen's or similar lien is filed against the Mall I Space, the Phase I Mall, any other buildings or other improvements from time to time located in the Mall I Space, which lien relates to work claimed to have been done for, or materials claimed to have been furnished to, or for the benefit of, H/C I Owner, the H/C I Space and/or any buildings or other improvements owned by H/C I Owner, then H/C I Owner shall take any and all actions necessary to cancel, discharge or bond over such lien within thirty (30) days after notice to H/C I Owner that such lien has been filed, and H/C I Owner shall indemnify and hold Mall I Owner harmless from and against any and all costs, expenses, claims, losses or damages (including, without limitation, reasonable attorneys' fees and expenses) resulting therefrom by reason thereof.

                  (b) If any of H/C I Owner, Mall I Owner or SECC Owner fails to discharge any such lien within the aforesaid period, then, in addition to any other right or remedy of the affected Party, the affected Party (the "Discharging Party") may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit in court or bonding. Any amount paid by the Discharging Party (including, without limitation, reasonable attorneys' fees, disbursements and other expenses) incurred in defending any such action, discharging said lien or in procuring the discharge of said lien, shall be repaid by the defaulting Party upon demand therefor, and all amounts so repayable shall be repaid with interest at the Interest Rate from the date of demand to the date of repayment.

                               ARTICLE IX

                          RESTRICTIVE COVENANTS

                  (a) H/C I Owner hereby agrees for the benefit of SECC Owner that H/C I Owner shall not (and shall not permit any other Person to) own, operate, lease, license or manage any building or other facility located in or on the

H/C I Space that provides space for or to shows or expositions of the type generally held at the SECC (as such name may be changed from time to time).

                  (b) H/C II Owner hereby agrees for the benefit of SECC Owner and H/C I Owner that H/C II Owner shall not (and shall not permit any other Person to) own, operate, lease, license or manage any building or other facility located in or on the H/C II Space that provides space for or to shows or expositions of the type generally held at the SECC (as such name may be changed from time to time).

                  (c) Mall I Owner hereby agrees for the benefit of SECC Owner, H/C I Owner and H/C II Owner that Mall I Owner shall not (and shall not permit any other Person to) own, operate, lease, license or manage any building or other facility located in the Mall I Space that provides space for or to shows or expositions of the type generally held at the SECC (as such name may be changed from time to time).

                  (d) Mall II Owner hereby agrees for the benefit of SECC Owner, H/C I Owner and H/C II Owner that Mall II Owner shall not (and shall not permit any other Person to) own, operate, lease, license or manage any building or other facility located in the Mall II Space that provides space for or to shows or expositions of the type generally held at the SECC (as such name may be changed from time to time).

                  (e) The restrictions set forth herein are considered by the Parties to be reasonable for the purpose of protecting the respective owners of the SECC, the Phase I Hotel/Casino, the Phase I Mall, and the Phase II Hotel/Casino from time to time and its business thereat. However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intention of the Parties that such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                                ARTICLE X

                                INSURANCE

            1. Obligations of SECC Owner; Adjustment of SECC Insurance Proceeds. Except with respect to an election by SECC Owner to carry blanket liability insurance in accordance with the provisions of Section 10, at all times during the Term, SECC Owner shall obtain and maintain, and shall pay all premiums in accordance with subsection 5.1(x) of the Senior Loan Agreement and the Junior Loan Agreement for insurance for SECC Owner and the SECC providing at least the coverages set forth therein. All property insurance proceeds (including proceeds of business interruption insurance) with respect to the SECC shall be adjusted in accordance with subsection 5.1(x) of the Senior Loan Agreement and the Junior Loan Agreement.

            2. Obligations of H/C I Owner and Mall I Owner. At all times during the Term, H/C I Owner shall obtain and maintain for the benefit of itself and Mall I Owner, and shall pay all premiums in accordance with Article VI for insurance for H/C I Owner and the Phase I Hotel/Casino and Mall I Owner and the Phase I Mall providing at least the following coverages:

      (A)   Through and including the Completion Date,

                      (i) Commercial general liability insurance for the Venetian on an "occurrence" basis, including coverage for premises/operations, products/completed operations, broad form property damage, blanket contractual liability, independent contractor's and personal injury, with no exclusions for explosion, collapse and underground perils, with primary coverage limits of no less than $1,000,000 for injuries or death to one or more persons or damage to property resulting from any one occurrence and a $2,000,000 aggregate limit. The commercial general liability policy shall also include a severability of interest clause and will not exclude cross suits in the event more than one entity is "named insured" under the liability policy. Deductibles in excess of $250,000 shall be subject to review and approval by Trustee. The foregoing policy shall also insure the interest of contractors and subcontractors working on the Venetian.

                     (ii) Automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no-fault insurance provisions or other endorsements in accordance with state legal requirements, with limits of no less than $1,000,000 per accident with respect to bodily injury, property damage or death.

                    (iii) Workers compensation insurance and employer's liability or stop gap liability, with a limit of not less than $1,000,000, and such other forms of insurance which the Owners are required by law to provide for the Venetian, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of the employees of the Owners. The Owners may self insure, in accordance with Nevada law, with a retention not greater than $1,000,000 per occurrence.

                     (iv) Until such time as coverage is placed under permanent cover as set forth in B(v) below, builder's risk insurance on an "all risk basis", as such term is used in the insurance industry, on a completed value form with flood and earthquake (including sinkhole and subsidence) and on an "agreed amount" basis and providing (a) coverage for the Venetian, including removal of debris, insuring the buildings, structures, machinery, equipment, facilities, fixtures and other properties constituting a part of the Venetian in a minimum amount not less than 100% of the full replacement value of the Venetian, and in any case subject to an annual limit of $50,000,000, for flood coverage and for earthquake coverage, but in no event an amount less than the limit necessary to satisfy other applicable contracts executed in connection with the Venetian; (b) off-site coverage with a per occurrence limit of $5,000,000 or such higher limit as is sufficient to cover the full insurable value of assets exposed to loss, (c) transit coverage in the United States and Canada with a per occurrence limit of not less than $5,000,000, (d) coverage for operational testing and start-up with the same dollar coverage and modifications as set out in (a) above. All such policies may have deductibles of not greater than $250,000 per loss, and delay in opening coverage shall have a deductible not greater than a thirty (30) day period.

                      (v) Commencing at least forty-five (45) days prior to the shipment of equipment manufactured outside the United States, ocean cargo coverage in an amount not less than the full replacement costs of the value of equipment shipped. Such coverage shall apply to all equipment, destined for the Venetian site, which is valued in excess of $500,000 and has a lead time to replace exceeding five (5) months. The ocean cargo policy shall attach coverage prior to equipment departing the premises of the manufacturer and shall continue in force until the shipment arrives at the Venetian site including sixty (60) days' storage, or is insured under the builders risk policy. To the extent the lead time for any components exceeds five (5) months, delay in opening (advanced loss of profits) shall be insured in an amount to be agreed upon by Trustee subject to a deductible of thirty (30) days.

                     (vi) Delay in opening or advanced loss of profits insurance, on an "all risks" basis including machinery breakdown (boiler and machinery) coverage, with limits of insurance equivalent to twelve
      (12) months projected revenues less allowable insurance company deductions of a non-continuing nature. Payment of proceeds under such cover shall not be restricted by the policy expiration date or a monthly limitation. The deductible or waiting period shall not exceed thirty (30) days.

                    (vii) Umbrella Excess Liability Insurance of not less than $100,000,000 per occurrence and in the aggregate during construction and operations. Such coverages shall be on a per occurrence basis and over and above coverage provided by the policies described in subsections (i), (ii) and (iii) above whose limits shall apply toward the $100,000,000 limit set forth in this subsection (vii). If the policy or policies provided under this subsection (vii) contain(s) aggregate limits applying to operations other than operations of H/C I Owner, Mall I Owner and SECC Owner (if the provisions of Section 10 shall be applicable), and such limits are diminished below $95,000,000 by any incident, occurrence, claim, settlement or judgment against such other operations which has caused the insurer to establish a reserve, H/C I Owner, Mall I Owner and SECC Owner within five (5) business days after knowledge of such event shall inform Trustee, and within ten (10) business days after request therefor by Trustee, H/C I Owner, Mall I Owner and SECC Owner shall purchase an additional umbrella/excess liability insurance policy satisfying the requirements of this subsection (vii) in an amount reasonably determined by Trustee (and the Mortgagee of the SECC if the blanket policy contemplated in Section 10 shall be in effect); provided that in no event shall the amount of such insurance with respect to Trustee (and the Mortgagee of the SECC) exceed the maximum aggregate amount of such insurance required pursuant to the first sentence of this subsection
      (vii).

                   (viii) Aircraft liability, to the extent exposure exists, in an amount not less than $25,000,000 for all owned, non-owned and hired aircraft, fixed wing or rotary, used in connection with the operation of the Venetian.

                     (ix) Such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as Trustee may reasonably request provided that such insurance and such amounts are then commonly insured against with respect to similar properties in Las Vegas, Nevada.

                      (x) All contractors and subcontractors not included in the Owner controlled insurance program described above shall, prior to performing work in connection with the construction of the Venetian, supply proper evidence of insurance as set forth in subsections (i), (ii) and (iii) above. In addition, excess liability or umbrella liability limits of not less than $10,000,000 shall be certified. Such insurance, with the exception of workers compensation, supplied by such contractors and subcontractors shall:

                        (a) add H/C I Owner, Mall I Owner and Trustee, as additional insureds;

                        (b) be primary as respects insurance provided by H/C I Owner, Mall I Owner and Trustee;

                        (c) waive rights of subrogation against H/C I Owner, Mall I Owner and Trustee; and

                        (d) continue in full force and effect until obligations of contractor and subcontractor are fulfilled.

      (B) From and after the earlier of (x) the Opening Date and (y) the Mall Release Date,

                      (i) Commercial general liability insurance for the Venetian on an "occurrence" basis, including coverage for premises/ operations, products/completed operations, broad form property damage, blanket contractual liability, independent contractor's and personal injury, with no exclusions for explosion, collapse and underground perils, with primary coverage limits of no less than $1,000,000 for injuries or death to one or more persons or damage to property resulting from any one occurrence and a $2,000,000 aggregate limit. The commercial general liability policy shall also include a severability of interest clause and will not exclude cross suits in the event more than one entity is a "named insured" under the liability policy. Deductibles in excess of $250,000 shall be subject to review and approval by the Mortgagees of H/C I Owner and Mall I Owner, which approval shall not be unreasonably withheld, conditional or delayed; provided a Commercially Reasonable Owner of the Phase I Hotel/Casino or the Phase I Mall, as applicable, would so approve and same would not have a Material Adverse Effect on such property, Owner or Mortgagee.

                     (ii) Automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no-fault insurance provisions or other endorsements in accordance with state legal requirements, with limits of no less than $1,000,000 per accident with respect to bodily injury, property damage or death.

                    (iii) Workers compensation insurance and employer's liability or stop gap liability, with a limit of not less than $1,000,000, and such other forms of insurance which H/C I Owner and Mall I Owner are required by law to provide for the Venetian, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of the employees of H/C I Owner and Mall I Owner. The Owners may self insure, in accordance with Nevada law, with a retention not greater than $1,000,000 per occurrence.

                     (iv) "All risk" property insurance, as such term is used in the insurance industry, with flood and earthquake (including sinkhole and subsidence) and on an "agreed amount" basis and providing coverage for the Venetian, including removal of debris, insuring the buildings, structures, machinery, equipment, fixtures and other properties constituting a part of the Venetian in a minimum amount not less than the full replacement value of the Venetian, and in any case subject to an annual limit of $50,000,000 for flood coverage and for earthquake coverage (with the exception of blanket coverage for the SECC in accordance with Section 10, in which case the combined limit shall not be less than $50,000,000 for flood coverage and $60,000,000 for earthquake coverage), but in no event in an amount less than the limit necessary to satisfy other contracts executed in connection with the Venetian. Such policy shall include a replacement cost endorsement (no co-insurance) with no deduction for depreciation, and, unless provided under the all risk policy, boiler and machinery coverage on a "comprehensive" basis including breakdown and repair with limits not less than the full replacement cost of the insured objects. The policy/policies shall include increased cost of construction coverage, debris removal, and building ordinance coverage to pay for loss of "undamaged" property which may be required to be replaced due to enforcement of local, state, or federal ordinances subject to a sublimit of $10,000,000. All such policies may have deductibles of not greater than $1,000,000 per loss with the exception of earthquake (5% of values at risk) and flood ($2,500,000 per loss).

                      (v) H/C I Owner shall also maintain or cause to be maintained for the benefit of itself and Mall I Owner with respect to the Venetian business interruption insurance on all "all risk" basis, including boiler and machinery, in an amount equal to satisfy policy coinsurance conditions, but with limits not less than the equivalent to eighteen (18) months projected revenues less allowable insurance company deductions on a non-continuing basis; provided, however, that so long as H/C I Owner shall carry a combined property and business interruption policy, the limit required shall not be less than the equivalent to twelve
      (12) months projected revenues less allowable insurance company deductions on a non-continuing basis. Such coverage shall include a six (6) month indemnity period beyond the period covered by the business interruption insurance. The deductible or waiting period shall not exceed thirty (30) days. H/C I Owner and Mall I Owner shall also maintain or cause to be maintained (a) expediting or extra expense coverage in an amount not less than $2,500,000 and (b) with respect to the

      Venetian, contingent business interruption insurance, or equivalent cover as respects the New HVAC Plant and the SECC (unless the SECC shall be insured under the blanket policy contemplated in Section 10), in an amount not less than three (3) months gross revenues.

                     (vi) Umbrella/excess liability insurance of not less than $100,000,000 per occurrence and in the aggregate during construction and operations. Such coverages shall be on a per occurrence basis and over and above coverage provided by the policies described in subsections (i), (ii) and (iii) with respect to stop gap liability insurance, above (whose limits shall apply toward the $100,000,000 limit set forth in this subsection (vi)). If the policy or policies provided under this subsection
      (vi) contain(s) aggregate limits applying to operations other than operations of H/C I Owner, Mall I Owner or SECC Owner (if the provisions of Section 10 shall be applicable), and such limits are diminished below $95,000,000 by any incident, occurrence, claim, settlement or judgment against such other operations which has caused the insurer to establish a reserve, H/C I Owner, Mall I Owner and SECC Owner (if the provisions of
      Section 10 shall be applicable), within five (5) business days after knowledge of such event, shall inform Trustee, and within ten (10) business days after request therefor by Trustee, H/C I Owner (for the benefit of itself and Mall I Owner) or SECC Owner (if the provisions of
      Section 10 shall be applicable), shall purchase an additional umbrella/excess liability insurance policy satisfying the requirements of this subsection (vi) in an amount approved by the Mortgagees of H/C I Owner and Mall I Owner and

      SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof), which approval shall not be unreasonably withheld, conditioned or delayed; provided a Commercially Reasonable Owner of the Phase I Hotel/Casino or the Phase I Mall or SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof), as applicable, would so consent and same would not have a Material Adverse Effect on such property, Owner or Mortgagee (and the Mortgagee of the SECC if the blanket policy contemplated in Section 10 shall be in effect); provided that in no event shall the amount of such insurance with respect to Trustee (and the Mortgagee of the SECC) exceed the maximum aggregate amount of such insurance required pursuant to the first sentence of this subsection (vi). In the event coverage is combined under one policy for H/C I Owner, Mall I Owner and SECC Owner in accordance with the provisions of Section 10, the umbrella/excess liability limit shall not be less than $125,000,000.

                    (vii) Aircraft liability, to the extent exposure exists, in an amount not less than $25,000,000 for all owned, non-owned and hired aircraft, fixed wing or rotary, used in connection with the operation of the Venetian.

                   (viii) Such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as any Owner and/or its Mortgagee may reasonably request provided that such insurance and such amounts are then commonly insured against with respect to similar properties in Clark County, Nevada.

                     (ix) H/C I Owner and Mall I Owner shall require in their Leases with Tenants, that all major Tenants leasing space from H/C Owner or Mall I Owner in the Venetian procure and maintain during the terms of their Leases the following insurance coverages:

                        (a)   full replacement cost coverage for all
                              improvements and betterments installed by or on behalf of any Tenant and full replacement cost insurance for Tenants' personal property;

                        (b)   business interruption insurance;

                        (c)   $5,000,000 commercial general liability
                              insurance; and

                        (d) statutory workers compensation and employer's liability insurance.

All such insurance, except for workers' compensation insurance, supplied by the parties shall be primary as respects insurance provided by H/C I Owner and Mall I Owner and shall waive rights of subrogation against H/C I Owner and Mall I Owner. All third party liability coverage maintained by Tenants shall add Trustee, H/C I Owner and Mall I Owner and SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof) and their respective Mortgagees as additional insureds. Each Tenant shall supply satisfactory evidence of insurance to H/C I Owner and Mall I Owner and Trustee and SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof).

            3.    General Conditions.

                  (a) All insurance required under this Agreement to be carried by H/C I Owner, Mall I Owner and SECC Owner (if the provisions of Section 10 shall be applicable) shall be effected under valid and enforceable policies acceptable in form and substance to Trustee; shall name Trustee, H/C I Owner, Mall I Owner, SECC Owner (if the provisions of Section 10 shall be applicable) and each of their respective Mortgagees as additional insureds, as their interests may appear; and shall be issued by insurers rated "A-" or better with a minimum size rating of "VIII" by Best's Insurance Guide and Key Ratings ("Best's") (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best's shall no longer be published).

                  (b) All property, cargo, boiler & machinery and business interruption/delay in opening insurance coverage shall be on such form as shall be approved by the Mortgagees of H/C I Owner, Mall I Owner and SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof), which approval shall not be unreasonably withheld, conditioned or delayed; provided a Commercially Reasonable Owner of the Phase I Hotel/Casino or the Phase I Mall, as applicable, would so consent and same would not have a Material Adverse Effect on such property, Owner or Mortgagee.

                  (c) H/C I Owner and/or Mall I Owner shall submit certified copies of all polices received pursuant to the requirements of this Article X for review and approval to the Mortgagees of H/C I Owner, Mall I Owner and SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof), which approval shall not be unreasonably withheld, conditioned or delayed; provided a Commercially Reasonable Owner of the Phase I Hotel/Casino, the Phase I Mall or SECC, as applicable, would so approve and same would not have a Material Adverse Effect on such property, Owner or Mortgagee.

                  (d) Notwithstanding anything herein contained, Mall I Owner may elect by notice to H/C I Owner to obtain on its own behalf any of the insurance coverages set forth in this Article X, in which event, each Owner shall pay for its own such insurance and the cost thereof shall not be shared.

            4.    Named Insureds.

                  (a) All liability policies where Trustee and/or the Mortgagee of the SECC have an insurable interest shall insure the interests of the Mortgagees of the Phase I Hotel/Casino, the Phase I Mall and the SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof) as well as H/C I Owner, Mall I Owner and SECC Owner (if it elects to maintain insurance in accordance with the provisions of Section 10(b) hereof) and shall name Trustee and such Mortgagees and the Mortgagee of the SECC as additional insureds (unless Trustee and the Mortgagee of the SECC are named insureds under the policy). All policies covering real or personal property or business interruption shall name Trustee with respect to the Phase I Hotel/Casino and the Phase I Mall and the Mortgagee of the SECC with respect to the SECC as additional insured and First Loss Payee/ Mortgagee in accordance with CP12 18 (06/95) or equivalent Lender's Loss Payable Endorsement, and shall provide that any payment thereunder for any loss or damage with respect to the Venetian shall be made to Trustee or with respect to the SECC to the Mortgagee of the SECC as their interests may appear. In the event the interests of more than one Owner are insured under a blanket policy, each of Trustee and the Mortgagee of the SECC shall be named as Loss Payee/Mortgagee as set forth above and shall be protected to the extent of its interest, having available the values declared under the blanket policy for its security. In the event the New HVAC Plant is insured under a blanket policy with the Phase I Casino/Hotel and the Phase I Mall, such blanket policy may contain loss payee provisions in favor of the owner of the New HVAC Plant.

                  (b) Each policy required to be maintained under this Article X shall provide that such insurance may not be canceled, terminated or materially changed for any reason whatsoever, unless the insurance carrier delivers thirty
(30) days (or ten (10) days in connection with a notice of nonpayment of premium) notice of such cancellation, termination or material change to the respective Mortgagees of the Phase I Hotel/Casino, the Phase I Mall and the SECC as well as H/C I Owner, Mall I Owner, SECC Owner and Trustee.

            5. Trustee's Rights to Adjust Losses. In case of any Casualty with respect to the Phase I Hotel/Casino and/or Phase I Mall (or any portion thereof), H/C I Owner, Mall I Owner and Trustee shall jointly settle, compromise and adjust any claim; provided that, with respect to any loss not in excess of $1,500,000 (as set forth in the applicable certificate prepared by an Independent Expert), H/C I Owner and/or Mall I Owner, as the case may be, may agree with the insurance company or companies on the amount to be paid upon the loss without obtaining the consent of Trustee, Trustee shall pay over to H/C I Owner and/or Mall I Owner, as the case may be, the applicable insurance proceeds upon receipt therefor by Trustee and H/C I Owner and/or Mall I Owner, as applicable, shall use such insurance proceeds to perform a restoration in accordance with the provisions of Article XI; provided further that, if, at the time of any Casualty, or at any time during the settlement, compromise or adjustment process with respect to any Casualty, an event of default under any affected Mortgagee's loan documents shall exist, then Trustee shall not be required to pay over the applicable insurance proceeds to H/C I Owner and/or Mall I Owner, as the case may be, Trustee (acting in accordance with the written directions of such affected Mortgagee(s)) may settle, compromise and/or adjust any claim, as it sees fit in its sole discretion, without the participation or consent of H/C I Owner and/or Mall I Owner, as the case may be, and the insurance proceeds shall be applied in accordance with the provisions of Article XI hereof. Furthermore, if any claim shall not have been settled, compromised or adjusted or the applicable insurance proceeds shall not have been paid to Trustee, in any case, within twelve (12) months after the Casualty in question occurred or such additional time as may be reasonably necessary given the circumstances, then Trustee (acting in accordance with the written directions of any affected Mortgagee(s)), may settle, compromise and/or adjust such claim, as it sees fit in its sole discretion, without the participation or consent of H/C I Owner and/or Mall I Owner, as the case may be, and the insurance proceeds shall be applied in accordance with the provisions of Article XI hereof. Wherever this document refers to the Trustee adjusting, settling or compromising, the Trustee shall do so at the direction of the affected Mortgagee(s); if the affected Mortgagees cannot agree as to any decision regarding any actual or proposed adjustment, settlement or compromise within sixty (60) days, then the decision in question shall be made by an Independent Expert selected by such Mortgagees.

            6. Mortgagee's Right to Cure. On or before December 30th of each year during the Term, H/C I Owner shall furnish to Trustee and each other Owner, with a copy for each Mortgagee, a certificate signed by an officer of H/C I Owner or an authorized insurance representative of H/C I Owner, showing the insurance then maintained by or on behalf of H/C I Owner under this Article X and stating that such insurance complies in all material aspects with the terms hereof, together with a statement of the premiums then due, if any. If at any time the insurance required under this Article X shall be reduced or cease to be maintained, then (without limiting the rights of Trustee and/or any Mortgagee hereunder in respect of any event of default which arises as a result of such failure), Trustee at the direction of the Mortgagees of the H/C I Space and the Mall I Space and/or the Mortgagee of the SECC (if the SECC Owner elects to maintain insurance in accordance with the provisions of Section 10(b) hereof) may, but shall not be obligated to, maintain the insurance required hereby and, in such event, H/C I Owner or SECC Owner, as the case may be, shall reimburse the Mortgagee of the H/C I Space and/or the Mall I Space and/or the Mortgagee of the SECC upon demand for the cost thereof together with interest thereon at the Interest Rate.

            7. Insurance not Commercially Available. If any insurance (including the limits, coverages, coinsurance waiver or deductibles thereof) required to be maintained under this Article X by H/C I Owner and Mall I Owner, other than insurance required to be maintained by law, shall not be Commercially Available,

H/C I Owner, Mall I Owner and their respective Mortgagees shall not unreasonably withhold their consent to waive such requirement to the extent maintenance thereof is not so available; provided (i) H/C I Owner and/or Mall I Owner shall first request any such waiver in writing, which request shall be accompanied by written reports in form and content and prepared by an Independent insurance advisor of recognized national standing reasonably acceptable to Trustee certifying that such insurance is not reasonably available (e.g. obtainable in the insurance marketplace at costs not to exceed 50% of prior premiums) and commercially feasible in the commercial insurance market for property of a similar type (collectively, "Commercially Available") (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and setting forth the basis for such conclusions, (ii) at any time after the granting of any such waiver, H/C I Owner and/or Mall I Owner shall furnish to Trustee within fifteen (15) days after Trustee's request, updates of the prior reports reasonable acceptable to Trustee from such insurance advisor reaffirming such conclusion, and (iii) any such waiver shall be effective only so long as such insurance shall not be Commercially Available, it being understood that the failure of H/C I Owner and/or Mall I Owner to timely furnish any such updated report shall be conclusive evidence that such waiver is no longer effective. Notwithstanding anything to the contrary set forth in this Article X, any failure to maintain insurance coverage in accordance with any provision of this Article X due to such insurance being commercially unavailable shall not constitute a default hereunder and H/C I Owner, Mall I Owner and SECC Owner (if the provisions of Section 10(b) shall apply) shall be in full compliance with such provisions so long as such Owner has complied with the provisions of this
Section 7.

            8. Policies on "claims-made" basis. If any policy is written on a "claims-made" basis and such policy is not to be renewed or the retroactive date of such policy is to be changed, H/C I Owner, Mall I Owner or SECC Owner, as the case may be, shall obtain prior to the expiration date or date change of such policy the broadest basic and supplemental extended reporting period coverage reasonably available in the commercial insurance market for each such policy and shall promptly provide Trustee and/or the Mortgagee of the SECC, as the case may be, with proof that such coverage has been obtained.

            9. Insurance Requirements Review. On or before the third (3rd) anniversary of the Commencement Date and on each succeeding three (3) year anniversary thereof, H/C I Owner, Mall I Owner and SECC Owner (if SECC Owner shall elect to maintain insurance in accordance with the provisions of Section 10(b) hereof) (in consultation with the Trustee) shall designate an Independent insurance consultant who shall review the insurance requirements of the Venetian and prepare a report (the "Insurance Report") setting out its recommendations relating to insurance overage for the Venetian for the following three (3) years. H/C I Owner shall submit the Insurance Report to H/C I Owner's and Mall I Owner's respective Mortgagees, which, upon approval by H/C I Owner, Mall I Owner and SECC Owner (if SECC Owner shall elect to maintain insurance in accordance with the provisions of Section 10(b) hereof) and their respective Mortgagees (which approval shall not be unreasonably withheld, conditioned or delayed; provided a Commercially Reasonable

Owner of the Phase I Hotel/Casino or the Phase I Mall, as applicable, would so consent and same would not have a Material Adverse Effect on such property, Owner or Mortgagee) shall, to the extent the recommendations differ from the requirements set forth in this Article X, amend and supersede the applicable provisions of this Article X.

            10.   SECC Blanket Policy.

                  (a) From and after the Commencement Date, SECC Owner may maintain liability insurance coverage with respect to the SECC under a combined policy with H/C I Owner and Mall I Owner, and operations other than operations of H/C I Owner and Mall I Owner, subject to the requirements of the Senior Loan Agreement, the Junior Loan Agreement and this Article X.

                  (b) From and after the date SECC Owner shall have satisfied all of its obligations under the Senior Loan Agreement and the Junior Loan Agreement, SECC Owner may maintain property and liability insurance coverage with respect to the SECC under a combined policy with H/C I Owner and Mall I Owner subject to the requirements of this Article X.

            11. Mutual Release; Waiver of Subrogation. Each Party hereby releases and waives for itself, and to the extent legally possible for it to do so, on behalf of its insurer, each of the other Parties and their officers, directors, agents, members, partners, servants and employees from liability for any loss or damage to any or all property (including any resulting loss of time element including business interruption, rents or extra expense) located in or on the H/C I Space, the H/C II Space, the Mall I Space, the Mall II Space, the SECC Land and/or any improvements located in or on any of the foregoing, which loss or damage is of the type said Party is required to insure against by this Article X, irrespective of any negligence on the part of the released Party which may have contributed to or caused such loss or damage. Each Party covenants that it will, if generally available in the insurance industry, obtain for the benefit of each such released Party a waiver of any right of subrogation which the insurer of such Party may acquire against any such Party by virtue of the payment of any such loss covered by such insurance.

            12. Prior to Completion Date, Insurance Proceeds Held by Disbursement Agent; Thereafter, Insurance Proceeds Held in Trust.

                  (a) H/C I Owner and Mall I Owner each covenant that with respect to all property insurance required to be maintained under this Article X (including without limitation under Sections 2(A)(iv), (v) or (vi) or 2(B)(iv) or (v)), that each policy shall expressly provide that (i) from and after the Commencement Date up to the earlier to occur of the Mall Release Date or the Completion Date, all insurance proceeds shall be paid to the Disbursement Agent to be held in trust for the benefit of the Mortgagees and applied in accordance with the provisions of the FADAA, and (ii) from and after the earlier to occur of the Mall Release Date or the Completion Date, all insurance proceeds shall be paid to the Trustee to be held in trust for the benefit of the Mortgagees and, subject to the provisions of Section 13 and Section 1 of Article XI, paid over by Trustee to H/C I Owner and/or Mall I Owner, as the case may be, to be applied to restoration of the Casualty in question in accordance with the provisions of
Article XI; provided that in case of any single loss which exceeds $1,500,000, or losses which exceed $6,000,000 in the aggregate, during any consecutive twelve (12) month period, the amount of any such claim(s) shall be jointly compromised, settled or adjusted by H/C I Owner, Mall I Owner and the Trustee at the direction of the affected Mortgagee(s). If the affected Mortgagees cannot agree on the amounts of such adjustment within sixty (60) days, such amounts shall be determined by an Independent Expert in accordance with the provisions of Section 15 of Article XIV.

                  (b) Subject to the provisions of Section 13, all proceeds of such insurance (excluding the proceeds of any rental value, or use and occupancy insurance) shall be used with all reasonable diligence by the Party entitled to such proceeds under the provisions of this Agreement for rebuilding, repairing or otherwise reconstructing the same, to the extent required pursuant to the provisions of Article XI hereof.

                  (c) Payment of the proceeds shall be made by the Trustee to the Party entitled to such proceeds, or, at such Party's direction, to its contractor or contractors, as follows:

                      (i) At the end of each month, or from time to time, as reasonably requested by H/C I Owner and/or Mall I Owner, against the Party's Independent Architect's certificate in form and content reasonably satisfactory or the affected Mortgagee, an amount which shall be that proportion of the total amount held in trust which 90% (or such greater amount as may be reasonably agreed to by the affected Owner(s) and their Mortgagees) of the payments to be made to the contractors or materialmen for work done, material supplied and services rendered during each month or other period bears to the total contract price; provided that at the time of any such progress payment (a) there are no liens against the property by reason of such work which have not been bonded or insured over, and (b) to the extent the aggregate amount of any insurance proceeds shall be less than the amount necessary to restore the affected property, the Party entitled to such proceeds has paid such deficiency out of other funds.

                     (ii) At the completion of the work, the balance of such proceeds required to complete the payment of such work shall be paid to the Party entitled to such proceeds, or its contractor or contractors, provided that at the time of such payment (a) there are no liens against the property by reason of such work which have not been bonded or insured over, and with respect to the time of payment of any balance remaining to be paid at the completion of the work the period within which a lien may be filed has expired, or proof has been submitted that all costs of work theretofore incurred have been paid, and (b) the Party's Independent Architect shall certify in a certificate, the form and content of which is reasonably satisfactory to the affected Mortgagee, that all required work is completed and proper and of a quality and class of the original work required by the FADAA and in accordance with the Plans.

                  (d) Any insurance proceeds not required to rebuild under
Article XI hereof, shall be paid by the Trustee to the Party entitled to such excess proceeds, or its Mortgagee, as their interests may appear.

            13. Mortgagee Consent to Release of Proceeds. If all or any material portion of the Phase I Hotel/Casino, the Phase I Mall or the SECC shall be damaged or destroyed in whole or in part by fire or other casualty (each, a "Casualty") the Owner of the property incurring the loss shall notify all Mortgagee(s) within ten (10) Business Days of the occurrence of such Casualty. Each affected Mortgagee shall permit insurance proceeds with respect to any Casualty to be applied to restoration of buildings and/or other improvements on or in the affected Lot in accordance with the provisions of this Article X; provided that such affected Mortgagee shall have received on or before ninety
(90) days after the date of the Casualty in question a certificate from an Independent Expert certifying that (x) such Casualty can be restored within one
(1) year after the date of delivery of such certificate and (y) the amount of insurance proceeds payable in connection with such Casualty (together with any other funds committed by the affected Owners to be applied to such restoration) shall be sufficient to finance the anticipated cost (including scheduled debt service payments through the anticipated date of completion of the restoration) of such restoration as set forth in such certificate. If the conditions set forth in the preceding (x) and (y) cannot be satisfied with respect to a particular Lot, any affected Mortgagee shall be paid its equitable share as determined by the Independent Expert of insurance proceeds to be applied in accordance with the provisions of its Mortgage.

                               ARTICLE XI

             DAMAGE OR DESTRUCTION BY FIRE OR OTHER CASUALTY

            1. H/C I Owner, Mall I Owner and SECC Owner agree for the benefit of each other that, in case of loss or damage with respect to all or any material portion of the Phase I Mall, the Phase I Hotel/Casino or the SECC or any part thereof by Casualty, the owner of the affected space will promptly give written notice thereof to the other Parties. In the event of such Casualty:

                  (a) Phase I Mall. Mall I Owner, whether or not the insurance proceeds made available in connection therewith shall be sufficient for such purpose, shall, in accordance with the further provisions of this Article XI, repair the Phase I Mall with due diligence at its sole cost and expense as nearly as reasonably possible to its condition and aesthetic appeal immediately prior to such Casualty. Notwithstanding the foregoing, Mall I Owner may elect to make changes in the Phase I Mall in connection with such repair. All repairs undertaken by Mall I Owner pursuant to this subsection (a) (including any changes Mall I Owner makes in connection with any such repairs) shall be performed in accordance with Sections 7 through 10 of Article V, as well as the further provisions of this Article XI. In the event of a Casualty affecting both the Phase I Mall and the Phase I Hotel/Casino, Mall I Owner's obligations hereunder shall be subject to completion by H/C I Owner of restoration of those portions of the Building Core and Shell necessary to be restored in order for Mall I Owner to fulfill its restoration obligations under this subsection (a).

                  (b) Phase I Hotel/Casino. H/C I Owner, whether or not the insurance proceeds made available in connection therewith shall be sufficient for such purpose shall, in accordance with the further provisions of this
Article XI, repair the Phase I Hotel/Casino with due diligence at its sole cost and expense as nearly as reasonably possible to its condition and aesthetic appeal immediately prior to such Casualty. All repairs undertaken by H/C I Owner pursuant to this subsection (b) (including any changes H/C I Owner makes in connection with any such repairs) shall be performed in accordance with Sections 7 through 10 of Article V and the further provisions of this Article XI.

                  (c) Casualty Affecting Both the Phase I Hotel/Casino and the Phase I Mall. If a Casualty shall damage all or any part of both the Phase I Hotel/ Casino and the Phase I Mall, H/C I Owner and Mall I Owner shall consult with each other and one or more Independent Experts and reasonably agree as to
(i) the cost, and property and business interruption insurance, allocation between themselves and method of payment for the proposed restoration, (ii) the time required to effect such restoration, and (iii) the Party who shall perform such restoration. Notwithstanding the foregoing, with respect to any casualty involving a loss of greater than $1,500,000 (or multiple losses in any consecutive twelve (12) month period in excess of $6,000,000), such agreement shall be made with the approval of the affected Mortgagee(s) which approval shall not be unreasonably withheld, conditioned or delayed; and if all affected parties and Mortgagee(s) do not agree within sixty (60) days after receipt of insurance proceeds, as determined by an Independent Expert. If the Parties shall be unable to reach agreement within thirty (30) days of the date of such Casualty, either Party may enforce its rights by arbitration pursuant to
Article XV. All repairs undertaken by either Party pursuant to this subsection
(c) (including any changes such Party makes in connection with any such repairs) shall be performed in accordance with Sections 7 through 10 of Article V and the further provisions of this Article XI. All business interruption insurance, allocated as aforesaid as among the Owners, shall be paid over to the affected Mortgagee(s) to be applied in accordance with the provisions of their Mortgages.

                  (d) H/C I Owner and Mall I Owner shall cooperate in good faith to coordinate the work performed by or for each pursuant to the foregoing subsections (a), (b) and (c).

                  (e) SECC. With respect to the SECC, SECC Owner shall comply with the provisions of Subsection 5.1(X) of the Senior Loan Agreement and the Parties hereby agree that such provisions shall govern.

            2.    Cost of Restoration; Uninsured Losses.

                  (a) The cost of restoration of any Casualty affecting the Phase I Hotel/Casino or the Phase I Mall shall be paid first out of available insurance proceeds with respect to such property. To the extent the amount of such insurance proceeds shall be less than the amount necessary to restore the affected Lot(s) (the "Insurance Proceeds Shortfall"), the Parties shall reasonably agree on the amount of each Party's contribution (each, an "Insurance Shortfall Contribution") towards the Insurance Proceeds Shortfall. If the Parties shall be unable to reach agreement within thirty (30) days of the date of such Casualty, any Party may enforce its rights to arbitration pursuant to
Article XV. Each Party's Insurance Shortfall Contribution shall be payable on demand to the Trustee and shall become a lien on the applicable Owner's Lot, subject to the provisions of Section 9 of Article XIV.

                  (b) If a Casualty which is not covered by an insurance policy required to be maintained in accordance with the provisions of Article X (each, an "Uninsured Loss") shall occur, the affected Parties shall reasonably agree on the amount of each such Party's contribution (each, an "Uninsured Loss Contribution") towards the cost to restore the property affected by such Uninsured Loss, subject to the following Mortgagee consent rights:

                      (i) With respect to an aggregate Uninsured Loss which is less than $1,500,000.00, no Mortgagee's consent shall be required;

                     (ii) With respect to an aggregate Uninsured Loss which is equal to or greater than $1,500,000.00 but less than $6,000,000.00, the consent of the affected Mortgagees shall be required; provided, however, that until such time as all obligations under the Mortgage Notes and the Mortgage Notes Indenture have been paid in full, the consent of the Mortgage Notes Indenture Trustee shall be deemed granted if (a) immediately prior to the date of the Uninsured Loss, the Mortgage Notes are rated by Standard & Poor's with a rating of at least CCC+ (or by an equivalent rating from another prominent credit rating agency) and (b) during the 45 days subsequent to the Uninsured Loss, the rating has not been reduced. The condition set forth in clause (b) may be satisfied prior to the end of said forty-five (45) day period through delivery of a certificate from the applicable rating agency providing, in substance, that the rating applicable to the Mortgage Notes will not be reduced after the Uninsured Loss.

                   (iii) With respect to an aggregate Uninsured Loss equal to or greater than $6,000,000.00, the consent of all affected Mortgagees (other than any Mortgagee that is an Affiliate of any Owner) shall be required.

            Notwithstanding anything to the contrary contained herein, after the occurrence of any Casualty or upon notice from a Taking Authority of a contemplated Taking, if an event of default shall occur and be continuing under any affected Mortgagee's loan documents, then such Mortgagee shall be entitled to make all decisions and take all actions that the Owner that is a party to such loan document would be entitled to make under this Article XI or under
Article XII (and such Owner shall not have the right to make any such decisions or take such actions).

                               ARTICLE XII

                              CONDEMNATION

            1. Taking of Mall I Space. If less than substantially all of the Mall I Space and/or the Phase I Mall Is permanently taken by any public or quasi-public authority, or private entity or individual (each, a "Taking Authority") having the power of condemnation, under any statute or by right of eminent domain or purchased under threat or in lieu of such taking (collectively, a "Taking"), then Mall I Owner shall promptly restore the Phase I Mall as nearly as reasonably possible to its condition and aesthetic appeal at the time of the partial Taking less the portion lost in such Taking. Notwithstanding the foregoing, Mall I Owner may elect to make changes in connection with such restoration, subject to the further provisions of this Section 1. All restorations undertaken by Mall I Owner pursuant to the foregoing shall be subject to the provisions of Sections 7 through 10 of Article
V. In the event of a Taking affecting both the Phase I Mall and the Phase I Hotel/Casino, Mall I Owner's obligations hereunder shall be subject to completion by H/C I Owner of restoration of those portions of the Building Core and Shell necessary to be restored in order for Mall I Owner to fulfill its restoration obligations under this subsection (a).

            2. Taking of H/C I Space. If there is a Taking of less than substantially all of the H/C I Space and/or the Phase I Hotel/Casino H/C I Owner shall promptly restore the Phase I Hotel/Casino as nearly as reasonably possible to its condition and aesthetic appeal at the time of the partial Taking less the portion lost in such Taking. Notwithstanding the foregoing, H/C I Owner may elect to make changes in connection with such restoration, subject to the further provisions of this Section 2. All restorations undertaken by H/C I Owner pursuant to the foregoing shall be subject to Sections 7 through 10 of Article V.

            3. Taking of H/C I Space and Mall I Space. If there is a Taking of less than substantially all of (i) the H/C I Space and/or the Phase I Hotel/Casino and (ii) the Mall I Space and/or the Phase I Mall, H/C I Owner and Mall I Owner shall consult with each other and one or more Independent Architects and reasonably agree as to (x) the cost allocation between themselves and method of payment for the proposed restoration, (y) the time required to effect such restoration, and (z) the Party who shall perform such restoration. If the Parties shall be unable to reach agreement within thirty (30) days of the date either Party first receives notice from any public or quasi-public authority, or private entity or individual having the power of condemnation with respect to such Taking, either Party may cause an equitable determination as to items (x), (y) and/or (z) by arbitration pursuant to Article XV. All restorations undertaken by either Party pursuant to the foregoing shall be subject to the provisions of Sections 7 through 10 of Article V.

            4. Taking of SECC. If there is a Taking of less than substantially all of the SECC, SECC Owner shall comply with the provisions of Subsection 5.1(Y) of each of the Senior Loan Agreement and the Junior Loan Agreement, and the Parties hereby agree that such provisions shall govern.

            5. Division of Proceeds. Each Party shall promptly notify the other Owners and each Owner's respective Mortgagee when it becomes aware of any potential or threatened Taking of all or any part of any Lot and shall promptly deliver to the others copies of all notices received in connection therewith. H/C I Owner, Mall I Owner and SECC Owner shall each have the right to represent its respective interest in each proceeding or negotiation with respect to a Taking or intended Taking and to make full proof of its claims, and each Mortgagee of such Owner to the extent permitted under such Mortgagee's loan documents shall have the right to appear in and prosecute in its own or in such Owner's name any proceeding or negotiation with respect to such Taking or intended Taking. No agreement, settlement, sale, or transfer to or with the condemning authority with respect to any Taking or intended Taking the aggregate proceeds of which shall be in excess of $1,500,000 shall be made without the consent of H/C I Owner and Mall I Owner and their respective

Mortgagees, which consent shall not be unreasonably withheld, conditioned or delayed; provided a Commercially Reasonable Owner of the Phase I Hotel/Casino or the Phase I Mall, as applicable, would so consent and same would not have a Material Adverse Effect on such property, Owner or Mortgagee. Notwithstanding anything to the contrary in this Section 5, the proceeds of any aggregate condemnation award (other than with respect to the SECC or the SECC Land) in excess of $1,500,000 shall be paid to the Trustee to be held and disbursed in accordance with the provisions of Section 12 of Article X. With respect to a Taking of all or any part of either the Mall I Space and/or the Phase I Mall or the H/C I Space and/or the Phase I Hotel/ Casino, if the condemning authority does not, as part of the Taking proceeding, determine the amount of condemnation proceeds payable to H/C I Owner, and the amount of condemnation proceeds payable to Mall I Owner, but rather makes a determination only as to the aggregate amount of proceeds payable to H/C I Owner and Mall I Owner in connection with the Taking, each of H/C I Owner and Mall I Owner shall receive its appropriate equitable share of such proceeds, as reasonably agreed to by H/C I Owner and Mall I Owner. H/C I Owner and Mall I Owner shall, in all of their discussions and negotiations with the condemning authority, argue for the awarding of separate Taking proceeds payable to each in accordance with the foregoing.

            6. Temporary Use or Occupancy. If the temporary use or occupancy of all or any part of the Venetian or the SECC shall be condemned or taken for any public or quasi-public use or purpose during the Term, this Agreement and the Term shall be and remain unaffected by such condemnation or taking and each Party shall continue to be responsible for all of its obligations hereunder (except to the extent prevented from so doing by reason of such condemnation or taking). In such event, however, the affected Party shall be entitled to appear, claim, prove and receive the entire award in connection with such temporary taking. If such temporary use or occupancy terminates prior to the Expiration Date, the affected Party, at its own expense, shall restore its premises as nearly as possible to its condition prior to the condemnation or taking.

            7. Disputes Between H/C I Owner and Mall I Owner. With respect to a Taking of all or any part of the H/C I Space and/or any improvements located thereon or therein or the Mall I Space and/or any improvements located thereon or therein, any dispute between H/C I Owner and Mall I Owner as to the appropriate sharing of any taking proceeds to be received by each in accordance with the fourth sentence of Section 5 of this Article XI shall be resolved by determination of the Independent Expert in accordance with Section 15 of Article XIV, which shall be the exclusive and binding method for the resolution of any such dispute. H/C I Owner and Mall I Owner each agree to execute and deliver, or cause to be executed and delivered, to the other any instruments that may be required to effectuate or facilitate the provisions of this Agreement relating to the matters set forth in this Section 7.

            8. Trustee's Rights to Participate in Proceedings, Jointly Settle or Compromise. In case of any contemplated Taking with respect to the Phase I Hotel/ Casino, H/C I Space, Phase I Mall, and/or Mall I Space (or any portion thereof), H/C I Owner, Mall I Owner and Trustee shall jointly participate in any relevant action or proceeding and jointly settle or compromise any award; provided that, with respect to any potential award not in excess of $1,500,000 (as set forth in the notice from the Taking Authority of the contemplated Taking or if the amount of the contemplated award is not set forth therein, then the applicable certificate prepared by an Independent Expert), H/C I Owner and/or Mall I Owner, as the case may be, may agree with the Taking Authority on the amount to be paid upon a Taking without obtaining the consent of Trustee, Trustee shall pay over to H/C I Owner and/or Mall I Owner, as the case may be, the applicable proceeds of the Taking upon receipt therefor by Trustee and H/C I Owner and/or Mall I Owner, as applicable, shall use such proceeds to perform a restoration in accordance with the provisions of Article XII; provided further that, if, at the time of any Taking, or at any time during the relevant action or proceeding with respect to any Taking, an event of default under any affected Mortgagee's loan documents shall have occurred and be continuing, then Trustee shall not be required to pay over the applicable proceeds of the Taking to H/C I Owner and/or Mall I Owner, as the case may be, Trustee (acting in accordance with the written directions of such affected Mortgagee(s)) may participate in, settle and/or compromise any award for a Taking, as it sees fit in its sole discretion, without the participation or consent of H/C I Owner and/or Mall I Owner, as the case may be, and the proceeds of the Taking shall be applied in accordance with the provisions of Article XII hereof. Furthermore, if any claim shall not have been settled, compromised or adjusted or the applicable condemnation award proceeds shall not have been paid to Trustee, in any case, within twelve (12) months after the Taking in question occurred, then Trustee (acting in accordance with the written directions of any affected Mortgagee(s)), may settle and/or compromise such award, as it sees fit in its sole discretion, without the participation or consent of H/C I Owner and/or Mall I Owner, as the case may be, and the proceeds of the Taking shall be applied in accordance with the provisions of Article XII hereof.

            9. Mortgagee Consent to Release of Condemnation Award Proceeds. If all or any material portion of the Phase I Hotel/Casino or the Phase I Mall shall be taken pursuant to a Taking, the Owner of the property incurring the loss shall notify all Mortgagee(s) within ten (10) Business Days after receipt of notice of such Taking. Each affected Mortgagee shall permit condemnation award proceeds with respect to any Taking to be applied to restoration of buildings and/or other improvements on or in the affected Lot in accordance with the provisions of this Article XII; provided that such affected Mortgagee shall have received on or before ninety (90) days after the date such Mortgagee's receipt of the notice described above a certificate from an Independent Expert certifying that (x) any restoration of the affected property required as a consequence of such Taking can be completed within one (1) year after the date of delivery of such certificate and (y) the amount of insurance proceeds payable in connection with such Taking (together with any other funds committed by the affected Owner to be applied to such restoration) shall be sufficient to finance the anticipated cost (including scheduled debt service payments through the anticipated date of completion of the restoration) of such restoration as set forth in such certificate. If the conditions set forth in the preceding (x) and
(y) cannot be satisfied with respect to a particular Lot, any affected Mortgagee shall be paid its equitable share as determined by the Independent Expert of condemnation award proceeds to be applied in accordance with the provisions of its Mortgage.

                              ARTICLE XIII

                          COMPLIANCE WITH LAWS

            1. Legal Requirements. (a) Each Party, at its expense (but subject to the provisions of Section 3 of Article V and Sections 3 and 5 of Article
VII), shall comply with all Legal Requirements applicable to its respective Lot. Any Party may defer compliance with any such Legal Requirements if it shall contest by appropriate proceedings in accordance with the provisions of subsection (b) below, prosecuted diligently and in good faith, the legality or applicability thereof, provided that such deference does not materially adversely interfere with any other Party's use of its Lot as provided under this Agreement. Each Party will also procure, pay for and maintain all permits, licenses and other authorizations needed for the operation of its business.

                  (b) No Owner shall be in default for failure to comply with any Legal Requirement if, and so long as, (i) such Owner shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement or collection of the same and the sale of its Lot or any part thereof to satisfy the same; (ii) such Owner shall give its Mortgagee and the other affected Owners and Mortgagees notice of the commencement of such contest, (iii) unless funds are otherwise reserved or deposited with the applicable Governmental Authority, such Owner shall furnish to Trustee a cash deposit, or an indemnity bond reasonably satisfactory to all affected Mortgagees with a surety reasonably satisfactory to such Mortgagees, in the amount of the cost of complying with the applicable Legal Requirement, as applicable, plus, in any such case, a reasonable additional sum to pay all costs, interest, fines and penalties that may be imposed or incurred in connection therewith, to assure payment of the matters under contest or to prevent any sale or forfeiture of such Owner's Lot or any part thereof; (iv) such Owner shall timely upon final determination thereof pay the amount of any such cost, together with all costs, interest, fines and penalties which may be payable in connection therewith; (v) the failure to pay such cost, as applicable, or any such interest, fine or penalty, does not constitute a default under any other deed or trust, mortgage or security interest covering or affecting any part of such Owner's Lot; and (vi) notwithstanding the foregoing, such Owner shall immediately upon request of any affected Mortgagee pay (and if such Owner shall fail so to do, any such Mortgagee may, but shall not be required to, pay or cause to be discharged or bonded against) any such cost, and all such interest, fines and penalties, notwithstanding such contest, if in the reasonable opinion of any such Mortgagee such Owner's Lot or any part thereof or interest therein, is in danger of being, or is reasonably likely to be (regardless of whether the sale, forfeiture, foreclosure, termination, cancellation or loss is imminent), sold, forfeited, foreclosed, terminated, cancelled or lost.

            2. Gaming Laws. All Parties and all Persons associated with such Parties shall promptly and in all events within the applicable time limit, furnish the Nevada Gaming Commission, any other agency or subdivision of the State of Nevada, or any other agency or subdivision thereof, or of any other Governmental Authority regulating gaming (collectively "Gaming Authorities") any information reasonably requested thereby and shall otherwise reasonably cooperate with all Gaming Authorities. A Person shall be deemed associated with a Party if that Person is an Affiliate thereof, such Person is employed by such Party, is an officer, director or agent of such Party or any Tenant, has any contractual relationship with such Party, any Tenant or any Affiliate of such Party or any Tenant, furnishes services or property to such Party, any Tenant or any Affiliate of such Party or any Tenant, or has the power to exercise a significant influence over such Party or an Affiliate of such Party. Without limiting the generality of the foregoing, any Mortgagee and all Tenants shall be deemed associated with such Party, and for purposes of this Article XIII the term Party shall be deemed to mean a Party and any Affiliate thereof.

                               ARTICLE XIV

                              MISCELLANEOUS

            1. Rights and Obligations Run With the Land. Except to the extent otherwise provided herein, the easements, rights, interests, obligations, duties, conditions, covenants and agreements granted hereby or otherwise contained herein (collectively, the "Rights and Obligations") shall be appurtenant to and run with the H/C I Space, the Mall I Space, the H/C II Space, the Mall II Space and the SECC Land, shall bind H/C I Owner, Mall I Owner, H/C I Owner, Mall II Owner and SECC Owner and their respective successors in interest to the fee or leasehold title to the applicable Lot and the improvements thereon and shall inure only to the benefit of H/C I Owner, Mall I Owner, H/C II Owner, Mall II Owner and SECC Owner and their respective Mortgagees. Supplementing the foregoing, H/C I Owner is executing and delivering this Agreement on behalf of itself, H/C II Owner and Mall II Owner, which entities are or will be Affiliates of H/C I Owner and which Affiliates shall be fully bound by the terms, conditions and covenants of this Agreement as though signatories hereto immediately upon acquiring fee or leasehold title to any portion of the Phase I Land or any improvements thereon or the Phase II Land or any improvements thereon. Notwithstanding anything to the contrary contained herein, no other Parties shall be construed as the beneficiaries of the Rights and Obligations, none of which may be separated from or conveyed, granted or encumbered separately from the Phase I Land, the Phase II Land or the SECC Land, respectively. This Agreement, and the protective covenants, conditions, restrictions, grants of easements, rights, rights-of-way, liens, charges and equitable servitudes set forth herein, shall, except as otherwise expressly provided herein, (a) be perpetual, (b) be binding upon all successors and assigns, (c) inure to the benefit of all Persons having or acquiring any right, title or interest therein or in any part thereof, their heirs, successors and assigns, and (d) constitute covenants running with the land pursuant to applicable law. The Owners agree that upon the first transfer of fee title to any of the Lots, the deed evidencing such transfer shall be expressly subject to the provisions of this Agreement which shall be incorporated therein by reference.

            2. No Merger. There shall be no merger of the easements, rights, interests or estates burdening any property pursuant to this Agreement with the fee estate of such property by reason of the fact that the same person may acquire or hold, directly or indirectly, any such easements, rights, interests or estates and such fee estate, and no merger shall occur unless and until all persons having an interest in any such easements, rights, interests or estates and such fee estate shall join in a written instrument effecting such merger.

            3.    Transfers.

                  (a) If any of H/C I Owner, H/C II Owner, Mall I Owner, Mall II Owner or SECC Owner shall transfer to any individual, partnership, firm, association, limited liability company, trust or corporation, or any other form of business or government entity (in any case, a "Person" and, after such transfer, an "Interest Holder") any of the following partial interests, such Interest Holder shall be treated, together with all similar Interest Holders, as a single Party for purposes of this Agreement:

                      (i) Any partial, subdivided interest (other than ownership of a commercial condominium unit and related undivided interest in common elements or a commercial subdivision) in the Phase I Land or the improvements thereon (in the case of H/C I Owner, H/C II Owner, Mall I Owner or Mall II Owner) or the SECC Land (in the case of SECC Owner) (a "Subdivided Interest Holder"), provided that this clause (i) shall not apply to any transfer of the Phase I Land and/or any improvements thereon to H/C II Owner, Mall I Owner or Mall II Owner contemplated by this Agreement;

                     (ii) Any partial, undivided interest in all of the land or improvements owned by it, such as may be held by joint tenancy or tenancy-in-common or as a life estate or partnership interests in a partnership (or a membership interests in a limited liability company) holding all of the interests in such property; or

                    (iii) Any partial, undivided interest, legal or equitable, in the assets of any Party that is a Person other than an individual, which interest is not an interest in land or improvements, such as a beneficial interest in a Party which is a trust, or partnership interests in a partnership (or membership interests in a limited liability company). Notwithstanding the foregoing, Subdivided Interest Holders may be treated as Separate Interest Holders provided that at no time shall there be more than ten (10) such separate Subdivided Interest Holders with respect to either the Phase I Land or the SECC Land, as applicable.

                  (b) A Mortgagee shall not be deemed to be an Interest Holder unless such Mortgagee is also a Transferee.

                  (c) (i) All of the Interest Holders with respect to each of the Phase I Land, the Phase II Land, the Phase I Mall, the Phase II Mall and the SECC Land shall designate one of their number as their agent (an "Agent") to act on their behalf so that other Parties shall not be required with respect to the applicable land or improvements, as the case may be, to obtain the action or agreement of, or to proceed against, more than one individual or entity in carrying out or enforcing the terms, covenants, provisions and conditions of this Agreement. The foregoing requirements to designate an Agent shall not apply to stockholders and bondholders of a corporate Party, the members of a limited liability company or partners of a partnership.

                     (ii) Where the transfer is of partial interests as described above but the Persons owning such partial interests fail to designate an Agent, the acts of the Person who was deemed to be the Party to this Agreement prior to the transfer (whether or not such Party retains any interest in the property in question) shall be binding on all Persons having an interest or right in the applicable land or improvements until such time as written notice of such designation is given and recorded in the Recorder's Office and a copy thereof is served on the Parties hereto as required by Section 14 of this Article XIV.

                    (iii) The exercise of any powers and rights of a Party by such Party's Agent shall be binding upon all Persons having an ownership or leasehold interest or right in the applicable land or improvements and upon all Persons having an ownership interest in the Party in question, to the same extent as if such exercise had been performed by such Party. The other Parties shall have the right to deal with and rely solely upon the acts and omissions of such Party's Agent in connection with their performance of this Agreement, but such designation of an Agent shall not relieve any Party from its obligations under this Agreement.

                     (iv) An Agent shall be the authorized agent of its principals for service of any process, writ, summons, order or other mandate of any nature of any court in any action, suit or proceeding arising out of this Agreement. Service upon an Agent shall constitute due and proper service of any such matter upon its principals. Until a successor Agent has been appointed and notice of such appointment has been given pursuant to the provisions of this Section 3, the designation of a Party's Agent shall remain irrevocable.

            4.    Mortgages.

                  (a) Each Party shall have the right to collaterally assign and encumber this Agreement as security to one or more of its Mortgagees holding a Mortgage so long as such Mortgagee, in writing (i) subordinates such Mortgage and the lien thereof to this Agreement and to the rights, interests, obligations, duties, conditions, covenants and agreements granted pursuant to this Agreement or otherwise contained herein (whether such Mortgage is recorded on or after the date hereof) and (ii) agrees to be bound by the terms and conditions of this Agreement upon its taking title to such property (subject to the provisions of Section 5 below). Notwithstanding the foregoing, regardless of whether any Mortgagee shall receive a collateral assignment of this Agreement, each Mortgage (whether recorded on or after the date hereof) and the lien thereof shall automatically be subject and subordinate to this Agreement and to the rights, interests, obligations, duties, conditions, covenants and agreements granted pursuant to this Agreement or otherwise contained herein.

                  (b) Further, notwithstanding anything to the contrary in this Agreement, each of the Existing SECC Mortgages shall not be, and shall not be deemed to be, subject and subordinate to the following Sections (collectively, the "Enumerated Provisions") of this Agreement: Sections D.1 and D.2 of Article II, Sections 1 through and including 3 of Article III; Article V (other than
Section 3); and Articles X, XI, XII and XIII and shall be subject and subordinate to all other provisions of this Agreement. By way of explanation and not limitation, if an

Existing SECC Mortgage were to be foreclosed, the purchaser of the SECC at the foreclosure sale (whether or not the holder of the Existing SECC Mortgage is such purchaser) would not be bound by the Enumerated Provisions.

                  (c) Each Party agrees for the benefit of the other Parties and their respective Mortgagees, that wherever a Party has a right to grant or withhold its consent or approval under this Agreement, or otherwise has discretion to act or refrain from acting, such Party shall only grant its consent or approval or act or refrain from acting, as the case may be, in such a manner as a Commercially Reasonable Owner would do and so long as the same is not likely to have a Material Adverse Effect.

                  (d) In any instance (other than Section 2(b) of Article XI) where a Mortgagee's consent is required under this Agreement and such Mortgagee shall be a trustee for publicly held debt under an indenture, such trustee shall be deemed to have given its consent upon delivery to such trustee of a written statement from an Independent Expert certifying that the matter proposed for consent would be consented to by a Commercially Reasonable Owner of the Lot(s) encumbered in favor of said Mortgagee and the same is not likely to have a Material Adverse Effect; provided, however, that the foregoing consent procedure shall not be construed as a means for satisfying any consents or approvals required to be obtained with respect to matters under the terms of the indenture, security documents and other loan documents pertaining to any such Mortgagee, it being understood that said consent or approval requirements must be satisfied in accordance with their terms.

            5.    Transferee Liability.

                  (a) Subject to the further provisions of this Section 5, any assignee or transferee (in either case, a "Transferee") of all or any portion of the Phase I Land and/or any buildings or other improvements thereon or the SECC Land and/or any buildings or other improvements thereon, including, without limitation, any transferee by way of a foreclosure sale, shall be deemed to have assumed the obligations and liabilities hereunder of the Party from whom such Transferee received its interest in such portion of the Phase I Land or the SECC Land or such buildings or other improvements (to the extent such obligations or liabilities relate to such portion, as applicable); provided that, without limiting the foregoing, within five (5) Business Days of written request therefor by the non-transferring Party hereto, the Transferee shall execute a writing, in form and substance reasonably satisfactory to such Transferee and to such non-transferring Party, confirming such assumption. In the event of such a transfer or assignment, the transferring Party (the "Transferor") shall be released from any obligations arising after the effective date of the transfer or assignment (but not any obligations of the Transferor that are outstanding under this Agreement as of the effective date of the transfer or assignment, and the Transferor and the Transferee shall be jointly and severally liable with respect to such obligations). Each Transferor shall give the other Party hereto at least five (5) Business Days' prior written notice of the transfer or assignment in question and shall furnish a fully-executed copy of the instrument of transfer or assignment, within five (5) Business Days of execution thereof, to the other Party hereto.

                  (b) Notwithstanding the foregoing, in the event of a transfer to any Mortgagee (or its designee) resulting from (i) judicial or nonjudicial foreclosure of the Mortgage held by such Mortgagee or (ii) the grant of a deed in lieu of such foreclosure, then, in either event, (x) the Transferor shall be released from any obligations arising after the effective date of the transfer; provided, however, that the Transferor shall not be released from any obligations which remain outstanding on the date of such transfer and (y) such Mortgagee (or its designee) shall not be liable for any non-monetary defaults of the Transferor arising under this Agreement prior to the effective date of the transfer that are not susceptible to cure by the Transferee after obtaining possession of the Lot in question.

            6. As-Built Survey. Each Party, upon the request of any other Party, shall enter into one or more separate agreements in recordable form setting forth in legally sufficient detail the easements, rights-of-way and other rights and interests provided for in, or granted (or required to be granted) pursuant to, this Agreement. In addition, upon completion of construction of each of the Venetian, the Lido, each Automobile Parking Area and the New HVAC Plant, H/C I Owner or H/C II Owner, as applicable, shall, at its sole cost and expense, have an as-built survey prepared by a reputable licensed surveyor of the applicable portion of the Phase I Land, together will all improvements constructed thereon.

            7. Estoppel Certificates. Each Party shall at any time and from time to time during the Term (but not more often than once in each calendar quarter), within fifteen (15) Business Days after request by any other Party, execute, acknowledge and deliver to such other Party or to any existing or prospective purchaser, Mortgagee or lessee designated by such other Party, a certificate stating: (a) that this Agreement is unmodified and in full force and effect, or if there has been a modification or modifications, that this Agreement is in full force and effect, as modified, and identifying the modification agreement or agreements; (b) whether or not there is any existing default hereunder by either Party in the payment of any sum of money owing to the Party executing such certificate, whether or not there is any existing default by either Party with respect to which a notice of default has been given or received by the Party executing such certificate (and, to the best of the knowledge of the Party executing such certificate, whether any other default exists under this Agreement), and if there is any such default, specifying the nature and extent thereof; (c) whether or not there are any outstanding claims, set-offs, defenses or counterclaims which a Party has asserted against the other Party by notice to the other Party; and (d) such other matters as may be reasonably requested.

            8. Indemnification. Each of the Parties shall at all times indemnify and hold harmless each of the other Parties, their Mortgagees, the Trustee and their respective partners, principals, officers, directors, shareholders and employees, from and against any and all losses, liabilities, expenses, costs, demands, claims and judgments, including, without limitation, reasonable attorneys' fees and expenses, incurred or suffered by any such indemnified Party and arising from or as a result of the death of, or any accident, injury, loss or damage whatsoever caused to any persons or property as shall occur on the land or in any buildings or other improvements owned by such indemnifying Party or in connection with the exercise of any rights or interests granted to, or easements used by such indemnifying Party hereunder, except, in each case, to the extent such claims (i) result from the gross negligence or willful misconduct of the indemnified Party, (ii) are covered by any insurance referred to in Article X hereof that is obtained by any Party or would have been covered, if any other Party had obtained the same, by any such insurance that any other Party is required thereunder to obtain or
(iii) result from the exercise of any rights or interests granted to, or easements used by, any other Party hereunder.

            9.    Rights to Cure Default; Payment of Default and Lien.

                  (a) In the event that any Party (a "Defaulting Party") shall fail to fully, faithfully and punctually perform or cause to be performed any obligation on the part of such Defaulting Party hereunder, then (i) if such default shall continue for ten (10) days after notice thereof (except in the event of an emergency where no notice shall be required) from any non-Defaulting Party affected by such default to the Defaulting Party, such non-Defaulting Party shall have the right (but not the obligation) to (x) enter upon the property owned or leased by the Defaulting Party to the extent reasonably required to perform or cause to be performed the obligations of the Defaulting Party with respect to which the Defaulting Party is in default, (y) perform or cause to be performed such obligations and (z) be reimbursed by such Defaulting Party, upon demand by such non-Defaulting Party, for the cost thereof, together with interest thereon at the Interest Rate from the date of demand to the date of reimbursement by the Defaulting Party and (ii) if such failure shall continue for thirty (30) days after notice from such non-Defaulting Party to the Defaulting Party, then such non-Defaulting Party shall have all rights and remedies available at law or in equity (other than any right to terminate this Agreement); provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and the Defaulting Party shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended to the extent necessary so to cure such default (but in no event beyond one hundred eighty (180) days in total (including the original thirty
(30) day period)); provided further, that any default that can be cured solely by the payment of money shall be cured within ten (10) days after notice from such non-Defaulting Party to the Defaulting Party.

                  (b) If pursuant to Section (a), a Party is compelled or elects to pay any sum of money or do any acts which require the payment of money by reason of another Party's failure or inability to perform any of the terms and provisions in this Agreement to be performed by such other Party, the Defaulting Party shall promptly upon demand, reimburse the paying Party for such sums, and all such sums shall bear simple interest at the Interest Rate from the date of demand for reimbursement until the date of such reimbursement. Any other sums payable by any Party to any other Party pursuant to the terms and provisions of this Agreement that shall not be paid when due shall bear simple interest at the Interest Rate from the due date to the date of payment thereof. All such unpaid sums shall constitute a valid and enforceable lien on the Defaulting Party's Lot and each Party hereby consents to the filing by any other Party of any and all documentation necessary or desirable to perfect and/or secure such lien. No action shall be brought to foreclose such lien unless (x) thirty (30) days' notice of claim of lien is given to the Defaulting Party, (y) such notice and opportunity to cure is given to the holder of any Mortgage encumbering the Defaulting Party's Lot as is required under Section 14(c) of this Article, and (z) no such Person shall cure the default in question within the applicable cure period. Reasonable attorneys' fees and charges in connection with collection of the debt secured by such lien or foreclosure thereof shall be paid by the Party against whom such action is brought and secured by such lien. Such lien shall be superior to any other lien and encumbrance on the affected Lot created or arising after the date of this Agreement, including, without limitation, the lien of any Mortgage. The liens provided for in this Section 9 shall only be effective when filed for record by the non-Defaulting Party as a claim of lien against the defaulting Party in the Recorder's Office, signed and acknowledged, which claim of lien shall contain at least:

                      (i) An itemized statement of all amounts due and payable pursuant hereto;

                     (ii) A description sufficient for identification of that portion of the real property of the Defaulting Party which is the subject of the lien;

                    (iii) The name of the Owner or reputed Owner of the property which is the subject of the lien; and

                    (iv) The name and address of the Party claiming the lien. The lien shall attach from the date a claim is recorded and may be enforced under the procedures set forth in Nev. Rev. Stat. ss.ss. 116.3116-116.31168, except that the term "unit," as used in the foregoing provisions, shall be deemed to refer to the Defaulting Party's interest in the real property which is subject to the lien. The Party claiming the lien shall release the claim of lien once the amounts secured by the lien have been paid in full.

                  (c) If, at any time, H/C I Owner or any Person or any of their successors or assigns shall acquire the interest of H/C I Owner as landlord under the Billboard Master Lease through a foreclosure pursuant to the provisions of Section 9(b) of this Agreement or the exercise of any other remedies under or in connection with this Agreement (each, a "New Owner") so long as (i) the Billboard Master Lease was, immediately prior to such foreclosure or exercise of other remedies, then in full force and effect, and
(ii) no default (after giving of notice and expiration of the applicable cure period) exists under the Billboard Master Lease, the Billboard Master Lease shall continue in full force and effect as a direct lease between the New Owner and such tenant thereunder, upon and subject to all of the terms, covenants and conditions of the Billboard Master Lease for the balance of the term thereof.

                  (d) If, at any time, H/C I Owner or any Person or any of their successors or assigns shall acquire the interest of H/C I Owner as landlord under the Mall I Airspace/Ground Lease through a foreclosure pursuant to the provisions of Section 9(b) of this Agreement or the exercise of any other remedies under or in connection with this Agreement (each, a "New H/C I Owner") so long as (i) the Mall I Airspace/Ground Lease was, immediately prior to foreclosure or exercise of other remedies, then in full force and effect, and
(ii) no default (after giving of notice and expiration of the applicable cure period) exists under the Mall I Airspace/Ground Lease, the Mall I Airspace/Ground Lease shall continue in full force and effect as a direct lease between the New H/C I Owner and such tenant thereunder, upon and subject to all of the terms, covenants and conditions of the Mall I Airspace/Ground Lease for the balance of the term thereof.

            10. Rights Perpetual. Except as otherwise expressly provided in this Agreement, (i) the utility, parking, Existing HVAC Plant and encroachment easements and related rights and interests granted herein shall be perpetual and shall remain binding forever and (ii) the remainder of this Agreement shall continue, and the remainder of the obligations hereunder shall remain binding, from the Commencement Date until the Expiration Date. No Party shall have the right to terminate this Agreement as a result of any default or alleged default of any other Party, but such limitation shall not affect, in any manner, any other rights or remedies which any Party may have hereunder, at law or in equity by reason of any breach of this Agreement.

            11. Further Assurances. Each Party upon the request of any other Party and at the expense of such other Party at any time from time to time, agrees to promptly execute, acknowledge where appropriate and deliver such additional instruments and documents, in recordable form if appropriate, and to take such other action, in each case, as may be reasonably requested by such other Party in order to effectuate the agreements contained herein. The Parties further agree to make such changes to this Agreement as shall be reasonably required to make this Agreement consistent with all applicable Legal Requirements.

            12. Rights Irrevocable. The Parties hereby agree that, except as otherwise expressly provided herein, (a) no fee or other charge is payable by any person in connection with the use of any easement, right or interest granted hereunder or pursuant to the terms hereof and (b) all easements, rights and interests granted hereunder or pursuant to the terms hereof shall be irrevocable.

            13. No Joint Venture. Nothing herein contained shall be deemed or construed by the Parties hereto, or by any third Party, as creating the relationship of principal and agent, or of partners or joint venturers, between the Parties hereto.

            14.   Notices.

                  (a) All notices, demands, requests and other communications given hereunder shall be in writing and shall be deemed to have been given: (i) upon delivery if personally delivered; (ii) when delivered, postage prepaid, by certified or registered mail, return receipt requested as evidenced by the return receipt; or (iii) upon delivery if deposited with a nationally recognized overnight delivery service marked for delivery on the next business day, in any case, addressed to the Party for whom it is intended at its address hereinafter set forth:

            If to SECC Owner:

                  Interface Group-Nevada, Inc.
                  3355 Las Vegas Boulevard South
                  Room 1B
                  Las Vegas, Nevada 89109
                  Attn:  General Counsel

            If to H/C I Owner:

                  Venetian Casino Resort, LLC
                  3355 Las Vegas Boulevard South
                  Room 1C
                  Las Vegas, Nevada 89109
                  Attn: General Counsel

            If to Mall I Owner:

                  Grand Canal Shops
                  Mall Construction, LLC
                  3355 Las Vegas Boulevard South
                  Room 1G
                  Las Vegas, Nevada 89109
                  Attn: General Counsel

            If to the Trustee:

                  The Bank of Nova Scotia
                  580 California Street
                  21st Floor
                  San Francisco, CA 94104
                  Attn:  Corporate Banking Agency
                         San Francisco Station

                  Any Party may change its address for the purposes of this section by giving notice of such change as aforesaid.

                  (b) The holders of the Existing Mortgages (as defined below) and each other Mortgagee shall be entitled to receive notice of any default by the Party hereto whose property is encumbered by the applicable Mortgage, provided that each Mortgagee other than holders of the Existing Mortgages (who shall not be required to deliver a Form Notice) shall have delivered a copy of a notice in the form herein provided to each Party hereto (the "Form Notice"). The form of such Form Notice shall be as follows:

            The undersigned, whose address is

            --------------------------------------------
            does hereby certify that it is the beneficiary under a Deed Of Trust upon the land described on Exhibit A attached hereto and/or the buildings or other improvements thereon. In the event that any notice shall be given of the default, under that certain Amended and Restated Reciprocal Easement, Use and Operating Agreement dated as of November 14, 1997 between Venetian Casino

            Resort, LLC and Interface Group - Nevada, Inc. (the "REA"), on the part of the Party upon whose property is encumbered by such Deed of Trust, a copy thereof shall be delivered to the undersigned who shall have the right to cure such default as set forth in the REA.

Any such notice to a Mortgagee shall be given in the same manner as provided in
Section 14(a) of this Article XIV above. As used herein the term "Existing Mortgages" shall mean the collective reference to (i) that certain Senior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of June 26, 1997 from SECC Owner to Lawyers Title of Nevada, Inc. for the benefit of LaSalle National Bank, as Collateral Agent for certain lenders, recorded on July 3, 1997 in Book 970703 as Document Number 01057 in the Recorder's Office, as the same may be further amended, supplemented, or otherwise modified or assigned from time to time, (ii) that certain Junior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of June 26, 1997 from SECC Owner to Lawyers Title of Nevada, Inc. for the benefit of LaSalle National Bank, as Collateral Agent for certain lenders recorded on July 3, 1997 in Book 970703 as Document Number 01061 in the Recorder's Office, as the same may be further amended, supplemented, or otherwise modified or assigned from time to time ((i) and (ii) are, collectively, the "Existing SECC Mortgages"), (iii) Deed of Trust Assignment of Rents and Leases, Security and Fixture Filing, dated as of the date hereof from Phase I, LLC and LVSI to Lawyers Title of Nevada, Inc., as trustee, for the benefit of The Bank of Nova Scotia, as agent, as the same may be further amended, supplemented, or otherwise modified or assigned from time to time (iv) Leasehold Deed of Trust, Assignment of Rents and Leases and Security

Agreement, dated as of the date hereof from Interim Mall, LLC to Lawyers Title of Nevada, Inc., as trustee, for the benefit of The Bank of Nova Scotia, as agent, as the same may be further amended, supplemented, or otherwise modified or assigned from time to time and shall include any fee deed of trust executed after the Subdivision in lieu thereof ((iii) and (iv) are, collectively, the "Existing Phase I Mortgages-Banks"). For purposes of all notices, demands, requests and other communications hereunder, the address of the holder of each Existing Mortgage is as follows:

            with respect to the Existing SECC Mortgages:

            LaSalle National Bank
            135 South LaSalle Street
            Chicago, Illinois  60603
            Attention:  Asset-Backed Securities Trust Group

            with respect to the Existing Phase I Mortgages-Banks:

            The Bank of Nova Scotia
            580 California Street, 21st Floor
            San Francisco, California 94104
            Attention:  Mr. Alan Pendergast

            with a copy to:

            The Bank of Nova Scotia
            Loan Administration
            600 Peachtree Street, N.E.
            Atlanta, Georgia 30308
            Attention:  Ms. Marianne Velkar

                  (c) In the event that any notice shall be given of the default hereunder of a Party hereto and such Defaulting Party shall fail to cure or commence to cure such default (and such default shall continue after the giving of the applicable notice and the expiration of the applicable cure period set forth in this Agreement), then and in that event the holder of any Mortgage affecting the property of the

Defaulting Party shall be entitled to receive an additional notice given in the manner provided herein, that the Defaulting Party has failed so to cure such default, and such Mortgagee shall have thirty (30) days after the receipt of said additional notice to cure any such default, or, if such default cannot be cured within thirty (30) days, to diligently commence curing within such time and diligently and expeditiously cure within a reasonable time thereafter (including, without limitation, such time as shall be necessary to obtain possession of the property where possession shall be necessary to effect a cure).

            15. Disputes/Independent Expert. Notwithstanding anything to the contrary contained in this Agreement, in the event there is a dispute that this Agreement provides will be resolved by an Independent Expert among any of the Parties (the "Disputing Parties") arising out of or relating to this Agreement and the Disputing Parties cannot, with respect to any such dispute, resolve such dispute within sixty (60) days, then the matter(s) in question shall be resolved in accordance with the further provisions of this Section. In the event of any such disagreement, the Disputing Parties shall promptly notify the Independent Expert (as defined below) of such disagreement and of their desire that such disagreement be resolved by the Independent Expert. The Independent Expert shall be instructed to render its decision within thirty (30) days (or any shorter time reasonably agreed to by the Disputing Parties) after such notification. Each of the Disputing Parties shall be entitled to present evidence and arguments to the Independent Expert, which evidence and arguments may include the relevant provisions hereof. During the pendency of such dispute-resolution procedure, the Disputing Parties shall continue their performance under this Agreement, including with respect to the matter that is the subject of such procedure. The determination of the Independent Expert acting as above provided (i) shall be conclusive and binding upon the Parties and (ii) shall in no event modify, amend or supplement this Agreement in any manner. The Independent Expert shall be required to give written notice to the Disputing Parties stating its determination, and shall furnish to each Party a signed copy of such determination. Each of the Disputing Parties shall pay its proportionate share of the fees and expenses of the Independent Expert and all other expenses of the above-described dispute resolution procedure (not including the attorneys' fees, witness fees and similar expenses of the Disputing Parties, which shall be borne separately by each of the Parties). As used herein, the "Independent Expert" shall mean (a) with respect to any dispute pertaining to architectural or engineering matters, an appropriately licensed and/or registered (as applicable), reputable and independent architect or engineer; (b) with respect to any dispute pertaining to hotel, casino, restaurant or retail complex operation or management, a reputable and independent Person with experience in commercial real estate operation and management; and (c) with respect to any other dispute, a licensed, reputable and independent certified public accountant, in each of (a), (b) or (c) reasonably acceptable to the Disputing Parties. In all events, the Independent Expert shall (i) not be affiliated with any Owner (or any Affiliate of any Owner) or any Mortgagee (or any Affiliate of any Mortgagee) and (ii) have at least ten (10) years of relevant experience and expertise with respect to large commercial real estate projects in Las Vegas, Nevada and/or Clark County, Nevada. The holder of a

Mortgage may participate in any dispute involving an Independent Expert in conjunction with the Party upon whose Lot it has a Mortgage.

            16. Savings. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

            17. No Shared Ownership. The Parties hereto acknowledge and agree that this Agreement is intended solely to regulate the rights and obligations of the Parties hereto and to impose the easements and restrictions upon the property specifically set forth herein, and except as set forth herein, each Party retains full ownership and control over its own property.

            18. Headings. The section headings are inserted for convenience only and shall not affect construction of this Agreement.

            19. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will, for all purposes, be deemed an original instrument, but all such counterparts together will constitute but one and the same agreement.

            20. Right to Injunction. In the event of any violation or threatened violation by any person of any of the terms, restrictions, covenants and conditions of this Agreement, any Party hereto shall have the right to enjoin such violation or threatened violation in a court of competent jurisdiction.

            21. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT.

            22. No Waiver. No delay or omission by any Party in exercising any right or power accruing upon any default, non-compliance or failure of performance of any of the provisions of this Agreement by any other Party shall be construed to be a waiver thereof. A waiver by any Party of any of the obligations of any Party shall not be construed to be a waiver of any subsequent breach of any other term, covenant or agreement set forth in this Agreement.

            23. Pronouns. All personal pronouns used in this Agreement, whether in the masculine, feminine or neuter gender, shall be deemed to include, and to refer also to, all other genders; all references in the singular shall be deemed to include, and to refer also to, the plural, and vice versa.

            24. Construction. The word "in" with respect to an easement granted "in" a particular parcel of land or a portion thereof shall mean, as the context may require, "in," "to," "on," "over," "through," "over," "upon," "across," and "under," or any one or more of the foregoing.

            25. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada.

            26. Entire Agreement. This Agreement contains the entire agreement of the Parties and this Agreement may only be amended, supplemented, changed, terminated or modified by an agreement in writing signed by the Parties hereto, consented to by the Mortgagees affected thereby and recorded in the appropriate public records.

            27. Recordation. This Agreement shall be recorded in the Land Records of Clark County, Nevada, with the costs of such recording to be shared equally by the Parties hereto.

            28. Successors and Assigns. This Agreement shall be binding on the Parties hereto and inure to the benefit of their respective heirs, legal representatives, successors and assigns.

            29.   Binding and Enforceable Agreements; Independent Obligations.
                  (a) This Agreement is and is intended to be a fully binding and enforceable contract between the Parties notwithstanding that the Parties are currently indirectly owned by the same principal. Each Party expressly acknowledges that certain third parties, including the separate creditors of each Party, are relying upon (i) the binding and enforceable nature hereof by each Party against the others and (ii) the separate assets and liabilities of each Party. Each Party therefore agrees not to challenge or seek to set aside this Agreement or the transactions contemplated hereby (whether in any bankruptcy or insolvency proceeding or otherwise) based upon any assertion that such transactions do not contain arm's-length terms or upon any direct or indirect common ownership of the Parties.

                  (b) All obligations of any Party under this Agreement constitute independent obligations of such Party and (except where expressly stated to be conditions) are not conditioned in any way on performance by any other Party. Accordingly, the breach by any Party under this Agreement shall not excuse performance by any other Party, except where this Agreement expressly states that one Party's performance is conditioned upon performance by another Party. Nothing in the preceding two sentences shall limit any right of any Party to recover damages or to obtain equitable relief on account of any other Party's breach of this Agreement. All Parties acknowledge that every Party will be making a substantial monetary investment in reliance on the terms of this Agreement and the independent obligations undertaken by each Party pursuant to this Agreement. Without this Agreement, the Parties would not be able to achieve a coordinated development of the real property burdened by this Agreement, which coordinated development is intended and expected to produce substantial benefits for all Parties. All Parties acknowledge that it would be inequitable for any Party to be excused from any obligations under this Agreement while retaining its interest in the property encumbered (and benefited) by this Agreement.

            30. Funds Held by Trustee. Whenever Trustee is holding funds pursuant to this Agreement, such funds shall be held in a segregated interest bearing account for the benefit of the Mortgagees.

            31. Shared Costs. Wherever it is contemplated in this Agreement that Owners will share costs, the Owner who contracts for or incurs such costs on behalf of all such Owners shall do so only pursuant to competitive, arms-length agreements at market rates with unaffiliated third parties (or with an Affiliate if consented to by the other Parties hereto); provided that the foregoing shall not apply to an Owner who incurs expense to cure the default of another Owner.

            32. No Duplication of Charges. Notwithstanding the fact that a fee, expense or other charge may be referenced more than once in this Agreement, no Party shall be required to pay such fee, expense or other charge more than once.

            33. Section References. Wherever the word "Section" appears with no reference to a corresponding "Article", the referenced Section shall be construed to be within the Article wherein such reference is made.

                               ARTICLE XV

                               ARBITRATION

            1. Disputes Covered. Any dispute including those arising from lack of approval, controversies or disagreements between the Parties or arising from the interpretation or application of any Article or Section, and any disputes in this Agreement which by specific provisions are made subject to arbitration shall be resolved by arbitration, as provided herein; provided, however, that any Party hereto may seek prohibitory injunctive relief without first submitting a controversy to arbitration.

            2.    Arbitration Procedures.

                  (a) If the Parties (the "Arbitrating Parties") that are required to agree on an arbitrable dispute cannot reach an agreement within thirty (30) days after notice of an arbitrable dispute is given by any Arbitrating Party to the other Party or Parties, then any Arbitrating Party may at any time after the end of said thirty (30) day period refer the dispute to arbitration by notifying any other

Arbitrating Party thereof, and the Arbitrating Parties agree to cooperate in obtaining such arbitration.

                  (b) Each Arbitrating Party shall within twenty (20) days of its receipt of such notification designate one person, as hereinafter provided, to represent it as an arbitrator. The arbitrators so appointed by the Arbitrating Parties shall together designate one or two additional persons as arbitrators to the end that the total number of arbitrators shall be an odd number. The appointment of all additional arbitrators under this Section shall be in writing and shall be submitted to the Arbitrating Parties within ten (10) days following the selection of the last arbitrator selected by the Arbitrating Parties. Any person designated as an arbitrator shall be knowledgeable and experienced in the matters sought to be arbitrated, and shall in all events (i) not be affiliated with any Owner (or any Affiliate of any Owner) or any Mortgagee (or any affiliate of any Mortgagee) and (ii) have at least ten (10) years of relevant experience and expertise with respect to large commercial real estate projects in Las Vegas, Nevada and/or Clark County, Nevada. If the dispute to be arbitrated deals with construction, the arbitrator so appointed shall be experienced and knowledgeable in the construction industry as it relates to the nature of the structure to which such arbitration applies. Similarly, any arbitrator appointed in an architectural dispute shall be qualified as respects architecture as it relates to the nature of the structure to which such arbitration applies.

                  (c) The arbitrators shall meet or otherwise confer as deemed necessary by the arbitrators to resolve the dispute and a decision of a majority of the arbitrators will be binding upon the Arbitrating Parties. The decision of the arbitrators shall be in writing and shall be made as promptly as possible after the designation of the last additional arbitrator, but in no event later than thirty (30) days from the date of the designation of the last additional arbitrator. A copy of the decision of the arbitrators shall be signed by at least a majority of the arbitrators and given to each Arbitrating Party and its Mortgagee in the manner provided in Section 14 of Article XIV of this Agreement for the giving of notice.

                  (d) For each arbitrable dispute the cost and expense of the arbitrators and arbitration proceeding (except for an Arbitrating Party's attorney's fees) shall be paid and shared by the Arbitrating Parties, unless the arbitrators assess such cost and expense unequally between the Arbitrating Parties.

                  (e) The decision of the arbitrators (i) may be entered as a judgment in a court of competent jurisdiction and (ii) shall in no event modify, amend or supplement this Agreement in any manner. All arbitration conducted under this Article XV shall be in accordance with the rules of the American Arbitration Association, to the extent such rules do not conflict with the procedures herein set forth. To the extent permitted by law, compliance with this Article XV is a condition precedent to the commencement by any Party of a judicial proceeding arising out of a dispute which is subject to arbitration hereunder.

                  (f) The holder of a Mortgage may participate in any arbitration proceedings in conjunction with the Party upon whose Lot it has a Mortgage.

                               ARTICLE XVI

                             BILLBOARD SPACE

            In the event the Billboard Operating Lease shall terminate or expire, and from time to time thereafter, if the Additional Billboard Premises shall not be physically separated from the remainder of the Billboard Premises, at the request of Mall I Owner or H/C I Owner, Mall I Owner and H/C I Owner, together with the Mortgagees of such Owners, shall negotiate, in good faith, in order to attempt to reach agreement as to whether to physically separate the Additional Billboard Premises from the remainder of the Billboard Premises, to erect one or more floors in the Billboard Premises and/or to take any other actions in connection with the Billboard Premises; provided that the Mortgagees and such Owners shall not unreasonably withhold their consent to any agreement between Mall I Owner and H/C I Owner with respect to any of the foregoing. The cost of any such separation, erection or other action shall be equally divided between Mall I Owner and H/C I Owner. If such Owners and Mortgagees shall not agree as to how to proceed with respect to the Billboard Premises, then, the Billboard Master Lease shall be terminated by the parties thereto and a physical separation shall be constructed by Mall I Owner and H/C I Owner in the manner noted above.

                        [signature page follows]

            IN WITNESS WHEREOF, the Parties hereto have set their hands the day and year first above written.

                           VENETIAN CASINO RESORT, LLC

                              By:   Las Vegas Sands, Inc., as managing
                                    member

                                    By: /s/ William P. Weidner
                                        ----------------------------------------
                                        Name:  William P. Weidner
                                        Title: President

                          INTERFACE GROUP-NEVADA, INC.

                                    By: /s/ Sheldon G. Adelson
                                        ----------------------------------------
                                        Name:  Sheldon G. Adelson
                                        Title: President

                              GRAND CANAL SHOPS MALL
                              CONSTRUCTION, LLC

                              By:   Venetian Casino Resort, LLC, as sole
                                    member

                                    By:   Las Vegas Sands, Inc., as
                                          managing member

                                    By: /s/ William P. Weidner
                                        ----------------------------------------
                                        Name:  William P. Weidner
                                        Title: President

State of New York       )
                        :  ss.:
County of New York)

            This instrument was acknowledged before me on November 14, 1997 by Sheldon G. Adelson as President of INTERFACE GROUP-NEVADA, INC.




                                        /s/ Caitlin A. Monck
                                        ----------------------------------------
                                        (Signature of notarial officer)

(Seal, if any)

                                        [Seal of Caitlin A. Monck]
                                        My commission expires:  October 6, 1999

State of New York       )
                        :  ss.:
County of New York)

            This instrument was acknowledged before me on November 14, 1997 by William P. Weidner, President of Las Vegas Sands, Inc., the managing member of VENETIAN CASINO RESORT, LLC.



                                        /s/ Caitlin A. Monck
                                        ----------------------------------------
                                        (Signature of notarial officer)

(Seal, if any)

                                        [Seal of Caitlin A. Monck]
                                        My commission expires:  October 6, 1999

State of New York       )
                        :  ss.:
County of New York)

            This instrument was acknowledged before me on November 14, 1997 by William P. Weidner, President of Las Vegas Sands, Inc., the managing member of Venetian Casino Resort, LLC, the member of GRAND CANAL
SHOPS MALL CONSTRUCTION, LLC.

                                        /s/ Dorcas Dawe
                                        ----------------------------------------
                                        (Signature of notarial officer)

(Seal, if any)

                                        [Seal of Dorcas Dawe]
                                        My commission expires:  February 2, 1999

                               SCHEDULE I

                              Definitions

            The following terms shall have the meanings set forth in this
Schedule I:

            1. "Accounting Period" shall mean any period commencing January 1 and ending on the next following December 31, except that the first Accounting Period shall commence as to each Owner, respectively, as to its Lot on the earlier to occur of (i) the Opening Date and (ii) the Mall Release Date, and shall end on and include the next following December 31. Any portion or portions of Hotel/Casino/Mall/SECC Common Area Charges relating to a period of time only part of which is included within the first Accounting Period or the last Accounting Period of an Owner shall be prorated on a daily basis as respects such Owner.

            2. "Additional Billboard Space" shall have the meaning set forth in WHEREAS clause O.

            3. "Adelson" shall have the meaning set forth in WHEREAS clause K.

            4. "Adelson Completion Guaranty" shall have the meaning assigned to such term in the FADAA.

            5. "Affected Mortgagee" shall mean a Mortgagee who holds a Mortgage encumbering the Lot affected by the event in question.

            6. "Affiliate" when used with respect to a Person, shall mean (i) a Person which, directly or indirectly, controls, is controlled by or is under common control with such Person or (ii) a direct or indirect owner, officer, director, employee or trustee of, or a Person which serves in a similar capacity with respect to, such Person. For the purpose of this definition, control of a Person which is not an individual shall mean the power (through ownership of more than 50% of the voting equity interests of such Person or through any other means) to direct the management and policies of a Person.

            7. "Agent" shall have the meaning set forth in Section 3(c)(i) of
Article IV.

            8. "Agreement" shall have the meaning set forth in the introductory clause.

            9. "Alteration" shall mean any improvement, alteration, addition, restoration, replacement, change or other work, or signage, to the interior or exterior of the Venetian made by or for any Owner or any Tenant.

            10. "APJV" means Atlantic-Pacific, Las Vegas, LLC, or a successor in interest thereof under each of the Initial ESA's.

            11. "APJV Term" means the period beginning on the "Service Commencement Date" (as defined in the Initial ESA's) and continuing until the expiration or earlier termination of the Initial ESA's.

            12. "Architect" shall mean any professional architect licensed in the State of Nevada selected and/or approved by both Mall I Owner and H/C I Owner (which approval shall not be unreasonably withheld, conditioned or delayed).

            13. "Assessment Date" shall mean the first date upon which each of the H/C I Space and the Mall I Space shall be separately assessed for real estate tax purposes.

            14. "Automobile Parking Area" shall mean each of the Phase I Automobile Parking Area and the Phase II Automobile Parking Area.

            15. "Bank Credit Agreement" shall have the meaning set forth in WHEREAS clause F.

            16. "Base Building" shall mean, collectively (i) the two-level podium structure to be constructed by H/C I Owner on the Phase I Land in accordance with the Plans and the provisions of the FADAA, the first floor of which shall contain the Casino and the second and mezzanine floors of which shall contain a portion of the Mall I Space and all of which shall be connected to the Hotel, and (ii) the two level retail annex structure to be constructed by H/C I Owner on the Retail Annex Land in accordance with the Plans and the provisions of the FADAA, which shall contain a portion of the Mall I Space, together with all improvements, systems, fixtures and other items of property attached or appurtenant to such structures or used or necessary in the operation thereof, other than Mall Property.

            17. "Best's" shall have the meaning set forth in Section 3 of
Article X.

            18. "Bill" shall have the meaning set forth in Section 1(i) of
Article VI.

            19. "Billboard" shall have the meaning set forth in WHEREAS clause
O.

            20. "Billboard Master Lease" shall have the meaning set forth in WHEREAS clause P.

            21. "Billboard Operating Lease" shall have the meaning set forth in WHEREAS clause O.

            22. "Billboard Premises" shall mean the premises demised under the Billboard Operating Lease.

            23. "Borrowers" shall have the meaning set forth in WHEREAS clause
E.

            24. "Buffer Zone" shall have the meaning set forth in Section 3(a) of Article I.

            25. "Buffer Zone Encroachments" shall have the meaning set forth in
Section 3(a) of Article I.

            26. "Buffer Zone Encroachment Easements" shall have the meaning set forth in Section 3(a) of Article I.

            27. "Building Shell and Core" shall have the meaning set forth in
Section 1(b) of Article V.

            28. "Business Day" shall mean any day other than Saturday, Sunday, a Federal holiday, a holiday recognized by the State of Nevada or any day on which banks in Nevada are required or permitted to be closed.

            29. "Casualty" shall have the meaning set forth in Section 13 of
Article X.

            30. "Commencement Date" shall mean the date hereof.

            31. "Commercially Available" shall have the meaning set forth in
Section 7 of Article X.

            32. "Commercially Reasonable Owner" shall mean, with respect to a given Owner and its Lot, a commercially reasonable and prudent owner of such Lot together with any buildings and/or improvements located thereon or therein (and of no other property, rights or interests) (assuming that, at the time in question, such owner, has equity in such Owner's Lot together with buildings and/or improvements).

            33. "Common Areas" shall mean the H/C Limited Common Areas, the Mall I Limited Common Areas and the H/C-Mall Common Areas.

            34. "Competitor" shall mean a Person that (i) owns or operates (or is an Affiliate of an entity that owns or operates) a casino located in Nevada or New Jersey or a shopping center or mall located in Nevada or a convention center located in Clark County, Nevada, and/or (ii) is a union pension fund.

            35. "Completion Date" shall mean the date of Completion (as defined in the FADAA).

            36. "Congress Facility" shall have the meaning set forth in Section 2(a) of Article III.

            37. "Construction Buffer Zone" shall have the meaning set forth in
Section 2 of Article III.

            38. "Construction Encroachment" shall have the meaning set forth in
Section 2 of Article III.

            39. "Construction Walls" shall have the meaning set forth in Section A, subsection 3 of Article VIII.

            40. "Contracts" shall have the meaning set forth in the FADAA.

            41. "Defaulting Party" shall have the meaning set forth in Section 9(a) of Article XIV.

            42. "Destination Areas" shall mean with respect to any Owner (i) its Lot, (ii) public sidewalks, streets, roads, rights of way and the like, (iii) (with respect to

Owners other than SECC Owner) H/C Limited Common Areas and Mall I Limited Common Areas, and (iv) H/C-Mall Common Areas.

            43. "Discharging Party" shall have the meaning set forth in Section C subsection 3(b) of Article VIII.

            44. "Disputing Parties" shall have the meaning set forth in Section 15 of Article XIV.

            45. "Electricity Provider" shall mean a reasonably experienced, competent and legally qualified electricity provider.

            46. "Enumerated Provisions" shall have the meaning set forth in
Section 4 of Article XIV.

            47. "ESA" means an Energy Services Agreement between an Owner and the HVAC Operator.

            48. "ESA Amendment" shall have the meaning set forth in Section B, subsection 6 of Article II.

            49. "Existing HVAC Plant" shall have the meaning set forth in Section A, subsection 1(a) of Article II.

            50. "Existing HVAC Plant Termination Date" shall have the meaning set forth in Section A, subsection 1(c) of Article II.

            51. "Existing Mortgages" shall have the meaning set forth in Section 14(b) of Article XIV.

            52. "Existing REA" shall have the meaning set forth in the first WHEREAS clause.

            53. "Existing SECC Mortgages" shall have the meaning set forth in
Section 14(b) of Article XIV.

            54. "Existing Utility Equipment" shall have the meaning set forth in Section C, subsection 2(a) of Article II.

            55. "Expenses" shall have the meaning set forth in Section 3(e) of
Article III.

            56. "Expiration Date" shall mean the one hundred and fiftieth (150th) anniversary date of the Commencement Date.

            57. "Facilities" means and includes annunciators, antennae, boxes, brackets, cabinets, cables, coils, computers, conduits, controls, control centers, cooling towers, couplers, devices, ducts, equipment (including, without being limited to, heating, ventilating, air conditioning and plumbing equipment), fans, fixtures, generators, hangers, heat traces, indicators, junctions, lines, machines, meters, motors, outlets, panels, pipes, pumps, radiators, risers, starters, switches, switchboards, systems, tanks, transformers, valves, wiring and the like used in providing services from time to time in any part of the Base Building, including, without being limited to, air conditioning, alarm, antenna, circulation, cleaning, communication, cooling, electric, elevator, exhaust, heating, natural gas, plumbing, radio, recording, sanitary, security, sensing, telephone, television, transportation, ventilation and water service.

            58. "FADAA" shall have the meaning set forth in WHEREAS clause E.

            59. "Final Completion" shall have the meaning set forth in the FADAA.

            60. "Final Completion Date" shall have the meaning set forth in the FADAA.

            61. "Final Tax Statement" shall have the meaning set forth in
Section 1(b) of Article VI.

            62. "First-class" shall mean with the highest standards or of the highest quality, or both, as applicable, in accordance with recognized standards in the industry in question; provided, however, that wherever the foregoing shall be used in connection with the Phase I Hotel/Casino and/or the Phase I Mall, its meaning shall be with reference to such standards then prevailing in Clark County, Nevada.

            63. "Force Majeure Event" shall mean any of the following, which shall render any Party unable to fulfill, or delays such Party in fulfilling, any of its obligations under this Agreement: fire or other casualty; acts of God; war; riot or other civil disturbance; accident; emergency; strike or other labor trouble; governmental preemption of priorities or other controls in connection with a national or other public emergency; shortages or material defects in the quality of fuel, gas, steam, water, electricity, supplies or labor; or any other event preventing or delaying a Party from fulfilling any obligation, whether similar or dissimilar, beyond such Party's reasonable control, as the case may be, provided that under no circumstances shall financial inability of any Party or any Affiliate thereof be deemed a Force Majeure Event.

            64. "Form Notice" shall have the meaning set forth in Section 14(b) of Article XIV.

            65. "Full Replacement Cost" shall mean the actual replacement cost of the property (real and/or personal) in question (as the cost may from time to time increase or decrease) determined from time to time (but not more frequently than once in any twelve-month period) at the request of any Party by an engineer or appraiser in the regular employ of the applicable insurance company.

            66. "GMAC" shall have the meaning set forth in WHEREAS clause E.

            67. "Gaming Authorities" shall have the meaning set forth in Section 2 of Article XIII.

            68. "Governmental Authority(ies)" shall mean any and all federal, state, city and county governments and quasi-governmental agencies, and all departments, commissions, boards, bureaus and offices thereof, in each case having or claiming jurisdiction over all or any portion of the Phase I Land, the Mall I Space, the Phase II Land, the Mall II Space or the SECC Land.

            69. "GSMC" shall have the meaning set forth in WHEREAS clause J.

            70. "H/C I Improvements Buffer Zone Encroachment" shall have the meaning set forth in Section 3(a) of Article I.

            71. "H/C I/Mall I Lot Line Modifications" shall have the meaning set forth in Section 3(a) of Article I.

            72. "H/C I Owner" shall have the meaning as set forth in WHEREAS clause Y.

            73. "H/C I Owner's Tax and Insurance Share" shall have the meaning set forth in Section 1(a) of Article VI.

            74. "H/C I Space" shall have the meaning set forth in WHEREAS clause L.

            75. "H/C II Owner" shall have the meaning set forth in WHEREAS clause Y.

            76. "H/C II Space" shall have the meaning set forth in WHEREAS clause X.

            77. "H/C Limited Common Areas" shall mean the areas depicted on Exhibit K.

            78. "H/C-Mall Common Areas" shall mean the areas and all elevators, escalators and similar mechanical conveyancing devices, loading docks, truck/loading areas and all other buildings, structures, equipment and facilities located thereon or therein, as depicted on Exhibit K.

            79. "H/C Pass-through Areas" shall mean the areas and all buildings, structures, equipment and facilities located thereon or therein as depicted in Exhibit K.

            80. "Headquarters Election" shall have the meaning set forth in
Section 3(b) of Article III.

            81. "Headquarters Hotel" shall have the meaning set forth in Section 3(b) of Article III.

            82. "Hotel" shall mean the "Venetian" theme hotel to be built within and above the Base Building, as more particularly described in the Plans.

            83. "Hotel/Casino/Mall/SECC Common Area Charges" shall mean the total of all monies paid out during an Accounting Period by H/C I Owner for reasonable costs and expenses directly relating to the maintenance, repair, operation and management of the Phase I Automobile Parking Area and the H/C-Mall Common Areas, as provided in Article V and itemized by category on Schedule II, excluding wages or salaries paid to management or supervisory personnel, except field supervisors such as foremen. Hotel/Casino/Mall/SECC Common Area Charges shall include but not be limited to: all rental charges for equipment and costs of small tools and supplies; all acquisition costs of maintenance equipment; policing, security protection, Maintenance, traffic direction, control and regulation of the Phase I Automobile Parking Area; all costs of cleaning the Phase I Automobile Parking Area and the H/C-Mall Common Areas and removal of rubbish, dirt and debris therefrom; the cost of landscape maintenance and supplies for the Phase I Automobile Parking Area and the H/C-Mall Common Areas including, without limitation, perimeter sidewalks; all charges for utility services utilized in connection with Phase I Automobile Parking Area and the H/C-Mall Common Areas together with all costs of maintaining lighting fixtures therein and thereon; and all premiums for fire and extended coverage insurance and for public liability and property damage insurance required to be carried by H/C I Owner pursuant to the provisions of Article X. No capital improvements to or reconstruction of the Phase I Automobile Parking Area or the H/C-Mall Common Areas shall be made except in accordance with the provisions of Article V. The salvage value of any capital item, which was included in Hotel/ Casino/Mall/SECC Common Area Charges, disposed of by H/C I Owner shall be credited against Hotel/Casino/Mall/SECC Common Area Charges. No actual capital expenditure shall be included in Hotel/Casino/Mall/SECC Common Area Charges if the amortization of such capital expenditure has been or is to be included in Hotel/ Casino/Mall/SECC Common Area Charges. Depreciation applicable to all capital expenditures shall be prorated between the Owners on the same basis as the percentages set forth in Schedule II are computed.

            84. "HVAC" and its accompanying definitions shall have the meanings set forth in Section A, subsection 3 of Article II.

            85. "HVAC Easement" shall have the meaning set forth in Section A, subsection 1(b) of Article II.

            86. "HVAC Facilities" shall mean all HVAC Equipment connected to or associated with the New HVAC Plant.

            87. "HVAC Ground Lease" shall have the meaning set forth in Section B, subsection 1 of Article II.

            88. "HVAC Operator" means APJV or a "Substitute HVAC Operator" obtaining such status in accordance with Section 3 of Article II.

            89. "HVAC Space" shall have the meaning set forth in Section B, subsection 1 of Article II.

            90. "Independent" means, when used with respect to any Person, a Person who (i) does not have any direct or indirect financial interest in any Lot or any improvements constructed or business operated thereon, in any Owner or in any Affiliate of any Owner or in any constituent, shareholder, or beneficiary of any Owner, and (ii) is not connected with any Owner or any Affiliate of any Owner or any constituent, shareholder, or beneficiary of any Owner as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

            91. "Independent Expert" shall have the meaning set forth in Section 15 of Article XIV.

            92. "Initial ESA's" means the three (3) ESA's dated as of May 1, 1997 between APJV and, respectively, H/C I Owner, Mall I Owner and SECC Owner.

            93. "Insurance Escrow Account" shall have the meaning set forth in
Section 1(d) of Article VI.

            94. "Insurance Proceeds Shortfall" shall have the meaning set forth in Section 2 of Article XI.

            95. "Insurance Report" shall have the meaning set forth in Section 9 of Article X.

            96. "Insurance Shortfall Contribution" shall have the meaning set forth in Section 2 of Article XI.

            97. "Integral H/C I Improvements" shall mean all improvements being undertaken on the Phase I Land pursuant to the FADAA other than the Integral Mall I Improvements.

            98. "Integral Mall I Improvements" shall mean the improvements being undertaken pursuant to the FADAA and in accordance with the requirements thereof and that are intended to be incorporated within the Phase I Mall. This definition is intended to define the improvements as actually built whether or not they conform in all respects to the requirements of the FADAA. By way of clarification, the Integral Mall I Improvements shall consist generally of the following: (i) all buildings and other improvements that are from time to time located at the midpoint of the floor and ceiling of slabs and of exterior walls situated at the perimeter of the Mall I Airspace or in the portion of the Mall I Airspace that is inward therefrom toward the interior of the Mall I Airspace, and (ii) all buildings and other improvements that are from time to time located on the Retail Annex Land.

            99. "Interest Holder" shall have the meaning set forth in Section 3 of Article XIV.

            100. "Interest Rate" shall have the meaning set forth in Section 1(j) of Article VI.

            101. "Interface" shall have the meaning set forth in the introductory clause.

            102. "Interim Mall Credit Agreement" shall have the meaning set forth in WHEREAS clause G.

            103. "Interim Mall LLC" shall have the meaning set forth in the introductory clause.

            104. "Junior Lender" shall have the meaning set forth in WHEREAS clause K.

            105. "Junior Loan Agreement" shall mean the Junior Loan Agreement, dated as of June 26, 1997 by and among the Lenders from time to time parties thereto, as Lenders, LaSalle National Bank, as Administrative Agent for the Lenders and Collateral Agent for the Lenders, and SECC Owner, as Borrower.

            106. "Lease" shall mean any lease, sublease, license, sublicense, concession, subconcession or other agreement granting the right to use or occupy between Mall I Owner or H/C I Owner and any Tenant pursuant to which a portion of the Tenant Space is demised, and all amendments, modifications and supplements thereto.

            107. "Legal Requirements" shall mean all present and future laws, ordinances, orders, rules, regulations and requirements of all Governmental Authorities, including, without limitation, all environmental requirements, and all orders, rules and regulations of the National and Local Boards of Fire Underwriters or any other body or bodies exercising similar functions, foreseen or unforeseen, ordinary as well as extraordinary.

            108. "Lido" shall have the meaning set forth in WHEREAS clause V.

            109. "Limited Common Areas" shall mean, collectively, the Mall I Limited Common Areas and the H/C Limited Common Areas.

            110. "Liquidated Damages" shall mean (a) all amounts collected pursuant to Third Party Warranties and (b) to the extent not included in such definition pursuant to clause (a) of this definition, any additional amounts defined as Liquidated Damages in the Bank Credit Agreement (as in effect on the date hereof).

            111. "Lot" shall mean any of the H/C I Space, the Mall I Space, the Phase II Land, the Mall II Space or the SECC Land.

            112. "LVSI" shall have the meaning set forth in the introductory clause.

            113. "Maintenance" shall mean, with respect to a particular Automobile Parking Area or Parking Access Easement Area, all general and extraordinary maintenance and repairs, replacements and restoration necessary to provide use and enjoyment of the same in accordance with the standards of First-class hotel/casinos, First-class restaurant and retail complexes and all applicable Legal Requirements as set forth in this Agreement. Maintenance shall include, but shall not be limited to, cleaning, sweeping, providing janitorial services, painting, re-striping, filling of chuckholes, repairing and resurfacing of curbs, sidewalks and roadbeds, maintaining irrigation and drainage systems, removing debris and trash, undesirable weeds and vegetation, maintaining signs, markers, lighting and other utilities, maintaining fencing and landscaping, if any, and any other work reasonably necessary or proper to maintain the easement in good, clean and sanitary condition and repair. In addition, with respect to easement areas for roadway or vehicular access, such maintenance shall meet all standards promulgated by Clark County applicable to similar roadways or vehicular access ways held or controlled by Clark County.

            114. "Mall I Airspace" shall have the meaning set forth in WHEREAS clause M.

            115. "Mall I Airspace/Ground Lease" shall have the meaning set forth in WHEREAS clause N.

            116. "Mall I Encroachment" shall have the meaning set forth in
Section 2 of Article III.

            117. "Mall I Improvements Buffer Zone Encroachment" shall have the meaning set forth in Section 3(a) of Article I.

            118. "Mall I Lease" shall have the meaning set forth in WHEREAS clause P.

            119. "Mall I Limited Common Areas" shall mean the areas depicted on Exhibit P.

            120. "Mall I Owner" shall have the meaning set forth in WHEREAS clause Q.

            121. "Mall I Owner's Common Area Charge Obligations" shall have the meaning set forth in Section 3(d) of Article V.

            122. "Mall I Owner's Share" shall have the meaning set forth in
Section 3(a) of Article V.

            123. "Mall I Owner's Tax and Insurance Share" shall have the meaning set forth in Section 1(b) of Article VI.

            124. "Mall I Pass-through Areas" shall mean the areas and all buildings, structures, equipment and facilities located thereon or therein as depicted on Exhibit K.

            125. "Mall I Space" shall have the meaning set forth in WHEREAS clause Q.

            126. "Mall II Owner" shall have the meaning set forth in WHEREAS clause Y.

            127. "Mall II Space" shall have the meaning set forth in WHEREAS clause W.

            128. "Mall Property" shall mean all inventory, trade fixtures, furniture, furnishings, equipment and signs which are installed or placed by H/C I Owner at the Mall I Space or installed or placed by Mall I Owner or any Tenant at the Mall I Space.

            129. "Mall Release Date" shall have the meaning set forth in the FADAA.

            130. "Material Adverse Effect" means with respect to any given Owner and its Lot any event or condition that has a material adverse effect upon (i) the business operations of such Owner, taken as a whole, the Lot of such Owner together with any improvements constructed therein or thereon, taken as a whole, the assets of such Owner, taken as a whole, or the condition (financial or otherwise) of such Owner, taken as a whole, (ii) the ability of such Owner to perform any of its material obligations under any Mortgage encumbering its Lot or any documents executed by such Owner in connection therewith, (iii) the enforceability, validity, perfection or priority of the lien of any

Mortgage encumbering its Lot or any documents executed by such Owner in connection therewith or (iv) the value of the Lot of such Owner together with any improvements constructed therein or thereon (or of any Mortgagee's interest therein) or the operation thereof.

            131. "Material Alteration" shall have the meaning set forth in
Section 7(d) of Article V.

            132. "Material Amortization Date" means the 20th anniversary of the "Service Commencement Date" (as such term is defined in the Initial ESA's).

            133. "Material Default Termination Date" shall have the meaning set forth in Section B, subsection 3(b) of Article II.

            134. "Metering Equipment" shall have the meaning set forth in the Initial ESA's.

            135. "Minimum Parking Standards" shall have the meaning set forth in
Section 3(a) of Article VII.

            136. "Mortgage" shall mean each and every mortgage or deed of trust which may now or hereafter be placed by or for the benefit of any Party to this Agreement on its interest in the real property and improvements owned by such Party and which is subject to this Agreement, and all increases, renewals, modifications, consolidations, replacements and extensions thereof. In addition, so long as the Tranche A Commitment Letter executed in connection therewith is in effect, GSMC shall be deemed a Mortgagee of the Phase I Mall for all purposes hereunder.

            137. "Mortgage Notes" shall have the meaning set forth WHEREAS clause H.

            138. "Mortgage Notes Indenture" means the indenture relating to the Mortgage Notes.

            139. "Mortgage Notes Indenture Trustee" shall mean First Trust National Association or any successor entity serving as trustee thereunder.

            140. "Mortgagee" shall mean, with respect to any Lot, the holder of any Mortgage (or any agent or trustee acting on its behalf) encumbering that Lot, which holder may not be a Competitor, but may be an Affiliate of an Owner; provided, however, that no such Affiliate holding a Mortgage shall be entitled to the benefit of any of the Mortgagee protection provisions set forth in this Agreement, including without limitation Section 4 of Article XIV; and provided further that, notwithstanding the foregoing, the Mortgage Notes Indenture Trustee shall at all times constitute a Mortgagee with respect to any Lot then encumbered by a Mortgage in favor of the Mortgage Notes Indenture Trustee.

            141. "New Electric Substation" shall have the meaning set forth in Section A, subsection 2(a) of Article II.

            142. "New H/C I Owner" shall have the meaning set forth in Section 9 of Article XIV.

            143. "New HVAC Plant" shall mean a new central utility plant on the Phase I Land which plant would provide thermal energy (heating, ventilation and air-conditioning) to the Venetian (including the Phase I Mall), the Lido (including the Phase II Mall), and the SECC.

            144. "New HVAC Plant Percentage" means, with respect to a Serviced Owner, the "Proportionate Share," as such percentage is calculated in Section
4.1 and Schedules 4.1(A) and 4.1(B) of the respective Qualifying ESA.

            145. "New Owner" shall have the meaning set forth in Section 9 of
Article XIV.

            146. "New Serviced Owner ESA" shall have the meaning set forth in Section B, subsection 2 of Article II.

            147. "Opening Date" shall have the meaning set forth in the FADAA.

            148. "Operating Expense Statement" shall have the meaning set forth in Section 3(e) of Article V.

            149. "Owner" means H/C I Owner, Mall I Owner and SECC Owner and their respective successors and assigns.

            150. "Parking Access Easement" shall have the meaning set forth in Section D, subsection 4(a) of Article II.

            151. "Parking Rules and Regulations" shall have the meaning set forth in Section 7 of Article VII.

            152. "Parking Spaces" shall mean parking spaces in the Phase I Automobile Parking Area.

            153. "Party" and "Parties" shall mean an Owner and Owners.

            154. "Pass-through Areas" shall include without limitation (a) all walkways, streets, rights of way, roads, entries, sidewalks, paths, alleyways, bridges, pedestrian bridges, water features, plazas, parks, atrium service ways, public restrooms, buildings, structures and Automobile Parking Areas located on the Phase I Land or within the Base Building and/or on the SECC Land or within the SECC and (b) all elevators, escalators and similar mechanical conveyancing devices, and all other equipment and facilities located in or on such areas, and shall comprise (i) H/C Pass-through Areas, (ii) Mall I Pass-through Areas and (iii) SECC Pass-through Areas.

            155. "Permanent Buffer Zone Encroachment Easements" shall have the meaning set forth in Section 3(c)(iii) of Article I.

            156. "Permitted Maintenance" shall have the meaning set forth in
Section 1(a) of Article V.

            157. "Permitted Use" shall mean each of the respective uses specified in Section 1 of Article III and Sections 1 and 2 of Article IV.

            158. "Permittee" shall mean, with respect to any Owner and each Tenant of an Owner, their respective agents, licensees, invitees, employees, customers, contractors, subcontractors, tenants, subtenants and concessionaires.

            159. "Person" shall have the meaning set forth in Section 3(a) of
Article XIV.

            160. "Phase I Automobile Parking Area" means the parking structure to be located on the southern portion of the Phase I Land, in the general location labeled as the "South Garage" on the Site Plan depicted on Exhibit U.

            161. "Phase I Garage Opening Date" shall have the meaning set forth in Section 4(a) of Article I.

            162. "Phase I Hotel/Casino" shall mean any hotel/casino together with any other buildings and improvements from time to time located on and/or in the H/C I Space.

            163. "Phase I Land" shall have the meaning set forth in the second WHEREAS clause and as described in Exhibit A-1 attached hereto and made a part hereof.

            164. "Phase I LLC" shall have the meaning set forth in the introductory clause.

            165. "Phase I Mall" shall have the meaning set forth in WHEREAS clause Q.

            166. "Phase II Automobile Parking Area" shall have the meaning set forth in Section 1 of Article VII.

            167. "Phase II Hotel/Casino" shall mean any hotel/casino together with any other buildings and improvements from time to time located on and/or in the H/C II Space.

            168. "Phase II Land" shall have the meaning set forth in the second WHEREAS clause and as described in Exhibit A-2 attached hereto and made a part hereof.

            169. "Phase II LLC" shall have the meaning set forth in WHEREAS clause V.

            170. "Phase II Mall" shall have the meaning set forth in WHEREAS clause W.

            171. "Phase II Parking Opening Date" shall have the meaning set forth in Section 3(a) of Article VII.

            172. "Phase II Resort" shall have the meaning set forth in Section 3(b) of Article III.

            173. "Plans" shall mean the plans and specifications for the entire Venetian as more particularly described in the FADAA.

            174. "Predevelopment Agreement" shall have the meaning set forth in Section C, subsection 2 of Article VIII and in Exhibit T attached hereto and made a part hereof.

            175. "Preliminary Parking Plan" shall have the meaning set forth in
Section 2 of Article VII and as depicted in Exhibit S attached hereto and made a part hereof.

            176. "Qualifying ESA" means, with respect to an Owner, the ESA which such Owner has entered into with the HVAC Operator in accordance with the terms hereof. Each of the Initial ESA's shall constitute "Qualifying ESA's" for purposes of this Agreement.

            177. "REA" shall have the meaning set forth in Section 14 subsection
(b) of Article XVII.

            178. "Recorder's Office" means the office of the County Recorder of Clark County, Nevada.

            179. "Replacement HVAC Plant Plan" shall have the meaning set forth in Section B, subsection 4(a) of Article II.

            180. "Requesting Warranty Owner" shall have the meaning set forth in
Section 5 of Article I.

            181. "Retail Annex Land" shall have the meaning set forth in WHEREAS clause M.

            182. "Revised H/C I Space" shall have the meaning set forth in
Section 3(a) of Article I.

            183. "Revised Mall I Space" shall have the meaning set forth in
Section 3(a) of Article I.

            184. "Rights and Obligations" shall have the meaning set forth in
Section 1 of Article XIV.

            185. "Sale and Contribution Agreement" shall have the meaning set forth in WHEREAS clause U.

            186. "Sands Exposition and Convention Center" or "SECC" shall have the meaning set forth in WHEREAS clause D.

            187. "Scheduled Termination Date" means, with respect to any HVAC Operator, the scheduled last date of the term under the Qualifying ESA's, as such date may be extended in accordance with the terms thereof and hereof.

            188. "SECC Alterations" shall have the meaning set forth in Section 1(c) of Article III.

            189. "SECC Pass-through Areas" shall mean the areas and all buildings, structures, equipment and facilities located thereon or therein as depicted on Exhibit K.

            190. "SECC Land" shall have the meaning set forth in the second WHEREAS clause C and as described in Exhibit B.

            191. "SECC Owner" shall have the meaning set forth in WHEREAS clause Y.

            192. "SECC Owner Parking Maintenance and Repairs" shall have the meaning set forth in Section 3 of Article IX.

            193. "SECC Owner's Common Area Charge Obligations" shall have the meaning set forth in Section 3(d) of Article V.

            194. "SECC Owner's Share" shall have the meaning set forth in
Section 3(b) of Article V.

            195. "SECC Party Wall" shall have the meaning set forth in Section 2(a) of Article III.

            196. "Secured Debt" shall have the meaning set forth in Section 3(c) of Article III.

            197. "Senior Loan Agreement" shall mean the Senior Loan Agreement, dated as of June 26, 1997 by and among the Lenders from time to time parties thereto, as Lenders, LaSalle National Bank, as Administrative Agent for the Lenders and Collateral Agent for the Lenders, and SECC Owner, as Borrower.

            198. "Senior Subordinated Notes" shall have the meaning set forth in WHEREAS clause I.

            199. "Serviced Owner" means each of H/C I Owner, Mall I Owner and SECC Owner. H/C II Owner and Mall II Owner also shall have the right to be admitted as Serviced Owners in accordance with Section B, subsection 2 of
Article II.

            200. "Shared Casino Facilities Plan" shall have the meaning set forth in Section B, subsection 1 of Article VIII.

            201. "Shared Facilities" shall have the meaning set forth in Section B, subsection 1 of Article VIII.

            202. "Shared Operations" shall have the meaning set forth in Part B,
Section 2 of Article VIII.

            203. "Shared Operations Plan" shall have the meaning set forth in Part B, Section 2 of Article VIII.

            204. "Subdivided Interest Holder" shall have the meaning set forth in Section 3(a)(i) of Article XIV.

            205. "Subdivision" shall have the meaning set forth in WHEREAS clause M.

            206. "Subdivision Date" shall have the meaning set forth in Section 1(a) of Article VI.

            207. "Substitute HVAC Operator" shall mean any HVAC Operator who enters into a new ESA with each of the Serviced Owners in accordance with
Section 3 of Article II.

            208. "Supporting Documentation" shall have the meaning set forth in
Section 3(e) of Article V.

            209. "Taking Authority" shall have the meaning set forth in Section 1 of Article XII.

            210. "Taking" shall have the meaning set forth in Section 1 of
Article XII.

            211. "Tax Escrow Account" shall have the meaning set forth in
Section 1(a) of Article VI.

            212. "Tax Year" shall mean each period from July 1 through June 30 (or such other fiscal period as may hereafter be adopted by Clark County, Nevada as the fiscal year for any tax, levy or charge included in Taxes), any part or all of which occurs during the Term.

            213. "Taxes" shall have the meaning set forth in Section 1(g) of
Article VI.

            214. "Temporary Parking Facilities" shall have the meaning set forth in Section 4(a) of Article I.

            215. "Temporary Parking Facilities Term" shall have the meaning set forth in Section 4(c) of Article I.

            216. "Temporary Parking Spaces" shall have the meaning set forth in
Section 4(a) of Article I.

            217. "Temporary Walls" shall have the meaning set forth in Section A, subsection 3 of Article VIII.

            218. "Tenant" shall mean any Person who is a party to a Lease, license, concession or other agreement granting the right to use or occupy space from Mall I Owner within the Mall I Space or H/C I Owner within the H/C I Space, as the case may be.

            219. "Tenant Space" shall mean any portion of the Mall I Space or the H/C I Space covered by a Lease or similar occupancy agreement.

            220. "Term" shall mean the period commencing on the Commencement Date through and including the Expiration Date or any earlier date on which the Term terminates pursuant to the provisions hereof or pursuant to law.

            221. "Test Date" shall have the meaning set forth in Section 4(a) of
Article I.

            222. "Third Party Warranties" means all warranties, guaranties and other claims arising out of breaches of contracts pertaining to the construction of the

Venetian; provided, however, that the term Third Party Warranties shall not mean claims arising out of the Adelson Completion Guaranty and arising out of claims under the Direct Construction Guaranty and the Indirect Construction Guaranty (as such terms are defined in the Bank Credit Agreement).

            223. "Tranche A Commitment Letter" shall have the meaning set forth in Section 4 of Article VIII.

            224. "Tranche B Commitment" shall have the meaning set forth in WHEREAS clause K.

            225. "Transferee" shall have the meaning set forth in Section 5(a) of Article XIV.

            226. "Transferor" shall have the meaning set forth in Section 5(a) of Article XIV.

            227. "Tri-Party Agreement" shall have the meaning set forth in the FADAA.

            228. "Trustee" shall have the meaning set forth in Section 1(f) of
Article VI.

            229. "Uninsured Loss" shall have the meaning set forth in Section 4 of Article XI.

            230. "Uninsured Loss Contribution" shall have the meaning set forth in Section 4 of Article XI.

            231. "User" shall have the meaning set forth in Section 3(b) of
Article III.

            232. "Utility Activity" shall have the meaning set forth in Section C, subsection 2(a) of Article II.

            233. "Utility Corridors" shall have the meaning set forth in Section B, subsection 2 of Article II.

            234. "Utility Equipment" shall have the meaning set forth in Section C, subsection 2(a) of Article II.

            235. "Venetian" shall have the meaning set forth in the fifth "WHEREAS" clause.

            236. "Warranty Owner" shall have the meaning set forth in the
Section 5 of Article I.

                              SCHEDULE III

                     Parking Rules and Regulations

            1. Persons using either the Phase I Automobile Parking Area or the Phase II Automobile Parking Area, as the case may be, for parking (each a "User") pursuant to the easement created under the Amended and Restated Reciprocal Easement, Use and Operating Agreement to which these rules and regulations are attached (the "REA": capitalized terms used herein without definition shall have the meanings assigned to them in the REA) shall comply with any parking identification system established by H/C I Owner with respect to the Phase I Automobile Parking Area or H/C II Owner with respect to the Phase II Automobile Parking Area (each, an "Owner of the Parking Structure Site"), as the case may be, or its parking operator; provided that in no event shall such parking identification system deprive any Owner of its Minimum Parking Standards nor shall the conduct of its business in accordance with the terms of the REA be adversely affected. Such a system may include the validation of visitor parking, at the validation rate applicable to visitor parking from time to time as set by the Owner of the Parking Structure Site or its parking operator in accordance with the provisions of the REA. Parking stickers, parking cards, or other identification devices supplied by the Owner of the Parking Structure Site shall remain the property of the Owner of the Parking Structure Site. Such devices must be displayed as requested and may not be mutilated in any manner. Each User shall pay a reasonable deposit to the Owner of the Parking Structure Site or its parking operator for each such device issued to it. Such deposit shall be paid at the time the device is issued and shall be forfeited if the device is lost. Such deposit shall be returned without interest at the time the User holding the device ceases to utilize the Parking Structure. Such devices shall not be transferable, and any such device in the possession of an unauthorized holder may be retained by the Owner of the Parking Structure Site and declared void. Upon the suspension or the termination of parking privileges, all parking identification devices supplied by the Owner of the Parking Structure Site shall be returned to the Owner of the Parking Structure Site.

            2. The Owner of the Parking Structure Site or its parking operator shall from time to time provide the Owners with the respective number of such devices reasonably requested in writing by the respective Owners of such Site, it being understood that the number of devices requested may exceed the respective number of Parking Spaces which such Owner is authorized to use pursuant to the REA; provided, however, that (a) if an Owner (and/or its tenants, employees or invitees), without the prior written consent of the Owner of the Parking Structure Site (or such Owner's parking operator), at any time uses the devices to occupy more than the number of Parking Spaces then authorized to be used by said Owner (and/or its tenants, employees or invitees) pursuant to the REA, thereafter the Owner of the Parking Structure Site shall have the right to confiscate from such Owner the number of devices equal to the number of Parking Spaces by which such Owner's occupancy exceeded the number of Parking Spaces then authorized to be used by the Owner (and/or its tenants, employees or invitees) pursuant to the REA.

            3. Loss or theft of parking identification devices must be reported immediately to the Owner of the Parking Structure Site or its parking operator, and a report of such loss or theft must be filed by the User at that time. Any parking identification device reported lost or stolen that is found on any unauthorized vehicle will be confiscated and the illegal holder will be subject to prosecution.

            4. User shall obey all signs and shall park only in areas designed for vehicle parking within painted stall lines. Parking Spaces are for the express purpose of parking one automobile per space. Parking Spaces shall be used only for parking vehicles no longer than full-sized passenger automobiles. All directional signs and arrows must be observed, and all posted speed limits for the Parking Structure shall be observed. If no speed limit is posted for an area of the Parking Structure, the speed limit shall be five (5) miles per hour. Users shall not permit any vehicle that belongs to or is controlled by a User, its agents, employees, invitees, licensees and visitors, to be loaded, unloaded or parked in areas other than those designated by the Owner of the Parking Structure Site or its parking operator for such activities. No maintenance, washing, waxing or cleaning of vehicles shall be permitted in the Automobile Parking Areas. The Automobile Parking Areas shall not be used for overnight or other storage for vehicles of any type. Each User shall park and lock his or her own vehicle.

            5. Except as otherwise provided in the REA, the Owner of the Parking Structure Site reserves the right to modify, redesign or redesignate uses permitted in the Automobile Parking Areas or any portion thereof, to relocate Parking Spaces from floor to floor, and to allocate Parking Spaces between compact and standard sizes from time to time, as long as the same comply with applicable Legal Requirements, do not adversely impact any Owner or the conduct of its business, and do not deprive any Owner of its Minimum Parking Standards. Reserved Parking Spaces shall be clearly and prominently marked as such by the Owner of the Parking Structure Site. Neither the Owner of the Parking Structure Site nor its parking operator shall be liable or responsible for the failure of Users to observe such markings or to obey other rules and regulations, agreements, laws or ordinances applicable to the Automobile Parking Areas. Without limiting the generality of the foregoing, the Owner of the Parking Structure Site shall not be obligated to tow any violator's vehicle, or to take any other action on account of any such failure.

            6. The Owner of the Parking Structure Site shall be solely responsible for the Maintenance (as such term is defined in the REA) and operation of the applicable Automobile Parking Area. Without limiting the generality of the foregoing, the Owner of the Parking Structure Site shall at all times maintain all gates, elevators, lighting, electrical and exhaust systems, alarms, and sprinklers in good working order.

            7. The Automobile Parking Area shall be accessible 24 hours a day. After normal business hours, the Automobile Parking Area may be protected by security gates operated by access cards in order to maintain the security of the Automobile Parking Area.

            8. H/C I Owner and/or H/C II Owner, as the case may be, may enter into agreements from time to time with the other Owners restricting the rights of employees of Tenants of such other Owners to park in the Automobile Parking Areas.

            9. Nothing set forth in these Parking Rules is intended to deprive any Owner of its Minimum Parking Standards. Any conflict between any provision of these Parking Rules and any provision of the REA shall be resolved in favor of the REA.